                          APPRAISAL OF REAL PROPERTY

                  THE ASSETS OF ROCKEFELLER CENTER PROPERTIES
                              AND RCP ASSOCIATES
                       THAT CONSTITUTE THE REAL PROPERTY
                              COLLATERAL HELD BY
                      ROCKEFELLER CENTER PROPERTIES, INC.



                                     AS OF

                               DECEMBER 31, 1994

                                 prepared for:

                      ROCKEFELLER CENTER PROPERTIES INC.
                          1270 AVENUE OF THE AMERICAS
                              NEW YORK, NY 10020



                                 prepared by:

               DOUGLAS ELLIMAN APPRAISAL AND CONSULTING DIVISION
                               909 THIRD AVENUE
                           NEW YORK, NEW YORK  10022



                                (212) 350-2250

                             TABLE OF CONTENTS

                                                                        PAGE
TRANSMITTAL LETTER

PURPOSE OF APPRAISAL....................................................  1
PROPERTY RIGHTS APPRAISED...............................................  1
LEGAL DESCRIPTION.......................................................  1
PREVIOUS APPRAISAL......................................................  2
DEFINITION OF MARKET VALUE..............................................  3
REGIONAL DEMOGRAPHICS...................................................  4
MIDTOWN MANHATTAN OFFICE MARKET ANALYSIS................................ 13
MIDTOWN MANHATTAN RETAIL MARKET OVERVIEW................................ 32
SCHEDULE - RETAIL LEASE COMPARABLES..................................... 35
SITE PLAN............................................................... 40
PROPERTY DESCRIPTION.................................................... 41
LOCATION MAP............................................................ 45
LOCATION ANALYSIS....................................................... 46
ZONING.................................................................. 55
ASSESSED VALUATION AND REAL ESTATE TAXES................................ 56
HIGHEST AND BEST USE ................................................... 60
VALUATION PREMISE....................................................... 61
SALES COMPARISON APPROACH............................................... 62
INCOME CAPITALIZATION APPROACH.......................................... 74
CORRELATION AND FINAL VALUE ESTIMATE ...................................108

ADDENDUM

  NBC AGREEMENT FOR EXTENDED AND EXPANDED OCCUPANCY OF SPACE
  CERTIFICATE OF VALUE
  LIMITING AND CONTINGENT CONDITIONS

        [DOUGLAS ELLIMAN APPRAISAL AND CONSULTING DIVISION - LETTERHEAD]


                                                January 11, 1995



Mr. Richard M. Scarlata
President & Chief Executive Officer
Rockefeller Center Properties, Inc.
1270 Avenue of the Americas
24th Floor
New York, NY  10020



Dear Mr. Scarlata:

     Pursuant to your request, this report provides our estimate of value as of December 31, 1994 for the assets of Rockefeller Center Properties and RCP Associates (the Partnerships), that constitute the real property collateral held by Rockefeller Center Properties, Inc. (hereinafter referred to as Rockefeller Center) as security for its $1.3 billion participating mortgage loan.

     Rockefeller Center Properties, Inc. (RCPI) made a participating convertible mortgage loan in the face amount of $1.3 billion to the Partnerships. The loan is secured by, among other assets, the real property interests owned by the Partnerships in the land and buildings known as Rockefeller Center.

     This report serves as an update to our previous full narrative appraisal report which provided a value for the subject property as of December 31, 1993. We understand this report will be filed with the Securities and Exchange Commission and will be publicly available as a result. We also understand that this report will be made available to shareholders upon request.

     Rockefeller Center, which occupies the major portion of the area bounded by Avenue of the Americas (Sixth Avenue), Fifth Avenue, and 48th to 51st Streets, is improved with the following structures:

                                                                                        Height      Gross       Rentable
                                                                  Year     Building     in         Area(1)       Area(1)
Address                                 Name                     Built     Number       Stories   (Sq.Ft.)      (Sq.Ft.)
-------                                 ----                     -----     --------     -------    ------       --------
30 Rockefeller Plaza           GE/GE West                         1933       1/9        69      2,724,055      2,027,466
610 Fifth Avenue               La Maison Francaise                1933         2         9        135,447        104,794
620 Fifth Avenue               British Empire                     1933         3         9        135,526        102,669
1 Rockefeller Plaza            ----                               1937         5        35        547,654        470,729
630 Fifth Avenue               International                      1935         6        39      1,270,928      1,034,139
50 Rockefeller Plaza           Associated Press                   1938         7        15        513,110        400,483
1230 Ave. of the Americas      Paramount Publishing            1940/55      8/14        21        713,664        600,396
30 Rockefeller Plaza           NBC Studio                         1933        99        10            (2)        384,592
1270 Ave. of the Americas      ----                               1932        10        31        460,911        389,051
10 Rockefeller Plaza           ----                               1939        11        17        398,199        291,495
600 Fifth Avenue               ----                               1950        17        30        373,877        355,312
1260 Ave. of the Americas      Radio City Music Hall              1932        18        10            (3)            (3)
Miscellaneous Retail (4)                                                                           N/A            28,421
                                                                                                ---------      ---------

                                                                                     Total      7,300,371      6,189,547

NOTES:

(1) Includes office, retail & storage.
(2) Included within the gross area for the GE Building.
(3) 6,200 seats.  Income & expenses for Music Hall not reflected in this report.
(4) Includes Sunken Plaza, Subway concourse, Hurley's & Lindy's Restaurants.

      This report is based upon a complete review of the financial information provided to us as well as a physical inspection of the premises. In addition, in the preparation of this report we:

      1. Updated our study of existing conditions and anticipated future trends for the Midtown Manhattan office market, focusing particular attention on quality buildings. Within this context, we noted and analyzed the amount of leasing completed within Midtown Manhattan during 1994. This year represented the third straight year of positive net absorption with a total of 3.2 million square feet absorbed in Midtown. This translates into a current vacancy rate of 13.5%, the lowest reported rate since the first quarter of 1989. Most importantly, we noted that Rockefeller Center's specific submarket has a current vacancy rate of 10.9% versus the year-end 1993 rate of 12.8%.

      2. Analyzed recent transactions which have occurred subsequent to our last valuation involving the sale of large quality office buildings for the purpose of comparison with the property under review. We noted that several more sales have taken place (see sales comparable approach section) in 1994 since our appraisal dated December 31, 1993, and at least three sales involved investment-grade properties with transaction prices above $220 per square foot.

      3. Reviewed summaries of new leases as provided by Management which were concluded since our December 31, 1993 report.

      4. Reviewed the capital costs associated with the property inclusive of tenant concessions and building improvements.

      5. Considered the three approved methods in the valuation of real estate, namely the Cost, Sales Comparison and Income Approaches. Primary emphasis was given to the Income Approach as this is the methodology most often employed by purchasers of this type of property.

      Institutional investors typically evaluate properties on either a 10 or 15-year holding period basis. Given the size and intricacies of Rockefeller Center as a real estate investment, it is our opinion that an investor would analyze the property over various holding periods in order to reflect for the anomalies of tenant turnover and concurrent capital expenditures. Therefore, although we placed greatest weight on the 12 through 15 year holding periods given that investors in properties such as Rockefeller Center typically anticipate a holding period longer than 10 years, we have provided a weighted average net present value based upon six holding periods as utilizing various holding periods provides a more accurate indication of market value. As a result, the cash flows before financing in each year of a 16-year projection period were estimated for calendar year 1995 through 2001. The gross resale value is estimated by capitalizing at an appropriate rate the net operating income in the year following the holding period of the cash flow. The cash flows plus the reversion are then discounted on an annual basis to a present value using a pre-tax market rate of return.

      It should be noted, that in our discounted cash flow analysis, we utilized a real estate model developed by The Realtech Group. Results were generated by the model based on our market, economic, leasing and other real estate assumptions. Our assumptions as well as tenant lease data current through November 30, 1994 were entered into the model by the above mentioned firm. We have verified a representative sampling of the individual tenant cash flows and believe that all of the input is correct.

      The Rockefeller Center complex is measured on the basis of the 1968 Real Estate Board of New York Standard, with loss factors in the order of 10% to 13%. A remeasurement of the complex in accordance with current industry norms was completed in 1992. Current measurement standards typically provide for a 25% add-on to usable area and a 20% loss factor. While the exact increase in measured area varies by building, in general, we have been advised by Management that the remeasurement has increased the expression of overall rentable area at the Center by approximately 19%.

      New leases have been written on the basis of the remeasured square footage while renewal leases continue to reflect the 1968 measurements. The Center's recent leasing experience has not supported the assumption that the remeasurement would result in an overall increase in rental income. As a result, for the purposes of this analysis we have taken a conservative approach and assumed that the face rent for new and renewal leases is roughly equivalent on a standardized per square foot basis.

      Since our appraisal as of December 31, 1993, the on-going capital improvement program has continued with over $307.8 million spent to-date. The Global Control Center, which centralizes the control and maintenance of all mechanical systems including elevators, is unique in New York City to Rockefeller Center. The continued restoration and renovation work being done throughout the complex is of the highest quality. The owners are maintaining Rockefeller Center as a "trophy" property.

      The Center's extensive capital improvement program is evident of Management's long range approach. Both the cosmetic and mechanical improvements support value enhancement of the complex over the long term. In our opinion, these expenditures are sound investments and will help to insure that the Rockefeller Center buildings remain competitive among quality buildings well into the future.

      As a result of Management's strong commitment to the property, as well as its premier Midtown location, office space at Rockefeller Center continues to rival Manhattan's newer commercial developments. This is evidenced by the Center's current occupancy rate which is approximately 90%. In contrast, recent surveys indicate that the overall vacancy rate for prime Midtown office buildings as a whole is approximately 13.5% as of January 1, 1995.

      In 1994 Rockefeller Center had leases expiring which account for almost
2.9 million square feet of space. Negotiations for renewal have been conducted with many of these tenants, particularly the largest ones. To-date, renewals have been or are close to being concluded with tenants comprising over 2.2 million square feet.

      It is also important to note Management's 1988 agreement with the National Broadcasting Company (NBC) for the extension and expansion of its facilities at Rockefeller Center. The agreement assures NBC's lease commitment for almost 20% of the Center's total net rentable area through September, 2022. In addition, NBC has a call upon some 387,000 square feet of contiguous space. The option on 109,000 square feet of this space has already been exercised, and we assume the option on the balance of the space will be exercised. NBC also has another option for 523,000 square feet of contiguous space but because of possession problems and conflicting options held by other tenants, we do not assume this second option will be exercised. In effect, the NBC agreement virtually assures that this prestigious and financially sound corporation will remain as an "anchor" in the Rockefeller Center complex.

      NBC has also opened its new 9,353 square foot state-of-the-art broadcast studio in 10 Rockefeller Plaza at the corner of 49th Street. Completion of the new "windows on the world" studio, in which the Today Show and NOW are filmed, occurred this summer and has thus far generated more than anticipated pedestrian traffic for Rockefeller Center. This extraordinary landmark production facility has its windows literally open to the streets of New York. At a cost of $13 million to NBC (with an additional $1.1 million in landlord's contribution), this further indicates NBC's commitment to Rockefeller Center.

      In light of the aforementioned, we are of the opinion that the fair market value of Rockefeller Center as of December 31, 1994, is:

                  ONE BILLION TWO HUNDRED AND FIFTY MILLION DOLLARS

                                   ($1,250,000,000)

      which is equivalent to approximately +$202 per square foot, based on a total rentable area of 6,189,547 square feet.

      The report that follows this letter of transmittal contains data and graphics in support of our valuation estimate. Particular focus is upon those market factors which caused us to modify assumptions since our previous report which in turn impact our opinion of the property's market value.

      This report is subject to all the Limiting and Contingent Conditions attached hereto and made part thereof. We certify that to the best of our knowledge and beliefs the statements contained herein are true and correct. The reported analyses, opinions and conclusions are our personal unbiased professional analyses, opinions and conclusions. This report has been prepared in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. We have no present or contemplated future interest in the property and our compensation is not contingent on any action or event resulting from the conclusions in, or the use of, this report.

      The Appraisal Institute conducts a voluntary program of continuing education for its designated members. MAI's and RM's who meet the minimum standards of this program are awarded periodic educational certification. We are certified under this program.

      As of the date of this report, Abram Barkan has completed the requirements under the continuing education program of the Appraisal Institute. New York State conducts a licensing program for qualified appraisers under the auspices of the Department of State Division of Licensing Services. Sharon Locatell has completed this licensing program and is a duly Certified General Appraiser (#46000007350), as is Abram Barkan (#46000020763).

      We trust this report will serve your purpose and that you will call upon us if there are any items in the report which require further clarification.


                                                Respectfully submitted,


                                                /s/ Abram Barkan, MAI

                                                Abram Barkan, MAI
                                                Chairman



                                                /s/ Sharon Locatell

                                                Sharon Locatell
                                                Director

                              PURPOSE OF THE APPRAISAL

      The purpose of this appraisal is to arrive at an opinion of the market value of the subject property based upon a personal inspection of the site and giving full consideration to all factors which bear on or affect value, as of the date of the report, giving due regard to zoning, utility, location, and the present and potential use of the property being appraised. We understand that this report is to be filed with the Securities and Exchange Commission and will be publicly available as a result. The report will also be made available to the stockholders of Rockefeller Center Properties, Inc.


                              PROPERTY RIGHTS APPRAISED

      When all or part of a property is leased to others, the owner of the property holds a leased fee interest in the property. The market value of the subject property is being estimated as a leased fee interest. Leased Fee Interest is defined by the Appraisal Institute as:

      "An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; the rights of the lessor or leased fee owner and leased fee are specified by contract terms contained within the lease."

      The market value of the subject premises is also being estimated as a leasehold interest, subject to existing ground leases and the New York City Industrial Development Agency (IDA) overlease.

                                  LEGAL DESCRIPTION

      The real property assessor's tax block and lot designation is typically used in place of a standard metes and bounds legal description for identifying properties in New York City. The subject property has been designated by the New York City Bureau of Real Property Assessment as Section 5; Block 1264, Lots 5 and 30; Block 1265, Lots 1(1) and 71; Block 1266, Lot 1 (exclusive of Radio City Music Hall).


--------------------

1 In order to accomplish the NBC transactions, the three buildings known as the GE Building, the Studio Building and the GE West Building have been converted to condominium ownership. As part of this process, new tax lots with separate assessed values have been established for these buildings. For the purposes of this report, however, we are reflecting these separate lots as a group in Block 1265, Lot 1.

                                 PREVIOUS APPRAISAL

      This appraisal represents an update of our full narrative appraisal of Rockefeller Center as of December 31, 1993. The final value conclusion we reported as of December 31, 1993 was $1,150,000,000. Rockefeller Center has increased in value by approximately 8.7% from the last valuation date due primarily to two factors. The first of which involves a dramatic decline in Rockefeller Center's applicable real estate tax assessment, as well as a decline in the 1994/95 Class IV real estate tax rate. The result of these factors has lead to an 11% reduction in real estate taxes for the property. The second reason for the increase in value is related to the property's success in renewing or leasing approximately 500,000 square feet since our last appraisal date.

                             DEFINITION OF MARKET VALUE

      The definition of market value taken from the Uniform Standards of Professional Appraisal Practice (USPAP) of the Appraisal Institute, is as follows:

      "Market value is the most probable price which a specified interest in real property is likely to bring under all of the following conditions:

      1.    Consummation of a sale as of a specified date.

      2.    Open and competitive market for the property interest appraised.

      3.    Buyer and seller each acting prudently and knowledgeably.

      4.    Price not affected by undue stimulus.

      5.    Buyer and seller typically motivated.

      6.    Both parties acting in what they consider their best interests.

      7. Adequate marketing efforts made and a reasonable time allowed for exposure in the open market.

      8. Payment made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

      9. Price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

                           REGIONAL DEMOGRAPHICS


INTRODUCTION

      There are four interactive forces which affect the market value of real property: physical and environmental conditions, social trends, economic circumstances, and governmental controls and regulations. The constantly changing nature of these factors determine the supply and demand for real property which, in turn, determines its market value. This discussion will isolate and examine those economic trends in the New York City area which influence and create value in real estate. The following analysis examines key components of the New York City economy.

NEW YORK CITY:

      The City of New York is by far the nation's largest when measured by population, with 7.2 million residents. With a comparatively compact land area of 301 square miles in its five boroughs (Manhattan, Brooklyn, Queens, the Bronx, and Staten Island), the population is densely settled, at nearly 25,000 persons per square mile. While Manhattan historically has served as the hub of economic activity and real estate value, in the 1980's intensive development in the other boroughs occurred as well. However, with the advent of the recession, the 90's have seen a dramatic downturn in new development throughout Manhattan as well as the other boroughs.

POPULATION:

      The City gained an estimated 285,000 persons between 1980 and 1988 (0.5 percent per year), with 73 percent of the new residents taking occupancy in boroughs other than Manhattan. The rise in the City's population constitutes a vital shift in the pattern of net out-migration that afflicted New York during the 1970's. However, the rise in population experienced in the 80's has not continued to the same degree in the 90's.

      It has been predicted by the New York State Department of Commerce that population growth in New York City will be limited. Based on the figures below, from 1990 to 1995 the population of New York City will increase about 1.0% in total and from years 1995 to 2000 also approximately 1.0% in total.

--------------------------------------------------------------------------------


               ESTIMATES OF TOTAL POPULATION IN NEW YORK CITY,
                BY THE NEW YORK STATE DEPARTMENT OF COMMERCE


                              YEAR         POPULATION ESTIMATES
                              ----         --------------------
                              1990               7,180,000
                              1995               7,220,000
                              2000               7,261,000

                       SOURCE:  NYS Dept. of Commerce

--------------------------------------------------------------------------------


                                NEW YORK CITY
                      POPULATION PROJECTIONS 1990-2010


                                                                       Percent
                                                                       Change
                                                                       -------
                                                                      1990-2000-
                         1990         2000               2010         2000 2010
                     ----------     ----------       ----------     -----------
New York City         7,438,500      7,777,900        7,915,500     1.6%    1.7%
Bronx County          1,178,300      1,180,000        1,191,800     0.1%    1.0%
Queens County         1,971,600      2,051,200        2,092,400     4.0%    2.0%
Kings County          2,374,700      2,519,300        2,557,200     6.1%    1.5%
MANHATTAN             1,509,400      1,570,400        1,594,000     4.0%    1.5%
Staten Island           404,500        457,000          480,100     13.0%   5.0%

                 SOURCE: The New York City Transit Authority

--------------------------------------------------------------------------------

      According to the New York Transit Authority, New York City as a whole, will continue its rise in population through 2010. Manhattan's population is forecasted to reach 1,570,400 by 2000, and 1,594,000 by 2010. These forecasts are based upon the assumption of an increase in population of 2.0% for each five year period between 1990 and 2000, and an increase of 1.0% for each five year period between 2000 and 2010.

HOUSEHOLD INCOME:

      New York City has long been characterized by disproportionately large groups at the lowest and highest ends of the income spectrum. Although this economic pattern continues, the City's 12-year economic expansion saw an increase in the number of households earning between $25,000 and $75,000 per annum. Minorities' access to middle-class employment opportunities appeared to have decidedly improved. However, since the recession began in late 1989, many of these people have lost their jobs. According to the Port Authority of New York and New Jersey, there have been job losses totalling 660,000 or 8% of the New York Metropolitan area's work force during the past three years from 1990 through 1992. However, job growth has occurred in 1994, with 21,900 jobs added through October, 1994.

      As of June, 1994, New York City's average wage was $41,330 which is much higher than the regional wage of only $36,673. The premium in City wages is largely the result of the high concentration of such high-value industries as financial and business services. For instance, the average wage on Wall Street was $130,000 in 1993, while that in banking averaged $60,000. Business services like accounting and management had average wages of $54,000.

OVERALL EMPLOYMENT TRENDS AND ECONOMIC CONDITIONS

      The Regional Commissioner of the Bureau of Labor Statistics indicated that the region's job declines surpassed three-quarters of a million since the February, 1989 employment peak, wiping out nearly 70 percent of the growth during the 1980's. Further, the New York metropolitan region lost 101,000 jobs in the first six months of 1992. The pace of loss for this period is less than the 233,000 job decline in the first half of 1991, the most severe half-year loss in the current recession. Job loss slowed even more in 1993, and the region has gained jobs in 1994.

      According to the US Department of Labor, overall job gains for the period June, 1993 through June, 1994 totalled 21,900, a .58% increase. Reduced government employment has held down the rate of recovery in New York City's total jobs; private job growth advanced 0.9 percent, led by an expanding services sector and a 7% gain in securities employment. Job gains are expected to continue through 1995, albeit at a slow and steady pace.

      Although, a major redesign of the unemployment survey reduced the comparability of 1994 to past unemployment rates, some trends are noticeable. Clearly, the economy has begun to improve, with job losses declining both regionally and nationally, as indicated in the following chart. However, unemployment in New York City remains significantly above the national average. Unemployment for the New York region, as it compares to the Country as a whole, is detailed in the following chart.

--------------------------------------------------------------------------------

                  PERCENTAGE OF THE LABOR FORCE UNEMPLOYED


                                     1991    1992     1993        6/1994
                                     ----    ----     ----        ------
NEW YORK CITY                        8.6%    10.8%    10.5%         8.5%

NY/NJ METRO REGION                   7.2%    8.5%     7.6%          N/A

NORTHERN NEW JERSEY                  6.6%    8.4%     7.1%          7.5%

UNITED STATES                        6.7%    7.4%     6.4%          6.0%


Source:  Bureau of Labor Statistics

--------------------------------------------------------------------------------

      Unemployment rates in New York City have finally begun to ease, falling from 10.8% in January, 1994 to 8.5% as of June, 1994.

      Seldom has a region of America undergone such a profound economic transformation as the New York region. In one generation, the region's economy has moved from one fueled by factory production to one dominated by banking and finance, law and accounting, publishing and entertainment, advertising, insurance, telecommunications and advanced research in fields like pharmaceuticals and biotechnology. As a result, economists and business people generally agree that this region will benefit far more from the North American Free Trade Agreement (NAFTA) than its will be hurt by losing low-wage jobs to Mexico. Banks and Wall Street securities firms will probably benefit more from the pact than any other industry. This bodes well for the region's economy in that there are only 1.8 million workers employed by manufacturers out of the region's 12.6 million total workers. In contrast, the industries that can expect a boost from the trade agreement, including banks, insurance companies, and other service businesses, employ more than 4.8 million people. For the region's auto, textile, foundry, metal, and other production workers, job losses are inescapable. However, it is expected to be terrific for New York employment, so much of which revolves around finance. A vast assortment of professional service firms, from management consulting and public relations to law and marketing, are poised to seek new business in Mexico.

      The following chart indicates the number of workers employed by manufacturing or goods production versus business services, highlighting the region's changing job market.

--------------------------------------------------------------------------------

              REGIONAL EMPLOYMENT (000'S)- GOODS VS. SERVICES


                       TOTAL EMPLOYMENT         GOODS PRODUCTION          BUSINESS SERVICES
                        1988       1993          1988      1993           1988         1993
                        ----       ----          ----      ----           ----         ----
New York               8,215.1    7,673.5       1,591.6   1,235.6        6,623.5     6,438.2
New Jersey             3,673.4    3,405.8         844.4     617.1        2,829.0     2,788.7
Connecticut            1,679.8    1,486.8         454.9     338.3        1,224.9     1,148.5
Total Region          13,568.3   12,566.1       2,890.9   2,191.0       10,677.4    10,375.4

-------------------------

                  PERCENTAGE CHANGE BETWEEN 1988 AND 1993


              TOTAL EMPLOYMENT        GOODS PRODUCTION         BUSINESS SERVICES
              ----------------        ----------------         -----------------
NEW YORK              -6.6%                -22.4%                   -2.8%
NEW JERSEY            -7.3%                -26.9%                   -1.4%
CONNECTICUT           -11.6%               -25.6%                   -6.2%
TOTAL REGION          -7.4%                -24.2%                   -2.8%

      Geographically the largest losses have been in New York City, which has lost 310,200 jobs since the beginning of 1990. The major toll of losses, in terms of number of jobs, has been in the manufacturing and wholesale and retail trade segments of the economy, with the largest declines in terms of percentages being in the business services segment of the economy. The loss in employment by finance industries has accounted for less than 10% of the region's overall losses.

      Job losses in New York City during 1993 were expected to total 67,000, making the fourth straight year of job losses. The Port Authority has projected that the region would continue to fare worse than the Nation as a whole, as it has for the past five years. At least 90% of the job losses in the United States have occurred in the Northeastern states and in California. The agency's projection of job losses this year would amount to slightly less than 1% of the region's total 6.97 million jobs. After three years of shrinkage, the job base has already declined by more than 660,000 or 8%, from a peak of 7.62 million workers in 1989.


      In New York City, employment losses were most severe in 1991, when 180,700 jobs were lost, compared with a loss of 58,700 jobs in 1992 and a loss of 68,000 jobs in the first 9 months of 1993. The Port Authority's chief economist said that we were in a slow and uneven recovery that has translated into job growth in 1994. This slow growth is predicted to continue into 1995.

      Private sector wages in the region (inclusive of Northern NJ/NYC & NY suburbs) totalled $209.9 billion in 1993, an increase of 1.7% from 1992 in nominal terms. Regional wages gained 7.0 percent in 1992 as most year-end bonuses were received in 1992 in advance of the Federal Tax increase. This had the effect of deflating 1993 wage gains somewhat. Wage trends by geographic sector in 1993 were aligned closely with the job growth that took place in the region. Gains were led by Northern New Jersey, with a 2.2% increase, followed by wages growth of 1.5% in New York City. Total wages lagged in the New York Suburbs, reflecting the cutbacks in the better paying defense and computer sectors.

      Regional wages averaged $36,673, led by New York City with an average wage of $41,330. The premium in City wages is largely the result of the high concentration of such high-value industries as financial and business services. For instance, the average wage on Wall Street was $130,000 in 1993, while that in banking averaged $60,000. Business services like accounting and management had average wages of $54,000.

      The following table indicates employment trends in New York City and compares losses in employment by major industry (totaling approximately 75% of total non-agricultural employment). As indicated the largest losses have been in the trade and service sectors of the economy, while the only increases have been in health services employment.


                                  NEW YORK CITY EMPLOYMENT BY INDUSTRY

                                                                                Thru 9/30
                                1989        1990           1991        1992       1993
                                ----        ----           ----        ----     ---------
Trade                         630,200      608,300        565,300     547,900    534,900
F.I.R.E.                      530,600      513,600        494,400     477,200    469,700
Manufacturing                 359,500      337,500        307,800     293,100    292,300
Health Services               248,900      257,200        268,400     277,400    288,600
Business Services             265,100      251,700        219,000     208,700    205,900
Eat/Drinking Places           133,100      130,400        119,800     116,900    115,200
Government                    601,500      607,600        592,600     584,000    564,700

Total Nonagricultural
Employment                  3,553,100    3,372,400      3,313,700   3,245,700

(Source: U.S. Bureau of Labor Statistics)

--------------------------------------------------------------------------------

                                     JOB LOSSES SINCE 1989
                             NEW YORK CITY EMPLOYMENT BY INDUSTRY


                              NUMBER OF JOBS LOST        PERCENTAGE OF JOBS
                              SINCE YR-END 1989          LOST SINCE YR-END 1989

                              -------------------        ----------------------
Trade                          95,300                     15.1%
F.I.R.E.                       60,900                     11.5%
Manufacturing                  67,200                     18.7%
Health Services               +39,700                    +16.0%
Business Services              59,200                     22.3%
Eat/Drinking Places            17,900                     13.5%
Government                     36,800                      6.1%
Total Nonagricultural
Employment                    297,600                    10.75%

(Source: U.S. Bureau of Labor Statistics)
--------------------------------------------------------------------------------

      The revival of the securities industry in 1991 and 1992, was a precursor to the recovery of the general services market and the larger local economy. It was expected that continued growth in financial industry profits and employment would eventually spill-over to other sectors of the economy. However, the securities industry has witnessed a slowdown over the past several months.

      CRAINS NEW YORK BUSINESS had estimated that New York City would gain 20,000 jobs in 1994, which would have represented the first annual gain since 1988. This prediction was realized as of June, 1994 with New York City gaining 21,900 jobs. The local economy was aided by low inflation, wage gains, and increasing corporate profits. But the recovery has been and is predicted to continue to be slow and erratic. Most economists expect New York City to gain back approximately 100,000 jobs over the next four years. While this is a significant improvement over the job losses which have occurred every year since 1989, it still reflects a gain of less than one-third of the 375,000 jobs which were lost in New York City since the recession began.

      During the recession, private sector job losses created a ripple effect, which, in turn led to a major decline in real estate values in the New York metropolitan region. The national savings and loan crisis, the marked increase in real estate defaults and foreclosures, and the severe oversupply of space, accelerated this decline and resulted in severely restricted available credit. Developers and investors found it extremely difficult to finance new development or new acquisition, and even home mortgage lenders established much stricter underwriting requirements.

      In addition to the restricted availability of financing, changes in the tax laws limited new investment and development. In particular, the elimination of the capital gains deduction modified investor perspectives and contributed to the dramatic downturn in market activity.

      However, the beginnings of the economic recovery discussed previously, have ushered in a similar turnaround in commercial real estate, although it has also been and will continue to be slow. The year 1994 will be remembered as the year traditional investors and lenders re-entered the marketplace with many dollars chasing investor-grade properties. A continuation of this recovery is predicted to extend into 1995. However, the recovery is being tempered by continued cutbacks in employment and business consolidations are expected to be permanent with businesses learning to operate in a leaner and more economical fashion. Thus far, the lack of new construction over the past few years has helped the rebound in occupancy rates by focusing demand on the current available supply.

      Real estate began its recovery over the past year. In past cycles, a five year period elapsed before the market turned around and at least three years passed before it started to begin to show positive signs. Job cuts, consolidations and the large amount of new supply during this cycle should provide to lengthen the amount of time needed to begin a market rebound. This year has revealed that the recovery is on line with historical timing, but it will be a slow and steady process. Vacancy rates are still historically quite high in many of the City's submarkets, particularly Downtown. While, vacancy rates in Midtown Manhattan have declined to 13.5% with some markets such as the Rockefeller Center/Sixth Avenue corridor and the Park Avenue corridor reaching equilibrium at approximately 8-10%, negative absorption of office space continues in Downtown Manhattan. Job losses are still occurring due to business consolidations, failures, and mergers.

      Demographic considerations such as population, household income and employment forecasts directly and indirectly impact forecasted office space needs. It is our opinion that New York City, although not immune to experiencing recessionary times, over the long term represents an ultimately healthy and stable office location.

      The office of the New York State Comptroller released a report in November, 1993 stating that New York City was beginning a slow recovery after a 4-year recession that cut far deeper here than elsewhere in the nation. Many of the City's economists and business leaders agree that the downward economic drift has hit bottom, and recovery was expected to accelerate in 1994. This prediction was by and large correct. The City's rate of inflation averaged 2.1% during 1994, which was less than to the national rate of 3.0%. Thus, the inflation premium of doing business in the City , which has discouraged business expansion for decades, has been eliminated. Expectations in 1995 are for a continued recovery with declining vacancy rates and continued investor sales.

                 MIDTOWN MANHATTAN OFFICE MARKET ANALYSIS

GENERAL OVERVIEW

      New York City's real estate market, which began recovery in 1993, continued to increase the trend through 1994. Most investors and market participants are unanimous in their belief that, overall, 1994 was a good year, and Manhattan is finally in a recovery phase. This year will be remembered as the year both traditional investors and financing vehicles re-entered the marketplace. Several more sales have taken place (see sales comparable approach section) in 1994 since our appraisal dated December 31, 1993, and at least three sales involve investment grade properties with transaction prices above $220 per square foot.

      The Edward S. Gordon Company reported via their January, 1995 MIDTOWN OFFICE MARKET REVIEW, that Midtown Manhattan experienced a year-over-year as of December 31, 1994 net absorption of 3.2 million square feet. This is a 23% increase over 1993's total absorption of 2.6 million square feet, and represents the third straight year of increasing net absorption for Midtown. Since 1992, a total of 8 million square feet has been absorbed, bringing the availability to less than 26 million square feet. Overall vacancies for Midtown Manhattan as of year-end 1994 stood at 13.5% versus 1993's year-end figure of 15.2%. This is the lowest vacancy rate since the first quarter of 1989.


      Market demands for 1994 continued to offer benefit to building upgrades, but also witnessed the re-entering of traditional investors and financing vehicles. During 1993, most of the city's leasing represented tenants seeking upgrades in their space at attractive economics, while 1994 witnessed many deals which involved expansion space. The benefits to landlords of improving properties are real. Some recently renovated office properties inclusive of Rockefeller Center are 277 Park Avenue, 666 Fifth Avenue, 600 Third Avenue, 1251 Avenue of the Americas, 1211 Avenue of the Americas, 660 Madison Avenue and the Crown Building. Significant improvement in occupancy levels continue to follow major rehabilitative efforts in 1994.

      As of December 31, 1994, Midtown Manhattan had experienced total leasing activity of 16.227 million square feet of office space, which represents a gain of 13% from 1993 and the highest total since 1989.

      Considering the dearth of new construction and the improved leasing activity, as well as the general improvement in both the local and national economies, the office market is expected to continue its slow but healthy recovery and growth as the decade moves forward. The Korpacz Real Estate Investor Survey (2nd qtr 1994) reported a majority of survey participants indicated that they believe that now is the time to buy real estate with institutional investors planning on increasing their real estate holdings by 40% over the next three years. Investors are reportedly reasonably confident that national and regional economies can support the real estate revival. The Korpacz survey also states that there is reportedly "a tremendous amount of money chasing real estate investments, and deals are being made", with a resulting downward pressure on cap rates.

SUPPLY

      The Manhattan office market has historically been divided into three major sub-markets: Midtown, Downtown, and Midtown South. The Midtown office market is generally defined as the area between 32nd and 65th Streets, river to river. The downtown market can be broadly defined as all of Manhattan below Canal Street. The Midtown South market can be broadly defined as the area between 31st and Canal Streets, river to river. The subject property is situated within the Midtown market.

      Vacancy rates had been in the single digits from 1978 through 1988. The combination of new construction coming onto the market and the residual effects of the Wall Street crash pushed vacancy rates into the double digits beginning in 1989. The Midtown vacancy rate has shown slow but consistent improvement since the peak of 18.0% at year-end 1991. Historical vacancy rates for Midtown Manhattan are as follows:


                  --------------------------------------------
                          HISTORICAL VACANCY RATES
                              MIDTOWN MANHATTAN

                  1978                                    4.5%
                  1979                                    2.0%
                  1980                                    2.7%
                  1981                                    4.1%
                  1982                                    5.0%
                  1983                                    6.2%
                  1984                                    6.0%
                  1985                                    7.3%


                                       14


                  1986                                    8.5%
                  1987                                    8.6%
                  1988                                    9.8%
                  1/89                                   13.3%
                  6/89                                   14.2%
                 12/89                                   14.8%
                  6/90                                   15.1%
                 12/90                                   16.1%
                  6/91                                   17.3%
                 12/91                                   18.0%
                  5/92                                   17.9%
                  8/92                                   17.2%
                 12/92                                   16.8%
                  1/95                                   13.5%**

     Real Estate Board of New York (1978-12/92)
      ** SOURCE FOR 1/95: ES GORDON

     According to ES Gordon, Midtown Manhattan has an inventory of 191.5 million square feet of office space. Of this total, approximately 70% of the total space is located in Class A buildings and 30% is in Class B buildings. The largest three districts have the following totals: 31.4 million square feet are in the Grand Central District, 33.5 million square feet are in the Penn/Convention Center District, and 38.1 million square feet are in the Sixth/Rock Center District. Availability and vacancy as of January 1, 1995 for all districts is reported as follows:

      1/1/95 MANHATTAN OFFICE MARKET AVAILABILITY AND VACANCIES


                              4TH QTR\1994   SQUARE FEET
      AREA                    VACANCY        AVAILABLE
      East Side                8.8%          1.4 million
      Park Avenue              8.2           2.1 million
      Upper Fifth Avenue      18.0           3.8 million
      SIXTH/ROCK              10.9           4.1 million
      West Side               11.7           2.1 million
      Grand Central           20.6           7.0 million
      Penn/Convention         13.4           4.5 million
      Murray Hill             14.1           0.8 million
                              ----          ------------
                 TOTAL:       13.5%         25.8 million

Source:  Edward S. Gordon, Midtown Office Market Review

      The subject property's specific submarket is identified as the Sixth Ave/Rock Center District. Note that the Sixth Ave/Rock Center District had the third lowest vacancy rate at 10.9% as of the January 1, 1995. The district's current vacancy rate of 10.9% represents an increase as compared to second quarter 1994 when it stood at 8.6%. The district experienced a slight negative absorption as it put +780,000 square feet back on the market. The submarket experienced 340,000 square feet of leasing during the quarter but the overall absorption was a negative 440,000 square feet. The returned space is located in two Sixth Avenue buildings, 1251 and 1290 Avenue of the Americas. Kidder Peabody's sublease of 380,000 square feet at 1251 is available, as is 400,000 square feet in 1290 due to the relocation of Menswear Manufacturers to 1350 Avenue of the Americas and the consolidation of Deutsche Bank at 31 West 52nd Street.

      Despite the jump in available supply last month, the Sixth Avenue\Rock Center submarket continues to be one of the strongest segments within Midtown, with total leasing activity for the year at 3.459 million square feet. With no new construction planned, the supply is stagnant with additions limited to tenants giving up excess space, and migration out of the City. Although the rate of absorption in 1994 is not predicted to be sustainable over the short term, positive absorption should continue during the next few years ultimately leading to new construction.

DEMAND

      With very little new construction projected to enter the market in the next few years, the vacancy rate is expected to decline. Additionally, the economic recovery which is currently taking place should serve to increase future demand. Leasing activity is strong and running significantly above 1993's activity, and as opposed to most recent years, the majority of the activity involved large space users with some leases involving expansion space. During 1994, the 52 largest lease deals involved spaces greater than 100,000 square feet. The rush to make large deals was in-part driven by the perception that few large spaces remain available.

      Listed below are some of the major leases signed for space located within
Midtown:


      Tenant                  Building                              Space sf
      ------                  --------                              --------
      Donaldson, Lufkin &     277 Park Avenue                       767,000
          Jenrette
      Alliance Capital        1345 Avenue of the Americas           500,000
                                                          (expansion space)
      Viacom                  1633 Broadway                         500,000
      Sumitomo Bank           277 Park Avenue                       170,000
      SG Warburg              277 Park Avenue                       161,000
      Bear Sterns & Company   575 Lexington Avenue                  142,400
      Anderson, Kill Olink    1251 Avenue of the Americas           131,000
      News Corporation        1211 Avenue of the Americas           120,000
      Oxford Health Plans     1133 Avenue of the Americas           114,000
      General Media           277 Park Avenue                       84,000
      Daiwa Bank              666 Fifth Avenue                      70,894

      Leasing activity has been strong at a total of 16.227 million square feet, with positive net absorption for the entire city at +3.2 million square feet.
It should also be noted that, as opposed to 1993, expansion space deals were
consummated rather than pure renewals or bottom-fishing.   However, companies
have continued to add space to the market, albeit at a much reduced pace and amount.

      New York's growth market appears to have extended this year from reliance on foreign businesses. For the past few years the growth market in New York City was driven primarily by foreign banks. The City is home to 298 foreign
banks.   This surpasses London as the world's leading international banking center. There are more international banks in New York than in Los Angeles, Chicago, San Francisco, Houston, and Miami combined. Besides banks, more than 1,800 companies from 63 countries have established offices in New York and its suburbs. This year leasing activity was driven by a range of users both domestic and foreign. Law firms, accounting firms, communications, entertainment and tourism continue to bolster the economy and drive demand for office space. The communications industry has been particularly active this year and predictions are that they will continue to be a driving force in the real estate market. Viacom has leased 500,000 square feet in 1633 Broadway after expanding in its headquarters building at 1515 Broadway.

      In regard to continued demand, the big question is the depth of the apparent recovery. Leasing activity has dramatically increased with tenants' pent-up demand for space finally exploding during 1994. Most real estate professionals feel that 1994's pace is not sustainable over the near term. The growth of the general economy which is predicted to remain slow, albeit steady, will most likely set the pace for the real estate recovery. This translates into a continuation of positive net absorption, but at a slower pace than 1994.

RENTAL RATES

      Midtown Manhattan's decreasing supply of space caused rental rates to increase during 1994. This year represented stabilization and growth in rental rates in Midtown Manhattan considering that rental rates declined $3.09 per square foot in 1992 and $1.21 per square foot in 1993. The 1994 increases accelerated as the year wore on and as of January 1, 1995, the overall asking rental rate in Midtown Manhattan averaged $32.23, a $.77 average increase during the second half of 1994, which is more than double the rate of increase during the first six months of 1994. Overall, asking rents increased 3.5% from January 1, 1994 through January 1, 1995.

                             AVERAGE ASKING RENTS
                               MIDTOWN MANHATTAN
                            AS OF JANUARY 1, 1995


                   NUMBER OF          TOTAL      AVAILABLE
SUBMARKET          BUILDINGS     SQUARE FEET     SQUARE FEET        ASKING RENT
West Side            32           18.2 Million    2.1 Million           $25.20
SIXTH AVE/
  ROCK CENTER        44           38.1 MILLION    4.1 MILLION           $37.90
Fifth Ave/Madison    50           20.7 Million    3.8 Million           $41.70
Park Avenue          35           25.4 Million    2.1 Million           $43.00
East Side            33           15.7 Million    1.4 Million           $32.20
Grand Central        78           34.1 Million    7.0 Million           $29.80
Murray Hill          14            5.8 Million     .8 Million           $23.70
Penn/Garment         67           33.5 Million    4.5 Million           $22.80

      TOTAL:        353          191.5 Million   25.8 Million           $32.20

      According to ES Gordon's January 1, 1995 MIDTOWN MANHATTAN OFFICE MARKET REVIEW, the average asking rent within the subject's submarket, identified as the Sixth Ave/Rock Center area, was $37.90 for primary buildings. This represents an increase of 8.29% over the past year from January 1, 1994.

      Leasing activity within the subject's market area has been brisk throughout the year with numerous deals, both large and small, consummated for space within the Sixth Ave\Rock Center Corridor. In fact the general consensus among real estate professionals and tenants alike is that Sixth Avenue or Avenue of the Americas has undergone a major transformation in image and is approaching Park Avenue as a preferred corporate address. This transformation is due to the availability of recently renovated, classic modern office towers possessing large floor plates. The renovation of Bryant Park into a desirable area which offers concessions, concerts and movies, as well as Rockefeller Center's continued upgrading of its retail tenancy has also helped the Avenue in attaining its new image.

      The transformation of the Avenue of the Americas can be quantified by its actual leasing activity. According to an article published in Crain's on October 17, 1994, leasing activity on the Avenue increased 60% in the first eight months of 1994 compared with 1993. According to a report by Julien J. Studley, leasing activity in the area from 42nd Street to 59th Street between Fifth Avenue and Seventh Avenue increased a tremendous 81.9% for the first eight months of 1994 compared with 1993. It is also important to note that the leasing activity has, by and large, been driven by large space users of more than 75,000 square feet.

      The largest single lease of 1994 for space along the Avenue of the Americas, involved the mutual fund firm Alliance Capital Management for space within 1345 Avenue of the Americas. Alliance has been a tenant in the building since 1986 and this lease therefore represents expansion space for them. They signed a lease in September for approximately 500,000 square feet in the former Burlington House which is to be renamed the Alliance Capital Building. The deal includes 250,000 square feet that Mastercard International, Inc. had committed to before announcing plans to relocate to Westchester County. The lease reportedly involved a flat gross rent of $41 per square foot for a 20 year term. No tenant work was included, however free rent totalling 8 months and inclusive of construction time was offered. The resulting average net effective rent approximates $38.22 per square foot.

      We were also advised of another deal consummated for space within 1345 Avenue of the Americas for a term of 20 years. The starting gross rent is $32.69 per square foot with $4 steps every 5 years. The space was leased "as is" with 20 months of free rent included. The average net effective rent is $33.14 per square foot. Another deal currently under negotiation for space within 1345 Avenue of the Americas involves the United Bank of Switzerland
(UBS).

      The 2.2 million square foot building formerly known as the Exxon building and identified as 1251 Avenue of the Americas has also signed several leases this year since its $60 million renovation. The demise of Shea & Gould placed 200,000 square feet of space on the market, and resulted in competition for the
space.   The law firm of Anderson Kill Olick & Oshinsky leased a total of
131,000 square feet of the space. They reportedly are paying a starting gross rent of $38 per square foot for years 1-5, increasing to $43 per square foot for years 6-10 and $45 per square foot for years 11-15. Concessions consisted of a $40 per square foot work letter and 15 months of free rent which translates into an average effective rent of $31.75 per square foot. We have also been advised that the law firm of Kirkpatrick & Lockhart leased approximately 43,000 square feet of the remaining vacant space for a rent in the $44 per square foot range with a work letter of $40 per square foot for unfinished space and approximately 11 months of free rent. Crains also reported that as of October, 1994, the building's vacancy stood at less than 1%.

      Another building along Avenue of the Americas which has experienced heavy leasing activity over the past year is 1211 Avenue of the Americas. Ownership of this building began an aggressive leasing program in 1990 inclusive of lobby renovation and reduction in asking rental rates, as it recognized that many of its leases rolled-over in 1994. The results for this property are that it is currently 99% occupied. Leases signed during 1994 include the Bank Indosuez, West Duetsche Bank, and additional space for existing tenants such as the News Corporation and Chase Manhattan Bank.

         The News Corporation signed its original lease in late 1992 for approximately 140,000 square feet. The lease involved a 16 year term, with a base gross rent starting in the $30 per square foot range, and concessions inclusive of tenant work and free rent equal to two year's rent. The effective net rent translates to approximately $24 per square foot. The News Corporation also signed a lease for an additional 120,000 square feet in 1994. The terms of this lease are indicative of the increase in achievable gross and effective rental levels within the Avenue of the America corridor. The lease included a starting base rent in the low to mid $30's and concessions equal to one year's rent. The effective net rent for this expansion space translates into approximately $31 per square foot which represents nearly a 30% increase over the original lease's effective rent.

      The leases discussed above as well as leases we uncovered for space along both Fifth and Madison Avenues are summarized as follows:

Tenant:          Anderson Kill Olick & Oshinsky
Building:        Former Exxon Building
Address:         1251 Avenue of the Americas
Area:            131,000 square feet
Term:            long term
Rent:            Yrs 1-5 $38/sf; Yrs 6-10 $43/sf; Yrs 11-15 $45/sf
Free Rent:       15 months
Workletter:      $40.00 per square foot
Date Signed:     1994


Tenant:          Confidential
Building:        Former Exxon Building
Address:         1251 Avenue of the Americas
Area:            n/a
Term:            long term
Rent:            starts $44 psf
Free Rent:       11 months
Workletter:      $40.00 per square foot
Date Signed:     1994

Tenant:          Alliance Capital Management
Building:        Alliance Capital Building- formerly the Burlington House
Address:         1345 Avenue of the Americas
Area:            500,000 square feet
Term:            20 years
Rent:            Yrs. 1-20  $41 psf flat
Free Rent:       8 months
Workletter:      none
Date Signed:     1994

Tenant:          Confidential
Building:        Alliance Capital Management Building
Address:         1345 Ave. of the Americas
Area:            n/a
Term:            20 years
Rent:            Yrs. 1-5  $32.69 psf;  Yrs 6-10  $36.69 psf:  Yrs 11-15
                 $38.69Yrs. 16-20 $42.69 psf
Free Rent:       20 months
Workletter:      none
Date Signed:     under contract

Tenant:          The Daiwa Bank
Building:        666 Fifth Avenue
Area:            70,894 square feet
Term:            15 years
Rent:            Yrs 1-5  $33.00 psf;  Yrs 6-10  $35 psf; Yrs. 11-15 $38 psf
Free Rent:       38 days
Workletter:      takeover of existing lease at Rockefeller Center
Date Signed:     2nd Qtr 94


Tenant:          The News Corporation
Building:        1211 Avenue of the Americas
Area:            +140,000 square feet
Term:            16 years
Rent:            starting in the $28-$30 psf range
Concessions:     2 year's rent
Date Signed:     late 1992

Tenant:          The News Corporation
Building:        1211 Avenue of the Americas
Area:            120,000 square feet
Term:            16 years-coterminous with above lease
Rent:            starting in the low to mid $30's
Concessions:     1 year's rent
Date Signed:     late 1994


Tenant:          BHF Bank
Building:        590 Madison Avenue
Area:            98,888 square feet
Term:            15 years
Rent:            Avg. rent +$50/sf
Free Rent:       12 months
Workletter:      $50/sf
Date Signed:     4th Qtr 94


         These leases reveal that current starting gross base rents range from $28 to $44 per square foot for space within Rockefeller Center's submarket. Tenant concessions varying widely but generally result in a cost of approximately 16-21% of starting face rent. These lease deals substantiate the rental levels and concession packages currently being attained and offered at Rockefeller Center.

      During 1994, Rockefeller Center's office leasing program has been attaining net effective rents ranging from $24/square foot to $49/square foot depending on size of space, term, location, etc. However, it is important to note that the net effective rents for the 2nd & 3rd quarters of 1994 increased to average $31-$36/square foot versus the 1st quarter of 1994 when the average net effective levels ranged from $29-$31/square foot. For all leases signed within Rockefeller Center during all of 1994, the average net effective rental rate for new and renewal tenants was $31.34 and $30.58 per square foot, respectively. The concession packages inclusive of tenant work, free rent, and leasing commissions equalled an average of 23% and 24%, respectively. This falls in line with the comparables discussed above as they have not been adjusted for leasing commission costs. Once this adjustment is applied, their concession package cost will increase an average of approximately +2-4%.
Listed below are some of Rockefeller Center's 1994 lease deals:

                                   EXHIBIT III
                          1994 OFFICE LEASING ACTIVITY

                                   New (N)/                                           Step-Ups
Building                  Lease    Renewal (R)           Area(1)   Term  Rent     ---------------      CPI
Number   Name             Date     Tenant      Floor     (sq.ft.)  (Yrs) (sq.ft.)  Year       PSF   Escalation Comments
-------- ----             -----    ----------- -----     --------  ----- -------- ------     ------ ---------- --------

  1      30 Rockefeller   3/94        R        57-63     172,609   17.5  $50.63   1.0-4.5    $46.95     --     19 months free rent;
         Plaza (General                                                           4.5-8.5    $50.61            $75.76/sq.ft.
         Electric)                                                                8.5-12.5   $54.27            workletter.
                                                                                  12.5-17.5  $56.71

                          3/94        R        9-11       66,609   18    $36.16   --         --         --     9 months free rent;
                                                                         avg.                                  $46/sq.ft.
                                                                                                               workletter.

                          3/94        R        44 PT 45   39,417   20    $39.58   1-5        $36.10     --     6 months free rent;
                                                                                  6-10       $39.62            $52.83/sq.ft.
                                                                                  11-15      $43.14            workletter.
                                                                                  16-20      $46.66

                          10/94       R        38-40      81,409   15    $35.70   6          $40.03     --     6 months free rent;
                                                                                  11         $44.36            $30.75/sq.ft.
                                                                                                               workletter.

                          10/94       R        30-37     219,372   20    $40.89   6          $44.40     --     25 months free rent;
                                                                                  11         $48.26            $6.50/sq.ft.
                                                                                  16         $50.61            workletter.

                          12/94       N        42          1,377   5     $45.29   --         --         --     1 months free rent;
                                                                         avg.                                  $   workletter.

2        610 Fifth Avenue 10/94       N        6           4,031   10    $42.81   --         --         --     11 months free rent;
         (La Maison                                                      avg.                                  no workletter.
         Francaise)

                          7/94        N        7           4,152   5.2   $49.32   --         --         --     no free rent; no
                                                                         avg.                                  workletter.

                          9/94        R        2          14,199   12    $45.09   --         --         --     11 months free rent;
                                                                         avg.                                  $49.07/sq.ft.
                                                                                                               workletter.


                                      24

                               EXHIBIT III (cont.)
                          1994 OFFICE LEASING ACTIVITY

                                   New (N)/                                           Step-Ups
Building                  Lease    Renewal (R)           Area(1)   Term  Rent     ---------------      CPI
Number   Name             Date     Tenant      Floor     (sq.ft.)  (Yrs) (sq.ft.)  Year       PSF   Escalation Comments
-------- ----             -----    ----------- -----     --------  ----- -------- ------     ------ ---------- --------

5        One Rockefeller  3/94        R        8          15,353   15    $41.36   1-5        $37.29     --     12 months free rent;
         Plaza                                                                    6-10       $40.90            $72.18/sq.ft.
                                                                                  11-15      $45.71            workletter.
                                                                                  16-20      $49.32

                          7/94        R        26         13,284   12    $46.00   --         --         --     8 months free rent;
                                                                         avg.                                  $72/sq.ft.
                                                                                                               workletter.

                          3/94        R        4          16,701   12    $37.90   1-5        $35.13     --     19 months free rent;
                                                                                  6-12       $41.19            $48.46 sq.ft.
                                                                                                               workletter.

                          2/94        N        25         14,136   10    $39.09   1-5        $38.77     --     17 months free rent;
                                                                                  6-10       $42.00            $5.31 sq.ft.
                                                                                                               workletter.

                          1/94        R        11         13,157   15    $34.00   6          $38.00     --     5.8 months free rent;
                                                                   11    $43.00                                $37.50/sq.ft.
                                                                                                               workletter.

                          9/94        R        12          6,709   15    $41.46   --         --         --     5 months free rent;
                                                                         avg.                                  $42/sq.ft.
                                                                                                               workletter.

                          9/94        N        27          4,249   15    $50.54   --         --         --     13 months free rent;
                                                                         avg.                                  $55/sq.ft.
                                                                                                               workletter.

7        50 Rockefeller   10/94       R        3-10      138,276   10    $34.92   --         --         --     4.5 months free rent;
         Plaza                                                                                                 $30.54/sq.ft.
         (Associated                                                                                           workletter.
         Press)

                          7/94        N        2          22,737   12    $44.39   --         --         --     12 months free rent;
                                                                         avg.                                  $58.61/sq.ft.
                                                                                                               workletter.


                                      25

                               EXHIBIT III (cont.)
                          1994 OFFICE LEASING ACTIVITY

                                   New (N)/                                           Step-Ups
Building                  Lease    Renewal (R)           Area(1)   Term  Rent     ---------------      CPI
Number   Name             Date     Tenant      Floor     (sq.ft.)  (Yrs) (sq.ft.)  Year       PSF   Escalation Comments
-------- ----             -----    ----------- -----     --------  ----- -------- ------     ------ ---------- --------

6        630 Fifth Avenue 6/94        R        36         21,005   10    $31.36   --         --         --     no free rent; no
         (International)                                                                                       workletter.

                          3/94        R        pt.8-11    66,609   18    $36.16   --         --         --     9 months free rent;
                                                                                                               $47.34/sq.ft.
                                                                                                               workletter.

                          2/94        R        28         21,952   10    $32.47   --         --         --     no free rent; rent
                                                                                                               workletter.

                          2/94        N        20         21,093   17    $41.40   1-5        $38.77     --     12 months free rent;
                                                                                  6-11       $42.29            $70.48/sq.ft.
                                                                                  12-17      $45.81            workletter.

                          11/94       R        27         12,608   1.3   $39.82   --         --         --     2 months free rent;
                                                                                                               no workletter.

                          3/94        N        26          8,578   12    $47.09   --         --        --      28 months free rent;
                                                                         avg.                                  $39.33/sq.ft.
                                                                                                               workletter.

6        630 Fifth Avenue 8/94        N        30          4,810   5     $35.50   --         --         --     no free rent; no
         (International)                                                 avg.                                  workletter.

                          10/94       R        32          6,348   5     $41.99   --         --         --     6 months free rent;
                                                                         avg.                                  no workletter.

                          9/94        N        8           3,428   10    $35.87   --         --         --     no free rent; no
                                                                                                               workletter.


                                     26

                               EXHIBIT III (cont.)
                          1994 OFFICE LEASING ACTIVITY

                                   New (N)/                                           Step-Ups
Building                  Lease    Renewal (R)           Area(1)   Term  Rent     ---------------      CPI
Number   Name             Date     Tenant      Floor     (sq.ft.)  (Yrs) (sq.ft.)  Year       PSF   Escalation Comments
-------- ----             -----    ----------- -----     --------  ----- -------- ------     ------ ---------- --------

10       1270 Avenue of   6/94        N        20         12,811   5.2   $33.65   1-3        $31.94     --     2 months free rent;
         the Americas                                                             4-5        $36.85            $11.06/sq.ft.
                                                                                                               workletter.

                          8/94        N        17          6,422   12    $47.51   --         --         --     6 months free rent;
                                                                         avg.                                  $53/sq.ft.
                                                                                                               workletter.

                          10/94       R        30-31      12,776   15    $48.89   --         --         --     10 months free rent;
                                                                         avg.                                  $48.43/sq.ft.
                                                                                                               workletter.

                          10/94       R        pt.19       2,458   10    $44.18   --         --         --     6 months free rent;
                                                                         avg.                                  $47.40/sq.ft.
                                                                                                               workletter.

11       Ten Rockefeller  10/94       N        4          34,077   15    $35.80   6          $41.77     --     20 months free rent;
         Plaza                                                                    11         $48.93            $20.29/sq.ft. work
                                                                                  16         $56.09            letter.

17       600 Fifth Avenue 1194        N        11          4,975   5     $39.80   --         --         --     2 months free rent;
                                                                         avg.                                  no workletter.


(1)      All space reported on the basis of the 1968 REBNY measurement standards.

      New York City's real estate markets need to be analyzed on a site-specific basis given the vagaries of the overall market. It is therefore our opinion that if one analyzes the Sixth Ave/Rock Center District, it becomes clear that it is one of the City's healthiest markets in terms of vacancies and rental levels.

      As the above-listed chart reveals, in general, leases signed during 1994 represent increased base rental levels and decreased concession packages. The ability of Rockefeller Center to achieve this, in light of leasing approximately
2.2 million square feet of the 2.9 million square feet of space which expired during 1994 to either existing or new tenants, reveals the success of the leasing program in-place.

      Based upon the area's leasing experience, available comparable space, conversations with brokers active in the area and our own knowledge of the area's market, it is our opinion that the building's currently vacant space can command initial base rents which range from $37.50 to $45.00 per square foot gross. We would assume that 5 year leases remain flat and that ten year leases provide for a 10% step in the sixth year of the lease.

CONCESSIONS:

      We have analyzed the concessions offered to both renewal and new tenants comprising approximately 1.3 million square feet leased during 1993 and 1994. The tenant/landlord work and free rent offered to various tenants are as follows:

DOUGLAS ELLIMAN APPRAISAL AND CONSULTING DIVISION


LEASE CONCESSIONS (1993-1994)

TENANT             SPACE (SF)      LL WORK   PER SF    TEN. WORK PER SF  FREE RE
------             ----------      -------   ------    --------- ------  -------

RCBC                   21,093     $123,890       $6   $1,362,790    $65    14.0
THE RENCO GROUP         8,893      $21,342       $2     $533,550    $60    28.0
MEIJISEIMEI ASSET       8,578      $31,000       $4     $306,390    $36    12.0
50 ROCK PARTNERS       22,737           $0       $0   $1,332,650    $59    12.0
UMB BANK & TRUST       15,353           $0       $0   $1,108,200    $72     8.0
PROVINCE OF QUEBEC     13,284           $0       $0     $956,700    $72    19.0
MADDEN CORPORATIO      16,701     $809,240      $48           $0     $0     7.0
NTV INTERNATIONAL      10,118           $0       $0     $412,965    $41     2.0
HIRSCHFIELD,STERN      12,811           $0       $0     $141,642    $11    17.0
JOHN A LEVIN           14,136           $0       $0      $75,000     $5    22.0
PRUDENTIAL SECURITI    14,199           $0       $0     $696,720    $49     2.0
REPUBLIC OF BRAZIL     12,608           $0       $0           $0     $0     5.0
JAPAN NAT'L TOURIST     6,709       $8,000       $1     $290,520    $43    10.0
JACOB MEDINGER         12,776           $0       $0     $618,720    $48     6.0
GREEVEN&ERCKLENTZ       2,458           $0       $0     $116,520    $47    12.0
ORION CAPITAL CORP      9,842      $58,200       $6     $545,445    $55    11.0
FULTON,DUNCOMBE&        6,392           $0       $0     $225,850    $35     6.0
QUINNCANNON             4,125     $275,495      $67           $0     $0    12.0
THE TEAGLE FOUNDAT      2,778     $197,049      $71           $0     $0    10.0
THE RYLAND CO           4,589     $301,098      $66           $0     $0    12.0
GIOVANE LTD             4,025           $0       $0     $241,350    $60    10.0
WELLSPRING ASSOC        3,148           $0       $0     $176,700    $56     1.0
KIMCO OIL CO            3,388     $128,000      $38      $27,000     $8     8.5
THE MILBURN CORP       12,744           $0       $0     $250,624    $20     2.0
REPUBLIC OF BRAZIL     12,608           $0       $0           $0     $0     0.0
RADIO CITY MUSIC HAL   10,947      $60,500       $6           $0     $0     6.0
PUBLICKER INDUSTRIE     4,186           $0       $0     $280,000    $67     3.0
FABRIKANT & SONS       28,010           $0       $0   $1,809,730    $65    13.0

TOTALS/AVG.:          271,226    2,013,814       $7    9,699,336    $36     8.9


TENANTS LARGER THAN 30,000 SF
-----------------------------
CHADBOURNE & PARK     219,372   $2,787,550      $13  $19,474,593    $89    25.0
LAZARD FRERES         172,609   $3,526,000      $20  $13,077,360    $76    19.0
LAZARD FRERES          25,429     $357,771      $14   $1,923,437    $76    19.0
LAZARD FRERES           6,583      $41,000       $6     $382,700    $58    12.0
ASSOCIATED PRESS      138,276           $0       $0   $4,222,885    $31     4.5
USA NETWORKS          107,793     $491,427       $5      $15,660     $0     0.0
REBOUL, MACMURRAY      66,609     $427,274       $6   $3,153,440    $47     9.0
DONOVAN LEISURE        81,409     $220,000       $3   $1,932,291    $24     6.0
BANQUE BRUXELLES       31,316      $50,000       $2   $1,950,794    $62     0.0
BRUMBAUGH, GRAVES      39,417     $219,000       $6   $2,082,240    $53     6.0
CHRISTY & VIENER       38,793     $274,668       $7   $1,421,119    $37    20.0

TOTALS & AVG.:        927,606    8,394,690       $9   49,636,519    $54    11.0

1993 LEASES:
O'SULLIVAN, GRAEV      40,549     $335,247       $8   $1,461,750    $36    19.0
LIFE EXTENSION         34,077           $0       $0     $691,322    $20    20.0
GOV'T NETHERLANDS      13,337           $0       $0     $493,388    $37     5.8
MITSUBISHI HEAVY        9,951     $235,585      $24           $0     $0     5.8
HARRIS & HARRIS GRO     2,860     $154,215      $54           $0     $0     9.0
ROMAN STYLE             3,929      $25,000       $6     $106,020    $27     5.0
PECKS MGMT PARTNE       3,360           $0       $0     $201,200    $60     3.0

TOTALS & AVG.:        108,063      750,047       $7    2,953,680    $27     9.7


      The chart above depicts that the average landlord/tenant work offered during 1993 was $34 per square foot and free rent was 9.7 months. In 1994, tenant work increased to average $43 per square foot and free rent decreased to
8.9 months in connection with leases signed for space less than 30,000 square feet. For those spaces larger than 30,000 square feet, tenant work increased to $63 per square foot and free rent increased to 11 months. The higher concessions offered during 1994 are directly related to the large amount of space turning over in that year and the size of the tenant spaces involved.

      In connection with the 1994 turnover space, +2.2 million square feet of the 2.9 million square feet has been renewed or leased to new tenants with the current vacant space consisting primarily of units smaller than 25,000 square feet. In light of this, as well as current concession packages offered in comparable and competitive buildings, we have chosen to apply a tenant installation cost of $45 per square foot and free rent ranging from 9-11 months depending on unit size. We have assumed these concessions are in-place through 1996, and have thereafter decreased them to a work letter of $35 per square foot and a free rent ranging from 4-10 months.

      In regard to the one large block of vacant space located in the AP Building and the two large contiguous spaces becoming available in 1995, we have applied a tenant installation cost of $60 per square foot and free rent of 11 months in our analysis.

      Considering the dearth of new construction and the improved leasing activity, as well as the general improvement in both the local and national economies, the office market is expected to continue its slow but healthy recovery and growth as the decade moves forward. However, it should be noted that the New York City economy is not improving at the rate of the National economy, but has begun to improve very slightly as evidenced by the job gains in 1994. As a result, we expect Manhattan's office market to show a slight improvement this year with steady growth thereafter. Large gains will most likely not occur until the end of the decade, however we have conservatively assumed steady growth throughout our projection period.

      Real Estate Investor Survey (2nd qtr 1994) report a majority of survey participants indicated that they believe that now is the time to buy real estate with institutional investors planning on increasing their real estate holdings by 40% over the next three years. Investors are reportedly reasonably confident that national and regional economies can support the real estate revival. The 2nd quarter 1994 Peter F. Korpacz Real Estate Survey stated that there is reportedly "a tremendous amount of money chasing real estate investments, and deals are being made", with a resulting downward pressure on cap rates.

      In conclusion, the subject property is poised to benefit from the revived economy as it positioned itself with its major capital improvement and restoration program. The benefit of these programs coupled with the aggressive leasing staff have resulted in increased net effective rents for Rockefeller Center.

                MIDTOWN MANHATTAN RETAIL MARKET OVERVIEW


      Retail leasing activity in Manhattan has increased sharply during the past 18 months confirming that Manhattan's retail market has recaptured its vitality. During the past year and a half, major retailers have entered the New York market, many stores have expanded, and there is activity in almost every prime retail sector of the market. According to Garrick-Aug's mid-year 1994 RETAIL SPACE REPORT, the number of available stores decreased by 7.5%, from 2,528 stores available at mid-1993 to 2,339 stores currently available as of mid-1994. In addition, the available square footage dropped by 21%, to 5.123 million square feet as of mid-1994 from 6.5 million square feet as of mid-1993. This continues the absorption trend which totals almost 2.5 million square feet since mid-1992.

      Leasing activity and increasing rental rates began to recover in 1993 and have continued at a faster pace during 1994. As numerous tenants sign leases,
New York City's backlog of store space is being absorbed.   In fact, during the
first six months of 1994, a total of 488,188 square feet of space was leased.
In addition, the decline in shopping center construction has contributed to a new era in New York's retail market. For the first time, tenants which in the past had been found only in shopping centers, are now leasing major blocks of space in New York City and other urban centers. These include K-Mart, Staples, Bed, Bath & Beyond, Filene's Basement, and Bradlees. And many other tenants are expanding dramatically, including Barnes & Noble which has already opened three of its several new super stores, Western Publications which has brought a new toy store to Rockefeller Center, Hermans which has opened a large store on 57th Street and Sixth Avenue, Cosmetics Plus, Labels for Less, Record Explosion, Today's Man, Bruno Magli, The Sports Authority and Hallmark Cards to name just a few.

      In addition, the so-called "mallization" of 57th Street has continued and expanded to Fifth Avenue. Nike is to open a flagship store in the former Galeries Lafayette store, and the discounter Daffy's is to occupy the former antique shop in 150 East 57th Street. It is important to note that these shops, although representing tenants not previously defined or included as a Fifth Avenue or 57th Street exclusive retailer, can afford the rents these locations have historically attained from the world's prominent retailers. Disney is slated to lease space in 712 Fifth Avenue, and several other large national tenants are moving onto Fifth Avenue.

      In some areas store space is already scarce, and has lead to a firming of rents this year. In particular, numerous retailers have recently signed leases on Madison, Fifth, and Sixth Avenues in the 50's, and few vacancies remain. At this point, retail leasing brokers agree that the majority of Manhattan's retail market has become healthy once again. The momentum generated by the current influx of tenants will continue to attract new and expanding retailers. The increased activity of 1994 has lead to a balance between a landlord's and tenant's market. This year also witnessed a
continuation of longer term lease deals.   Longer lease terms are often of great
importance to a tenant because they allow a greater ability to plan for the future. Longer lease terms also serve to create assets for tenants. Historically, long term leases, including those written at full current market value, will seem economical in roughly six to eight years. On this basis, a twelve to twenty year lease can create a real and often disposable asset for a tenant. The asset creating effect is most significant in a soft market because assignment and subletting clauses tend to be less restrictive than they are during tighter markets. However, the easing of such restrictions has begun to stop as the market continues to improve, with landlords less likely to grant tenant's the benefit of an appreciating lease.

      According to New Spectrum's second quarter 1994 Retail Study, Fifth Avenue from 34th to 60th Street currently consists of three distinct areas that have attracted various retailers. For the past decade Fifth Avenue from 42 to 59th Streets has been home to some of the world's most upscale, notable retailers. This area is still home to the world's most prominent retailers. However, it is now also home to larger national retailers such as HMV Records and the Gap. The occupancy rate along Fifth Avenue between 34th and 60th Streets is 94%. Out of 233 stores surveyed along the Avenue, only 14 were vacant and available for rent, although many of the vacancies have deals pending.

RETAIL WITHIN SUBJECT'S VICINITY

      Rockefeller Center, situated across the street from Saks Fifth Avenue's flagship store, is one of the primary anchors along one of the most renown retail corridors in the world. Within a few blocks north of Rockefeller Center are such notable retailers as Cartier, Tiffany, Gucci, Bergdorf Goodman, Fendi, Christian Dior and Henri Bendel. Despite the overall softness the real estate market experienced in previous years, rental values for high profile retail locations held quite firm during the recession and have increased during the past year. This is due, in large part, to foreign retailers who generally regard Fifth Avenue as one of, if not the, prominent retail corridors in the world. As previously discussed in our last report, the Japanese retailer, Takashimaya completed its construction of a 20-story 101,000 square foot building on the east side of Fifth Avenue between 54th and 55th Streets. In April, 1993 a gallery and retail shop opened on the building's first five floors.

      A walk along the Madison and Fifth Avenue, and 57th Street retail corridors from Rockefeller Center north to 60th Street indicates very few vacancies within this prime retail area.

Several leases have been signed for space along these corridors with rents which range from $55 to $432 per square foot, with the majority of leases falling in the $150-$200 per square foot range. The tenants vary in type from high-end retailers such as Coach, Calvin Klein and Philip Marc; to larger national chains such as Crate & Barrel, The Gap, HMV Records, and Speedo. The following chart exhibits the most recent 1994 retail leasing activity:

                            RETAIL LEASE COMPARABLES

                                                    Annual       PSF        1st Yr Rent
Address         Size                     Term       Rent         Excl Bsml  Escalations  Year  Use              Comments
-------         ----                     ----       ----         ---------  -----------  ----  ---              --------

Madison Avenue  50,000 sq. ft. total     15 years   $3,685,000   $122       10% every 5  1994  Crate & Barrel   One year's free
                30,000 sq. ft. selling   plus                               years.                              rent.
                                         options

565 Fifth       20,000 sq. ft. gr./2nd.  10 years   $1,100,000   $55        8% every 2   1994  HMV Records      Landlord con-
Avenue                                                                      years.                              tributed $600,000
                                                                                                                plus 8 months free
                                                                                                                rent.

650 Fifth       7,000 sq. ft. grd.       15 years                $95        10% every    1994  Liz Clairborne   12 months free rent
Avenue          7,000 sq. ft. base                                          3 years.                            1995 opening.
                7,000 sq. ft. 2nd.

655 Fifth       5,200 sq. ft. grd.       7 years    $1,800,000              plus 8%      1994  The Gap-Fashion  sub-lease
Avenue          4,800 sq. ft. 2nd                                           every years.
                5,000 sq. ft. base.

675 Fifth       2,000 sq. ft. grd.       10 years                $275       plus 8%      1994  Nine West
Avenue          1,600 sq. ft. base.                                         every 2            Ladies Shoes
                                                                            years.

3 East 57th     4,000 sq. ft. grd.       15 years   $2,100,000              plus COL     1994  Designs          Possession in early
Street          2,500 sq. ft. base.                                                                             1995-Currently Ann
                4,000 -                                                                                         Taylor.

6 East 57th     70,000 sq. ft. on        LT                      $100       plus 10%     1994  Showcase         Replaces Galeries
Street          seven levels                                                every 5            Athletic Apparel
                                                                            years net
                                                                            lease.

40 East 57th    2,000 sq. ft. grd.       10         $475,000                plus 10%     1994  Speedo Apparel
Street          1,200 sq. ft. 2nd                                           every 3
                                                                            years net
                                                                            lease.

595 Madison     1,700 sq. ft. grd.       15         $735,000     --         plus 8%      1994  Coach Leather
Avenue          1,100 sq. ft. base.                                         every 2            Goods
                                                                            years.

575 Madison     600 sq. ft.              10         $120,000     $200       plus 8%      1994  Philip Marc      90 days free rent
Avenue                                                                      every 2            Optician         from time owner
                                                                            years.                              delivered
                                                                                                                possession.

625 Madison     1,600 sq. ft. grd.       10         $400,000     $250       plus 10%     1994  Maternity        Deal was executed 4Q
Avenue                                                                      every 3            Fashion          193, for 1994
                                                                            years.                              opening.


                                      35

650 Madison     50,000 sq. ft. rentable  15 +                    $80        plus 10%     1994  Crate & Barrel   One years free rent
Avenue          (40,000 sq. ft.          options                            every 5                             Opening 1995
                useable)                                                    years.

650 Madison     2,500 sq. ft.            12         $450,000     $180       plus 10%     1994  Nordic Track     Sub-lease
Avenue                                                                      every 3            Fitness Equip.
                                                                            years.

654 Madison     5,000 sq. ft. grd.       15         $2,700,000   $159       includes     1994  Calvin Klein     270 days free rent
Avenue          6,000 sq. ft. 2nd                                           $200,000 pa        Fashion          direct lease from
                6,000 sq. ft. 3rd                                           for building                        new owner.
                9,000 sq. ft. bsmt.                                         name.

1414 Avenue     1,750 grd.               12         $180,000     $103       plus 3% pa.  1994  Schlotsky's      No work by owner
of the Americas                                                                                Food             90 days free rent


ROCKEFELLER CENTER RETAIL

      The retail stores at Rockefeller Center and along 57th Street and the Fifth and Madison Avenue corridors attract both local clientele and the tourist trade. Situated in the heart of Midtown Manhattan, these retailers are centrally located among the City's unparalleled office population. Many of Manhattan's premier hotels and restaurants are within easy walking distance.
The area is also easily accessible from the City's finest east and west side residential neighborhoods. As of December 31, 1994, the retail portion of Rockefeller Center, which includes both above and below-grade space, had an occupancy rate of approximately 89%, which is a slight increase over last year's occupancy rate of 88%. Lease deals completed during 1994 are as follows:


                    1994 ROCKEFELLER CENTER RETAIL LEASES



NEW LEASES:

                                Space                      PV Nominal
Date  Tenant       Location     Size           Term        Rent (sf)  Concessions
----  ------       --------     ----           ----        ---------  -----------
1/94  TV Rest.     Lindy's      6,308          20.3 yrs.   $55.28     18 mos. free

1/94  Tristan      Sixth/49th   5,155          15.8 yrs.   $102.88    14 mos. free

2/94  French       Sixth
      Connection   50/51st      3,192          15 yrs.     $112.12    12 mos. free

3/94  Studio
      Optix        Plaza          745          10 yrs.     $100.61    4 mos. free

6/94  Nine West    Sixth
                   48/49th      1,335          10.1 yrs.   $171.79    none

4/94  NBC Studio   Plaza        18,227         10.2 yrs.   $38.59     1 mos. free

1993  5th Ave      Fifth Ave.     822          10 yrs.     $262.20    none
                   49/50th


                                      37


10/94 Cafe Duomo   Bldg. 1        689          10.3 yrs.   $158.08    6 mos. free

9/94  Sunglas Hut  Bldg. 2        699          10.0 yrs.   $248.78    5 mos. free

8/94  Swissam      Bldg. 6      2,054          10 yrs.     $184.49    5.5 mos. free
       Inc.

8/94  Knots Shops  Bldg. 6        763          12.3 yrs.   $274.87    9 mos. free

8/94  Brookstone   Bldg. 3      4,131          15.4 yrs.   $150.37    15.5 mos. free

8/94  Fashion      Bldg. 6      6,105          15 yrs.     $ 75.11    12 mos. free
       Cafe

7/94  Rodier       Bldg. 2        545          12 yrs.     $285.31    8 mos. free




RENEWAL LEASES:

                                               Space       PV         Nominal
No.   Tenant       Location      Size          Term        Rent(sf)   Concessions
---   ------       --------      ----          ----        --------   ----------
2/94  612 Fifth Ave.   same       822          10 yrs.     $262.20    none

1/94  European     Fifth Ave.
      Pub.         49/50th        538          10 yrs.     $184.85    none

1/94  European     Fifth Ave.
                   Concourse    2,945          10 yrs.     $ 26.64    none

1/94  Greater
      NY Pants     49th St.     1,497          10 yrs.     $63.55     none

1/94  UPS          concourse      268           2 yrs.     $90.00     none

10/94 European     Bldg. 5      4,153          15 yrs.     $66.23     7 mos. free
       Bank

10/94 It's Easy    Bldg. 1        400          10 yrs.     $40.90     Concourse

      In light of recent activity, we would expect that the retail space at Rockefeller Center, particularly along Fifth Avenue and increasingly along the Avenue of the Americas, will continue to command excellent rental rates. Based upon both the leases signed within the subject property as well as market information presented below, we have assumed current market rental rates for Rockefeller Center's retail component will hold firm with last year's rents with the exception of the space along the Avenue of the Americas which has increased in rental value as evidenced by the leases signed for space between 49th and 50th Streets at net effective levels of from $86.50 to $163.90 per square foot for grade space. The 1995 retail rental rates are projected as follows:


               ----------------------------------------
                 1995 MARKET RENT ESTIMATE PER SQ.FT.

                 Fifth Avenue                $210
                 Avenue of the Americas      $110
                 Side Streets                $60-$100
                 Concourse                   $ 42
                 Mezzanine                   $ 42

                             ROCKEFELLER CENTER MAP

                                      [map]

                           PROPERTY DESCRIPTION

SITE:

      The original portion of Rockefeller Center occupies most of the area bounded by Fifth Avenue and Avenue of the Americas, 48th and 51st Streets (See Site Plan). The total land area is 538,080 square feet or approximately 12.4 acres. This area includes all of the land within the three square blocks defined above, with the exception of a 16,000 square foot parcel at the southwest corner of Fifth Avenue and 49th Street which is excluded from Rockefeller Center and a 20,167 square foot parcel located at the northwest corner of Fifth Avenue and 48th Street which is subject to a ground lease from the Dutch Reformed Church. The Center also leases a small portion of the concourse level leading to the subway platforms from the New York City Transit Authority.

      With the exception of the above mentioned 16,000 square foot parcel, street frontage is uninterrupted along the four boundaries. Street frontage averages 870 feet per block on the side streets, while avenue frontage approximates 200 feet per block.

The land area, allocated by building is detailed below:


BUILDING                                               PLOT AREA (SQ. FT.)
--------                                               -------------------
GE Building, NBC Studio, GE West                             109,450
La Maison Francaise, Sunken Plaza
British Empire Building                                       63,260
One Rockefeller Plaza                                         20,590
International Building                                        63,260
Associated Press Building                                     37,650
Paramount Publishing Building                                 47,720
1270 Avenue of the Americas                                   71,790*
Ten Rockefeller Plaza                                         61,730
600 Fifth Avenue                                              26,510
Private Street                                                36,120
                                                             -------

TOTAL:                                                       538,080 sq. ft.
                                                           12.4 acres

SOURCE:       Rockefeller Center Management Corporation

NOTE:        *Includes land area of Radio City Music Hall.

IMPROVEMENTS:

      The portion of Rockefeller Center which we have appraised includes twelve buildings which were constructed from 1932 to 1955. They contain a total gross building area of just over 7,300,000 square feet and a rentable area of almost 6,189,547 square feet. Since our December 31, 1993 report, there have been some minor changes in the rentable area measurements.

      The original Center was designed by the architectural firms of Reinhard & Hofmeister, Corbett, Harrison & MacMurray and Hood, Godley & Fouilhoux. The post World War II buildings, namely 600 Fifth Avenue and the Paramount Publishing addition, were designed to complement the existing architectural style.

      A summary of the buildings included in this report is provided below:

                                                                                               Height        Gross        Rentable
                                                                  Year          Building         in         Area(1)        Area(1)
Address                            Name                           Built         Number         Stories     (Sq.Ft.)       (Sq.Ft.)
-------                            ----                           -----         ------         -------     --------       --------
30 Rockefeller Plaza               GE/GE West                     1933            1/9             69      2,724,055      2,027,466
610 Fifth Avenue                   La Maison Francaise            1933              2              9        135,447        104,794
620 Fifth Avenue                   British Empire                 1933              3              9        135,526        102,669
1 Rockefeller Plaza                ----                           1937              5             35        547,654        470,729
630 Fifth Avenue                   International                  1935              6             39      1,270,928      1,034,139
50 Rockefeller Plaza               Associated Press               1938              7             15        513,110        400,483
1230 Ave. of the Americas          Paramount Publishing           1940/55        8/14             21        713,664        600,396
30 Rockefeller Plaza               NBC Studio                     1933             99             10            (2)        384,592
1270 Ave. of the Americas          ----                           1932             10             31        460,911        389,051
10 Rockefeller Plaza               ----                           1939             11             17        398,199        291,495
600 Fifth Avenue                   ----                           1950             17             30        373,877        355,312
1260 Ave. of the Americas          Radio City Music Hall          1932             18             10            (3)            (3)
Miscellaneous Retail (4)                                                                                        N/A         28,421
                                                                                                          ---------      ---------
                                                                                                  Total   7,300,371      6,189,547


NOTES:

(1) Includes office, retail & storage.
(2) Included within the gross area for the GE Building.
(3) 6,200 seats.  Income & expenses for Music Hall not reflected in this report.
(4) Includes Sunken Plaza, Subway concourse, Hurley's & Lindy's Restaurants.


      Detailed descriptions of the individual buildings were provided in our December, 1986 report, which we completed under the company name of James Felt realty Services.

      In connection with this assignment we conducted a physical inspection of the premises on December 19, 1994. Since our last full narrative report, the on-going capital improvement program has continued with over $307.8 million spent to-date. The Global Control Center, which centralizes the control and maintenance of all mechanical systems including elevators, is unique in New York City to Rockefeller Center. The continued restoration and renovation work being done throughout the complex is of the highest quality. The owners are maintaining Rockefeller Center as a "trophy" property. Rockefeller Center's Architecture, Planning and Construction Department has approached the restoration of the Center's art work in much the same way as a curator of a museum. Acting as conservators for the buildings and the artworks, the Department has begun to catalogue all the Center's art work and prepare a master plan for its maintenance and restoration where necessary. We are of the opinion that expenditures on these projects are sound investments and will help to insure that the Rockefeller Center buildings remain competitive well into the future.

      It is also important to note Management's 1988 agreement with the National Broadcasting Company (NBC) for the extension and expansion of its facilities at Rockefeller Center. The agreement assures NBC's lease commitment for almost 20% of the Center's total net rentable area through September, 2022. In addition, NBC has a call upon some 387,000 square feet of contiguous space. The option on 109,000 square feet of this space has already been exercised, and we assume the option on the balance of the space will be exercised. NBC also has another option for 523,000 square feet of contiguous space but because of possession problems and conflicting options held by other tenants, we do not assume this second option will be exercised. After September, 2022, NBC will have the option to purchase its leased space in the Studio and GE West Buildings providing it extends its lease for space in the GE Building. The purchase price will be based upon a formula which considers the fair market net rental rate for the space. In effect, the NBC agreement virtually assures that this prestigious and financially sound corporation will remain as an "anchor" in the Rockefeller Center complex.

      NBC has also opened its new 9,353 square foot state-of-the-art broadcast studio in 10 Rockefeller Plaza at the corner of 49th Street. Completion of the new "windows on the world" studio, in which the Today Show and NOW are filmed, occurred this summer and has thus far generated more than anticipated pedestrian traffic for Rockefeller Center. This extraordinary landmark production facility has its windows literally open to the streets of New York. At a cost of $13 million to NBC (with an additional $1.1 million in landlord's contribution), this further indicates NBC's commitment to Rockefeller Center.

      The balance of Rockefeller Center, which is not necessarily owned by Rockefeller Group, Inc. and was not included in this report, consists of the Warner Communications Building (1947), Time & Life Building (1959), 1251 Avenue of the Americas (1971), McGraw-Hill Building (1972) and 1211 Avenue of the Americas (1973).

      In addition to the aforementioned, the Center includes a number of specialized improvements, namely:

      1. The Sunken Plaza that features an ice skating rink in winter months and an outdoor cafe in summer.

      2. Channel Gardens which are periodically redesigned to reflect the changing seasons.

      3.    Interconnecting Below-Grade Retail Concourse.

      4.    Subsurface Freight Delivery System.

      Other notable features of the complex include five rooftop gardens, a five level parking garage with a 725 car capacity, the Rainbow Room and Sea Grill Restaurants, and an extensive art and sculpture collection. Radio City Music Hall and the NBC Television Studios provide a variety of entertainment alternatives.

      In April, 1985 the New York City Landmarks Preservation Commission granted landmark status to the original portion of Rockefeller Center. The exterior of the buildings and part of the interior of 30 Rockefeller Plaza, Radio City Music Hall and the International Building were landmarked. As a result, even minor changes to the buildings' exteriors and certain interior areas are subject to the review and approval by the Landmarks Commission.

      Overall, we continue to be of the opinion that the buildings and grounds of Rockefeller Center are in excellent condition due to the Center's intensive management, repair/restoration program and day to day level of maintenance.

                                  LOCATION MAP

                                      [map]

                             LOCATION ANALYSIS

      Rockefeller Center occupies most of the area between Fifth Avenue and Avenue of the Americas, from 48th to 51st Street. The Center is located in the "heart" of Midtown Manhattan which is defined by 42nd and 60th Street to the south and north, and Third and Seventh Avenue to the east and west. Midtown Manhattan is known for its array of prestigious office buildings, retail establishments, hotels and restaurants, and is considered one of the prime office and retail locations in the world. Rockefeller Center's premier location has continued to be ensured via the leasing activity completed during 1994.

      Due to the real estate recession and credit crunch, new commercial development in Manhattan and elsewhere dropped off precipitously in recent years. At the present time, there are no new commercial buildings of any significance under construction in Midtown Manhattan. However, the current high level of interest from traditional investors, ie. non-vulture and non-workout specialists, in purchasing commercial office buildings, as well as the return of traditional financing sources, has lead to speculation in regard to eventual construction. The industry's optimists predict that new development may be under way by the end of the year. Predictions are being made by the industry, as substantiated by the developer, that demolition of HRO International's planned office tower at 383 Madison Avenue will begin in May, 1995 with construction to commence as early as December, 1995. Justification for this prediction lies with the two large lease deals, the first of which has been finalized and the second of which is reported to be finalized soon for 100,000 square feet and 200,000 square feet, respectively in the IBM building at rental levels reported to be in the $50-$60 per square foot range. In order for new construction to take place rents of at least this much would have to be obtained with construction costs at a minimum of $300 per square foot. Preleasing of 50-60% would also be needed to garner financing. These requirements no longer seem to be wishful thinking, considering the activity the market witnessed during the past year.


      The long talked-about Times Square redevelopment project has been postponed until the office market rebounds. The project will eventually include four office towers, to be constructed between Broadway and Seventh Avenue, from 41st to 43rd Streets. The developers are Park Tower Realty and the Prudential, with various kinds of assistance from the City of New York, the New York City Economic Development Corporation, and the New York State Urban Development Corporation. Given the current conditions of the marketplace, the project has been postponed until the next century. In the interim, a plan is currently being developed which will include a rehabilitation of the existing buildings. About 153,000 square feet of commercial space is to be created on four large parcels at the crossroads of Broadway and Seventh Avenue that the state assembled for the office towers. Another 112,000 square feet of space would be created in nine historic theaters and adjoining buildings that the state owns between Seventh and

Eighth Avenues. Finally, the plan calls for 147,000 square feet of commercial space on the Eighth Avenue end of the blocks between 41st and 43rd Streets, which are still privately owned. Commercial establishments will generally be popularly-priced and will create excitement, fun, and round-the-clock entertainment.

      In 1993, the Fifth Avenue Association stepped up its efforts to improve security and sanitation along Fifth Avenue's Midtown corridor. A business improvement district (BID) along the Avenue from 46th to 61st Street, with extensions along 57th Street from Madison Avenue to Avenue of the Americas, was established in early 1993. The BID is funded by an assessment of property owners based on their proportionate share of square footage. The money is being used primarily for added security, with the balance going towards maintenance and administration. Rockefeller Center is exempt from the BID since it has its own supplemental security and sanitation forces. It is expected that the BID, by providing additional security and sanitation services and helping to remove street peddlers, will serve to protect real estate values along Fifth Avenue, which seems to have been realized with the sale of 592 Fifth Avenue for a reported $20,000,000 or $250 per square foot.

      Most of Midtown Manhattan's recent commercial development occurred on the West Side. A lack of available development sites on the East Side coupled with zoning incentives to spur growth on the West Side made Times Square the hub of development activity in the 1980's.

      The dramatic increase in the supply of office space, which came on line along with the economic recession and credit crunch, resulted in the most depressed office market the City had experienced, perhaps since the Great Depression. However, several of those projects which were taken over by the lending institutions have been sold to private investors over the past two years. Additionally, with the recent increase in leasing activity and the lack of new construction, vacancies at most of these newer buildings are declining.

      Major developments which have been completed in Midtown Manhattan within the past few years include the following:

      1. 1585 Broadway - Developed by Solomon Equities, Inc., this 1.34 million square foot structure is located between 47th and 48th Streets on the west side of Broadway. The partnership owning 1585 Broadway filed for protection under Chapter 11, and the property was sold as part of a Chapter 11 plan of reorganization to Morgan Stanley Group, Inc. for $176,000,000. This translates to a purchase price of $131 per square foot. The contract was signed in August, 1993 and the sale closed in October, 1993. The building was 72% vacant at the time of sale, with the law firm of Proskauer Rose Goetz & Mendelsohn as the building's only tenant, having leased 365,851 square feet of space. Morgan Stanley intends to occupy the remaining 1 million square feet as its corporate headquarters.

      2. 1540 Broadway - Eichner Properties and VMS Development were the developers of this more than 1,000,000 square foot office building located on the east side of Broadway at 45th Street. The property, which includes 869,000 square feet of office space, a 67,000 square foot retail atrium, a 5,000 square foot street-level restaurant, a theater and 150-car parking underground garage, was taken in pre-packaged foreclosure by a consortium of lenders lead by Citibank. A deal was made with Bertelsmann AG, the privately held German media company, which acquired the property at $119,000,000. This is equivalent to $126 per square foot of office and retail space, exclusive of the theater and garage. The sale closed in December, 1992. Bertelsmann has consolidated 2,500 employees into 700,000 square feet in the building and intends to lease out the balance.

            Three large retail leases were announced in November, 1994. Sony Theaters will open a 4 screen complex with seating for 1,400, the Official All Star Cafe a sports celebrity-themed restaurant and bar will open, and the world's largest music store comprising 65,000 square feet will be opened by Virgin.

      3. The Rockefeller Group owns a vacant site on the east side of Seventh Avenue between 49th and 50th Streets. Current plans are for the construction of a 55-story office building containing 1,400,000 square feet. Development of the site, however, is conditional upon a commitment by a major tenant. In the meantime, approvals for interim surface parking have been obtained.

      4. Americas Tower, located at 1177 Avenue of the Americas, was developed by a joint venture of The New York Land Company and KG Land New York Corporation. The building is a 50-story tower containing 976,500 square feet of office space with floor sizes from 10,000 to 32,000 square feet. A dispute between the developers/partners slowed the development plan. However, KG Land exercised a purchase option and gained control of the property. We understand that ownership has been quite aggressive in trying to make lease deals, posing strong competition for other Midtown office buildings. Price Waterhouse, in July, 1992 leased 350,000 square feet including floors 10 through 14. In October, 1993 they announced an expansion of their existing lease by another 60,000 sf, bringing their total space at Americas Tower to 420,000 sf.

            During 1994 several other leases were signed with the reported occupancy now approximating 85%, which is a 13% increase over last year's occupancy. Other tenants at Americas Tower include American International Group, Wausau Insurance Companies, Bank Hapoalim, and Novell, Inc.

      5. 546 Fifth Avenue, located on the northwest corner of 45th Street. Greycoat, Lynton & McAlpine constructed a 192,040 square foot office building designed for high-end users. The building was completed in late 1991 and remained vacant until it was sold. It was purchased in July, 1993 by Republic National Bank of New York for $27,500,000 which translates to a value of $143 per square foot. Safra Bank, a subsidiary of Republic Bank, will occupy the grade floor.

      6. Axel Stawski's 30-story +324,000 square foot building at 565 Fifth Avenue is the most recently completed office building in Midtown. It is located at the north east corner of 46th Street, and contains 33,000 sf of retail space on the first three levels. The music store HMV will soon open a store in 20,000 square feet of grade and second floor retail space. They are paying a rent of $55 per square foot increasing 8% every two years. The landlord reportedly contributed $600,000 in work and 8 months of free rent. The building provides evidence of the very recent upturn in midtown Manhattan's office leasing market. Space is currently renting in the mid-$30's range, rising by $3 to $4 psf in just six months after it opened. It should be noted however, that tenants are still receiving an average of 10 months of free rent and a tenant improvement allowance of $40 psf range.

      7. The Swiss Bank Tower, located at 10 East 50th Street, was developed by The Swiss Bank Corporation and Saks Fifth Avenue. The building is a 38-story, mixed-use structure containing approximately 325,500 square feet of office space on the upper 29 floors. Swiss Bank occupies approximately 157,500 square feet in the Tower, or 48% of the total. The upper floors are leased to quality tenants. The bottom nine floors accommodate the expansion of Saks' flagship store on Fifth Avenue. Swiss Bank's intention to relocate to Stamford, Connecticut will undoubtedly result in space being placed on the market. They have, however, said they intend to keep at least 200 employees in the Tower.

      8. 712 Fifth Avenue is a 53-story building with 457,281 square feet of office and retail space. The project was developed by Solomon Equities, Inc. and The Taubman Company, although the Taubman Company has acquired Solomon's interest. Landmarked facades of existing buildings on Fifth Avenue were incorporated in the design. Henri Bendel pre-leased the entire 85,900 square feet of the six floor retail atrium. Leasing of the office tower has been extremely slow, however tenants are paying almost $60 psf on the upper floors, with small floor sizes, and small foreign companies willing to pay top dollar for location, quality, security, and full floor identity are the primary tenants.

      9. The Takashimaya Company Ltd. of Osaka built 693 Fifth Avenue, a 20-story building between 54th and 55th Streets. The 101,000 square foot mid-block building with only 50 feet of frontage houses a specialty shop, art gallery, restaurant and offices. Of the ten office floors, four are occupied by Takashimaya as its North American headquarters. The other office floors have been rented or are being offered for lease.

      10. 1325 Avenue of the Americas, a 717,000 square foot office building located on West 53rd Street between Avenue of the Americas and Seventh Avenue, directly behind the Hilton Hotel, was developed by a joint venture of Edward J. Minskoff and A. Alfred Taubman. Hilton leased the second and third levels of the 34-story building for exhibition space and ballroom facilities. Orion Pictures had been a major tenant in the building. However, they went bankrupt in 1992 and were subsequently released from their obligations under the lease agreement.

      11. 750 Seventh Avenue, on the northeast corner of Broadway and 49th Street, is a 35-story tower containing 568,835 square feet of space. Solomon Equities Inc. developed the project which was completed in 1990. Floor sizes range from 11,750 to 26,500 square feet. The building's original tenant, a law firm, ceased its operations and defaulted on its lease. Since then, Citibank foreclosed on the property. That space was released to the law firm of Mendes & Mount, which occupies 121,692 sf of office space in the building. The property was purchased by Morgan Stanley in April, 1994 for a reported price of $90,000,000 or $158 per square foot of rentable space.

      12. 420 Fifth Avenue, between 37th and 38th Street, was developed by The Hammerson Property Corporation. The 30-story building contains 546,750 square feet of office space with floor sizes ranging from 12,000 to 30,000 square feet. The developer was able to lease only 10% of the space in the building, with Turner Broadcasting as its only tenant. They have since increased their original lease of 60,000 sf to 115,000 sf in the building. Their original lease was signed in January, 1991 for 20 years. The rent was $34 psf for yrs 1-5, $38 for yrs 6-10, $42 for yrs 11-15, and $46 for yrs 16-20.
            Concessions included a $70 psf workletter and 18 months of free rent. At the end of 1991 the building was converted to a commercial condominium and a 170,000 square foot unit was sold to the Girl Scouts of the USA for its headquarters at a price equivalent to approximately $140 per square foot. In April, 1993 the Rockefeller Foundation purchased an 87,500 sf unit for $170 psf. In the third quarter of 1993, CompUSA, Inc. (a computer super-store) leased 40,000 sf on three retail levels for 15 years.

      13. The U.S. Trust Building, a 26-story, 571,199 square foot office building, is located at 114 West 47th Street between Avenue of the Americas and Seventh Avenue. The project was developed by the Durst Organization and serves as the new headquarters for U.S. Trust which occupies 345,000 square feet.

      Several new hotels have opened in the Time Square area joining the Marriott Marquis. They include the Holiday Inn Crown Plaza, the Ramada Renaissance Hotel, Hotel Macklowe and the Embassy Suites Hotel. Additionally, the Four Seasons Hotel is the most recently completed development on the East Side.

      In general, the hotel industry in New York City has bottomed out and began recovery in 1994. Its recovery is, in part, due to a reduction in the effective hotel occupancy tax from 21.5% to approximately 15.25% on rooms renting for more than $100 per night, which was implemented by the Guiliani administration. The industry has just ended 15 consecutive months of higher rates and occupancies, and no new rooms will be available for a while. However, construction will begin soon on the Soho Grand, a 371-room hotel to be located at West Broadway and Grand Street, and work has begun on the G & W/Paramount building which will include hotel suites on floors 7-14.

            The Omni Berkshire on 52nd Street and Madison Avenue is currently undergoing a major renovation which is reported to involve a cost of $350,000 a room. The hotel is slated to open this September.

            The East Side's major new development, which opened for business in June, 1993 is the Four Seasons Hotel. It is located on the north side of 57th Street through to the south side of 58th Street between Madison and Park Avenues. The hotel contains approximately 370 rooms. It was built by a consortium of Japanese investors, with the Zeckendorf Company acting as development manager.

            Holiday Inn Crowne Plaza, located at 1601 Broadway between 48th and 49th Streets, is a 46-story, mixed-use building which contains 200,533 square feet of office space, 11,000 square feet of ground-level retail, and a 770-room hotel operated by Holiday Inn. The principal developer of the project is the Zeckendorf Company. The project was completed in 1990.

            Harry Macklowe's mixed-use project Hotel Macklowe, opened in 1990. Located on West 44th and 45th Streets between Sixth Avenue and Broadway, the 52-story building includes a 100,000 square foot conference center, 638 hotel rooms, 60,000 square feet of office space, and a theater. This hotel was taken back by Chemical Bank and has since been purchased by CDL Hotel International, a Singapore concern, for $100 million or $160,000 a key. This investor also purchased the Millenium Hotel near the World Trade Center for $75 million or $134,000 per room. They are also the same investors reported to be purchasing part of the Plaza Hotel.

            On the northeast corner of Broadway and 47th Street, Silverstein Properties developed an Embassy Suites Hotel over the Palace Theater. The 450 room hotel was completed in late 1990.

      In addition to the new developments discussed above, structures of note within the vicinity of Rockefeller Center include:

      1. ST. PATRICKS CATHEDRAL: Occupies the entire block between 50th and 51st Streets, Fifth and Madison Avenues. It is the largest church in the City and includes the Archbishop's residence.

      2. MUSEUM OF MODERN ART: Located on 53rd Street between Fifth Avenue and Avenue of the Americas.

      3. THE NEW YORK HILTON HOTEL: This 2,200 room hotel is situated on the west side of Avenue of the Americas just north of the subject. It is a major center for corporate and industry functions, conferences and conventions.

      4. CITY CENTER: This theater, which houses dramatic, musical and dance productions, is located at 235 West 55th Street between Seventh Avenue and Avenue of the Americas.

      5. CARNEGIE HALL: Renovated and restored in 1986, Carnegie Hall, one of the world's most renowned concert halls, is located at the southeast corner of Seventh Avenue and 57th Street.

      Rockefeller Center is easily accessible via public transportation.
Subways to all parts of Manhattan as well as the other boroughs and the JFK Airport shuttle are provided at the Center. Bus routes run in all directions with multiple stops both within and in close proximity to the subject property. Grand Central Station and Penn Station, each easily accessible by bus or subway, serve as rapid transit hubs and depots for commuter rail lines serving Connecticut, upstate New York, New Jersey and Long Island. Crosstown, at 59th Street, the Queensboro Bridge provides easy access to the New York airports.

      As discussed later in this report, Rockefeller Center Management responded to the softer market in the early 1990's like other property owners, by reducing both asking and effective rent levels. As a result, tenants were able to benefit from the Center's unparalleled prime location at competitive rental rates. Furthermore, in contrast to many other office buildings, Rockefeller Center has a solid operating history and an experienced management team which we have every reason to expect will continue in future years. While many of the newer buildings on Manhattan's West Side are in the states of flux, having been recently purchased from their lenders, Rockefeller Center has experienced a great deal of success in releasing much of the space which rolled over in 1994. Management's goals at Rockefeller Center have always been, and continue to be, long-term. The property's long history of management's strong proprietary interest, coupled with the capital improvement program which has modernized the facility's systems and much of its physical appearance, has provided the Center with a competitive advantage in the leasing and renewal of space during the difficult times.

      As discussed in our Office Market Overview, it appears that Manhattan's office market has begun to turn around. The sales of 590 Madison Avenue known as the IBM Building, the office portion of the Metropolitan Tower identified as 142 West 57th Street, 750 Seventh Avenue, 592 Fifth Avenue and 366 Madison Avenue have further served to hearten market participants. The purchasers of some of these buildings will be occupying part or all of them as corporate headquarters, serving as solid anchors for Manhattan's office market.

                                  ZONING

      Rockefeller Center is located in both a C5-3 and C5-2.5 Commercial Zone, within the Special Midtown District. The portion of the Center that fronts on Fifth Avenue is also contained within the Fifth Avenue Subdistrict.

      The Special Midtown District was established in 1982. Among the resolution's purposes was to stabilize the East Side of Midtown Manhattan and provide incentives for development to the west and south. The area east of Avenue of the Americas was zoned with a 15 base floor area ratio (FAR), while west of Avenue of the Americas the base FAR was 18. This greater FAR, coupled with other incentives, succeeded in luring new development west of Avenue of the Americas. In May of 1988, the City Planning Commission, in a further action, modified the Midtown Special District by dropping the base FAR west of Avenue of the Americas to 15, thus rescinding the earlier incentives to build to the west.

      The purpose of the Fifth Avenue Subdistrict is to protect the special retail function of Fifth Avenue. As a result, ground floor space within this district is restricted to retail uses which "reinforce" the existing Fifth Avenue retail mix. A minimum floor area of 1.0 FAR must be occupied by these uses.

      The maximum floor area ratio (FAR) at Rockefeller Center permitted "as-of-right" is 15 in the C5-3 district and 12 in the C5-2.5 district. FAR bonuses are available for subway station improvements and an urban plaza.

      We have been advised by Rockefeller Group, Inc. that when existing building density is compared to allowable floor area under present zoning regulations, the Center contains approximately 2,000,000 square feet of "unused" development rights. However, it should be noted that, with the exception of 100,000 square feet of development rights, these "unused" development rights are not included among the assets encumbered by the mortgages in favor of Rockefeller Center Properties, Inc. and none of these development rights were included in our estimate of market value of the property. A portion of these "unused" development rights will be transferred to the Rockefeller Group's proposed new office development on Seventh Avenue between 49th and 50th Streets, construction of which is now on hold pending the signing of a major tenant.

                 ASSESSED VALUATION AND REAL ESTATE TAXES


      Rockefeller Center is identified on the New York City tax rolls as Section 5, Block 1264, Lots 5 and 30; Block 1265, Lots 1 and 71; and Block 1266, Lot 1. The property is assessed and taxed as follows:



                               1994/95 ASSESSED VALUE ($000)
                  -------------------------------------------------------    TAX RATE
TRANSITIONAL                TARGET                       ASSESSED          PER $100 OF
----------------  -------------------------------------------------------     TOTAL
                     LAND          TOTAL          LAND           TOTAL        VALUE         TAXES
                     ----          -----          ----           -----        -----         -----
Block:               1264
LOT:     5        $82,350.0     $118,890.0      $63,000.0     $103,500.0      10.608     $10,979,280
         30        20,880.0       33,435.0       16,650.0       29,250.0      10.608       3,102,840

BLOCK:               1265
LOT:     1(1)      84,519.9      134,247.8       73,441.1      114,941.4      10.608      12,192,984
         71           875.2        1,100.3          900.0        1,125.0      10.608         116,720

BLOCK:            1266(2)
LOT:1             118,799.9      172,170.0       99,000.0      157,500.0      10.608      16,707,600
                 ----------     ----------     ----------     ----------      ------     -----------

TOTAL:           $307,425.2     $459,843.1     $252,991.1     $406,316.4      10.608     $43,099,424

LESS:RCMH(3)     ($22,030.9     ($33,046.4     ($22,030.9     ($33,046.4)                ($3,505,562)
                 ----------     ----------     ----------     ----------                 -----------

TOTAL AFTER RCMH
REIMBURSEMENT
(ROUNDED):       $285,394.3     $426,796.7     $230,960.2     $373,270.1                 $39,593,862



Notes:

(1) In order to accomplish the NBC transactions, the three buildings known as the GE Building, the Studio Building and the GE West Building have been converted to condominium ownership. As part of this process, new tax lots with separate assessed values have been established for these buildings.
      For the purposes of this report, however, we are reflecting these separate lots as a group in Block 1265, Lot 1.

(2)   Includes Music Hall.

(3)   Radio City Music Hall (RCMH)

      Exclusive of the Music Hall, the property has a 1994/95 taxable assessment of $373,269,600 after deduction for Radio City Music Hall's assessment.
Applying the current tax rate of $10.608 per $100 of the lower of the two assessed valuations for each of the lots, results in a total real estate tax burden of approximately $39,593,862 for fiscal year 1994/95.

      Current State law requires the tax assessor to assign two values to each property, the "transitional" and "target" values. The "target" value, under current City policy, theoretically represents 45% of the assessor's estimate of the property's true market value.

      The "transitional" value represents an interim assessment. When a property's "target" assessment is increased State law requires that this assessment be adjusted over a five-year period, or at the rate of 20% per year, until the "transitional" and "target" assessment are equivalent. If the "target" assessment is less than the "transitional" assessment, taxes are paid based upon the lower of the two assessments.

      In the late 1980's, Manhattan experienced a tremendous rise in property values with major Manhattan office buildings commanding record setting purchase prices. In many instances, an assessment based upon 45% of the purchase price would have resulted in an onerous tax burden which could have a detrimental effect on both the real estate and the tenants in occupancy at the time of sale. Since much of an increased tax burden is passed on to tenants in the form of real estate tax escalations, a significant increase in taxes would cause a substantial increase in occupancy costs which many tenants could find prohibitive.

      As a result of the aforementioned, property owners have been successful in obtaining reductions in assessments to levels below 45% of the price at which the property was purchased. This is particularly true in the last few years when the softness in the real estate market has resulted in a significant decline in effective rent levels and property values.

      In our previous appraisal we assumed that Rockefeller Center was reassessed based upon 35% of our value estimate which we justified by analysis of recently transferred office buildings and their assessments. However, given that Rockefeller Center has just received a reassessment with its real estate taxes now projected to grow at a predictable and reasonable level we have not made the same assumption but have instead relied upon the actual assessment and tax rate.

      In terms of future growth in the property's real estate tax burden, we have looked at Rockefeller Center's historical tax burdens over the past six years. The Center's real estate tax burdens for each fiscal year and the percent increase/decrease is shown below:


      TAX YEAR         TOTAL TAX BURDEN       PERCENT CHANGE
      --------         ----------------       --------------
      1989/90           $34,202,285                -
      1990/91           $40,164,798             17.43%
      1991/92           $43,983,149              9.51%
      1992/93           $46,306,378              5.28%
      1993/94           $42,241,190             (8.78%)
      1994/95           $39,593,862             (6.27%)

      As exhibited by the chart above, the Center's average annual real estate tax growth rate over the past five years is +3.0%. However, we have also been advised by Management that the Center is currently involved in certiorari proceedings with the City for the tax years 1989 through 1993. They will most likely receive refunds for those years in question given that the Center was over-assessed during this period. Based upon market perceptions as justified by the property's historical experience we have chosen to grow the property's real estate taxes by 5% per annum which we feel is conservatively appropriate.

      The NBC transaction has been structured to accommodate arrangements made between the New York City Industrial Development Agency ("IDA") and NBC for certain financial assistance in connection with the project. Accordingly, the three interconnected buildings (the GE Building, the Studio Building, and the GE West Building) have been made into a condominium and the NBC-occupied areas were conveyed to IDA subject to the RCPI mortgages and the NBC lease. These areas were then leased back to the Partnerships and subleased to NBC. Upon the expiration of the period of IDA benefits, ownership of the IDA owned units will revert to the Partnerships. IDA ownership of the condominium units occupied by NBC is a technical structuring required to effectuate the transaction and, in our opinion, has no adverse impact on the appraised value.

      We understand that the arrangement with NBC makes specific provisions with respect to real estate taxes on the condominium units which formerly comprised Block 1265, Lot 1. During the time that any condominium unit is owned by IDA (that is, while it is leased to NBC), such condominium unit is exempt from real property taxes. NBC has agreed with IDA to make certain payments in lieu of real estate taxes with respect to these condominium units. In addition, the Partnerships, NBC and the City of New York have entered into an agreement relating to the real estate taxation of all the condominium units (including those not occupied by NBC). The pertinent features of this agreement are: (A) notwithstanding the establishment of any new tax lot as a result of the establishment of the condominium, the City will assess liability among the various lots in accordance with the methodology the Partnerships and RGI have historically used to allocate taxes among the tenants and (B) any increase in assessment valuation resulting from improvements to one or more individual condominium units (that is, tax lots) will be specifically allocated to the unit or units so improved.

                           HIGHEST AND BEST USE

      Highest and best use is a twofold concept. There is a distinction between the highest and best use of the land and of the property. The highest and best use of the land is defined to be that use of the land which may be reasonably expected to produce the greatest net return to the land over a given period of time and further, that use, from among reasonable, probable and legal alternative uses, found to be physically possible, appropriately supported, and financially feasible which results in the highest land value.

      An analysis as to the highest and best use of the land should be made first and may be influenced by many factors, some of which are:

     1. Availability of land for a particular use in terms of existing zoning regulations, deed restrictions, lease encumbrances, or any other legally binding codes, restrictions, regulations or interests;

     2. The physical availability of the site for a particular use; and

     3. The market influences of supply and demand and the economies of increasing and decreasing returns.

      After determining the highest and best use of the land, an analysis and opinion of the highest and best use of the property should be made. The highest and best use of the property is defined as the most profitable likely use to which a property can be put. The opinion of such use may be based on the highest and most profitable continuous use for which the property is suited or adaptable, or likely to be in demand in the near future.

      It is important to recognize the possibility that the highest and best use of the land may differ from the highest and best use of the property. This could occur where a site has existing improvements and the highest and best use of the land differs from the property's existing use. Nevertheless, the current use will continue until the value of the land under its highest and best use, less demolition costs of the existing improvements, exceeds the total value of the property in its present use.

      Based on an analysis of the subject site, location, zoning and surrounding land use patterns, we believe that the highest and best use of the land is for commercial purposes. Based on the nature of the improvements and the extent to which they influence the site, the highest and best use of the property is as improved with the existing mixed-use office/retail complex.

                             VALUATION PREMISE

      To derive an estimate of value for Rockefeller Center, all three conventional approaches to value-the Cost, Sales Comparison and Income Approaches, were considered.

COST APPROACH

      The Cost Approach is a method by which the value of the property is derived by estimating the replacement cost of the improvements, less the estimated depreciation. The value of the land as if vacant is then added to the depreciated value of the improvements. We have not included this approach given the difficulty in accurately estimating physical, functional, and economic depreciation. Additionally, investors would not use this approach in the current market to assess an investment opportunity. As a result, we do not believe the Cost Approach is the most appropriate method of valuation in this instance.

SALES COMPARISON APPROACH

      The Sales Comparison Approach is an appraisal technique in which the market value estimate is predicated upon prices paid in actual market transactions. Recent sales of properties similar to the property under review are identified, analyzed and compared to the subject. In analyzing and comparing the sales data, adjustments are made for factors such as location, time (date of transaction), plot and building size, age and condition of buildings, etc.

      The lack of truly comparable activity, coupled with the large adjustments which must be made to those sales which did occur make accurate comparisons difficult. We have, therefore, not relied heavily on this approach to indicate a market value for the subject, but have included a discussion of the recent transactions which have occurred subsequent to our last appraisal dated December 31, 1993 in order to provide an indication of current market activity.

INCOME APPROACH

      The Income Capitalization Approach is an appraisal technique used to derive a value estimate based on the anticipated net income to be generated by the property under review. The value estimate should reflect the capital amount an investor would reasonably pay to receive this net income. The capital amount, often called the capitalized value, is in effect, the sum of the anticipated annual net revenues less the discount for money received in the future. Primary emphasis has been given to this approach since this is the methodology most often utilized by investors in income-producing property.

                        SALES COMPARISON APPROACH

    The Sales Comparison Approach produces an estimate of value for real estate comparing recent sales of similar properties in the surrounding or competing area to the subject property. Inherent in this approach is the principle of substitution which states that "when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution."

      By analyzing sales which qualify as arms length transactions between willing knowledgeable buyers and sellers with reasonable market exposure, we can identify price trends by which value parameters may be extracted. Comparability in physical, locational and economic characteristics is an important criteria in evaluating the sales in relation to the subject property. The basic steps involved in the application of this approach are as follows:

      1. Researching recent relevant property sales and current offerings throughout the competitive area.

      2. A selection process to focus on the properties considered most similar to the subject, and then analyzing the selected comparable properties given consideration to the time of sale and any change in economic conditions which may have occurred to the date of value. Other relevant factors of a physical, functional or location nature were also considered.

      3. Reducing the sales price to common units of comparison (i.e. price per square foot of rentable building area).

      4. Making appropriate adjustments between the comparable properties and the property appraised.

      5.    Interpreting the adjusted sales data and drawing a valid conclusion.

      In using the Sales Comparison Approach, we reviewed sales of Midtown office buildings. However, the degree of comparability to the subject for many of these buildings is quite limited. It should be noted that market activity has increased dramatically over the past two years with a 100% increase in total consideration in 1993 from 1992. Sales activity in 1994 has continued to pick up steam with over $975 million in total considerations reported for 1994. The following chart indicates the increased activity over the past two years in light of the historical activity.

--------------------------------------------------------------------------------

                              OPEN MARKET SALES
                         MANHATTAN OFFICE BUILDINGS.
                         ---------------------------

            YEAR              NUMBER OF SALES   TOTAL CONSIDERATION
            ----              ---------------   -------------------
            1982              53              $  504,986,800
            1983              65              $  795,057,220
            1984              79              $  962,275,799
            1985              72              $1,177,704,561
            1986              77              $1,778,358,797
            1987              59              $1,543,518,820
            1988              37              $1,232,948,659
            1989              42              $1,406,818,100
            1990              33              $  574,807,050
            1991              18              $  279,940,000
            1992              26              $  266,879,996
            1993              48              $  535,671,500
Estimated   1994              80              $  975,061,126

      Source: Real Estate Board of New York

--------------------------------------------------------------------------------


      We uncovered seven sales of significant office properties which occurred during the past thirteen months, and are listed on the following pages. Unadjusted prices ranged from a high of $263 per square foot to a low of $83 per square foot. Adjustments need to be made for age and quality of construction, size, occupancy, strength of office location, strength of retail location, and income generation. The size and depth of the necessary adjustments are so great that the sales are, in effect, rendered incomparable. As a result, we were not able to draw a valuation conclusion from the sales.

      However, we have discussed a few of the more notable transactions below and, in general, the increased activity which began in 1993 has continued even more strongly through 1994. This year witnessed several office building sales with per unit prices of well over $200 per square foot. There is tremendous optimism in the real estate market which is reflecting a belief that conditions are on the upswing. In part this is related to the decision of lenders who have obtained ownership over the past two to four years via foreclosure and bankruptcy, to make the commitment to sell. Both domestic investors, as evidenced by the 590 Madison Avenue sale, and foreign investors as evidenced by the Metropolitan Tower sale, are increasingly attracted to the marketplace. The other side of the equation, financing availability, has also experienced an increase in interest during this past year which is expected to translate into actual activity in 1995, and has greatly increased the liquidity of the office building market.

      One of the most important transactions to occur since our December 31, 1993 appraisal is the sale of 590 Madison Avenue identified as the IBM Building. The property which transferred in May, 1994 for a reported total price of $205,000,000 or $223 per square foot of building area, represents the highest price exclusive of intended capital expenditures paid for a multi-tenanted property since the mid-80's. The new owners, a Joint Venture involving Edward Minskoff and Oddysey Partners, plan to spend approximately $95 million on renovations which increases the purchase price to almost $300 per square foot. The deal involves IBM remaining in occupancy as a tenant in one third of the office space. The other important factor of this deal which should be mentioned, is the fact that the IBM gallery has been closed with the intention of leasing the grade floor space as retail. The corner of 57th Street and Madison Avenues is one of Manhattan's most valuable retail corners capable of commanding a rent of +$200 per square foot. The owners have reportedly closed their first major deal in the fourth quarter of 1994 which involves floors 27-30 for a total of 98,188 square feet to be occupied by BHF Bank for a 15 year term at an average rent of approximately $50 per square foot. Concessions reportedly consist of a $50 per square foot workletter and 12 months free rent.

      The second major transaction involved purchase of the office and garage portion of the Metropolitan Tower. The property transferred in August, 1994 for a reported total purchase price of $59,146,500 or $263 per square foot of rentable area. Aside from the purchase price, this sale is notable given that the seller required the purchaser to contract and close this all cash deal in less than 30 days. There was apparently more than one offer submitted to the owner meeting the asking price. The property is 100% occupied at rents reported to be in the mid $30 per square foot range.

      Another large transaction to occur involves Morgan Stanley's purchase of 750 Seventh Avenue from Citibank in April, 1994 for a reported total price of $90,000,000 or $160 per square foot. The property which transferred with only three tenants in occupancy gives Morgan Stanley the potential of occupying the remainder of the vacant space.

      The National Westminster Bank building located at 592 Fifth Avenue also transacted on October 18, 1994 for a reported total price of $20,000,000 or $250 per square foot. This sale represents a partial sale-leaseback in that Nat West will reportedly remain in occupancy of a majority of the building's space as a tenant.

      One factor regarding recent sales activity which is quite apparent is the domination of purchasers buying office building properties for their own use or as part of a sale-leaseback scenario, rather than the pure investor as purchaser we saw in the 1980's. In the cases of 590 Madison Avenue and 592 Fifth Avenues, an important factor in the deals was the seller's intention to remain as a tenant in a portion of the buildings. In the case of 750 Seventh Avenue, an important factor in the deal was the availability of Morgan Stanley to occupy a large portion of the property's vacant space.

      Our analysis of Rockefeller Center has always considered the entire complex as a whole. However, if one was to analyze each building individually, some, like 30 Rockefeller Plaza would be worth considerably more on a per square foot basis than our overall valuation of $202 per square foot, while some of the smaller buildings may be worth less on the basis of their current multi-tenanted occupancy. Given current market trends, if the complex was offered for sale on the open market, a higher price might be achieved by "dividing" the complex and targeting some of the smaller buildings towards owner occupants. Although possession would take some time given current lease expirations, given the property's superb Midtown location and awareness throughout the world, in our opinion, there would be great deal of interest among foreign entities looking to acquire Midtown locations for their own use. This group has continued to be a strong market force in recent years, despite the overall softness in the investor market. In addition to the benefits of owning and controlling their own space, and obtaining building identity, most owner users do not need to rely on conventional bank financing. As a result, this market segment is not impacted by a dearth of available financing which occurred during the past few years. However, as mentioned previously the financing market for office building properties is expected to rebound during 1995.

                                     SALE #1

LOCATION:                          592-94 Fifth Avenue
BLOCK/LOT:                         1263/41
GRANTOR:                           Nat West Bank
GRANTEE:                           UOB Realty (USA) LP
                                   c/o United Overseas Bank
RECORDING DATA:                    October 18, 1994
PHYSICAL DESCRIPTION:
     Land Area:                    7,052 sq. ft.
     Gross Building Area:          74,000 sq. ft.
     Net Rentable Area:            80,000 sq. ft.
     Year Built:                   1911
     Occupancy at Sale:            100% owner-occupied @ sale.
     Parking:                      None
     Quality:                      Very good
     Zoning:                       C5-3
     Stories:                      11
SALE PRICE:                        $20,000,000
TERMS OF SALE:                     Cash
REPORTED OVERALL RATE (OAR):       7.4%
SALE PRICE/
SQUARE FOOT (GSF):                 $267
SALE PRICE/
SQUARE FOOT (RSF):                 $250
COMMENTS:                          Reportedly several investors were vying for
                                   the property. The transaction represents a partial sale-leaseback with Nat West to remain in occupancy of 4 of the 10 office floors as well as the grade for five years with options totalling 25 years for the grade floor. We were not able to uncover the actual rents Nat West will pay, however, it was reported that based upon the income from Nat West and the expenses in-place a return of 7.4% is yielded. If the remaining vacant space in the building were fully leased at market rents a return of 7.5% is yielded.

                                     SALE #2

BUILDING NAME:                     METROPOLITAN TOWER
LOCATION:                          142 West 57th Street/135 West 56th Street.
BLOCK/LOT:                         1009-1001
SELLER:                            Carver Associates (Warren D. Cole)
BUYER:                             Pacific Metropolitan Corp.
                                   c/o Pacific Eagle Investment
RECORDING DATA:                    August 3, 1994
PHYSICAL DESCRIPTION:
    Land Area:                     18,593 sq. ft.
    Gross Building Area:           208,880 sq. ft. office
    Net Rentable Area:             225,000 sq. ft. office
    Year Built:                    1986
    Occupancy at Sale:             100%
    Parking:                       Yes
    Quality:                       Excellent
    Zoning:                        C5-3 & C6-6.5
    Stories:                       Mixed-use building. 78 stories office on
                                   floors 2 - 18.
SALE PRICE:                        $59,146,500
TERMS OF SALE:                     Cash
ESTIMATED
ECONOMIC INDICATORS:
    Gross Annual Income:           $8,437,500
    Less: Operating Expenses:       3,937,500
                                   ----------
    Net Operating Income:          $4,500,000
ESTIMATED
REPORTED OVERALL RATE (OAR):       7.61%
SALE PRICE/
SQUARE FOOT (GSF):                 $283
SALE PRICE/
SQUARE FOOT (RSF):                 $263
COMMENTS:                          This confidential transaction reportedly
                                   required the purchaser to contract and close this all cash deal in less than 30 days. The purchaser (Pacific Eagle) is a California based subsidiary set up by the Lo Family of Hong Kong. The Chinese investors are one of the largest holders of Hong Kong real estate and this subsidiary is specifically set up to purchase U.S. real estate.

                                   The office condo is reportedly 100% leased for 10 years. It is occupied by nine tenants, with three tenants (Ceridian, Ann Taylor and Air France) occupying 80% of the space. It is reportedly collecting some rents in the mid $30 per square foot range.

                                     SALE #3

BUILDING NAME:                     AMERICAN HOME PRODUCTS BUILDING
LOCATION:                          685 Third Avenue
                                   between East 42nd & 43rd Streets
                                   New York, New York
BLOCK/LOT:                         1317, Lot 1
GRANTOR:                           American Home Products Corp.
                                   Madison, New Jersey
GRANTEE:                           Professional Data Management, Inc.
                                   c/o Tom Mara
RECORDING DATA:                    5/23/94
PHYSICAL DESCRIPTION:
    Land Area:                     31,129 sq. ft.
    Gross Building Area:           595,632 sq. ft.
    Net Rentable Area:             584,336 sq. ft.
    Year Built:                    1961
    Occupancy at Sale:             34%
    Parking:                       None
    Quality:                       Good
    Construction:                  Cinderblock and brick
    Zoning:                        C5-3; FAR = 15
    Stories:                       31
SALE PRICE:                        $50,000,000
TERMS OF SALE:                     All cash to seller.
SALE PRICE/
SQUARE FOOT (GSF):                 $83.94
SALE PRICE/
SQUARE FOOT (RSF):                 $85.57
ASKING RENTS AT SALE:              $28 - $30
RETAIL TENANTS:                    Hirsch Photo, Bolton
MAJOR OFFICE TENANTS:              Parents Magazine, Westinghouse
COMMENTS:                          685 Third is actually two interconnected
                                   buildings, the 240,000 sq. ft. southern tower was built in 1961 and the 355,000 sq. ft.
                                   northern tower was built in 1976.  The
                                   building had served as American Home Products
                                   Corp.'s headquarters until the company's recent move to Madison, New Jersey. American
                                   Home Products had occupied 400,000 contiguous square feet in the building. The buyer, Leucadia National Corp., is a large financial services firm.

                                     SALE #4

BUILDING NAME:                     IBM BUILDING
LOCATION:                          590 Madison Avenue
                                   Madison Avenue and 57th Street
                                   New York, New York
BLOCK/LOT:                         Block: 1292/Lot: 15
BUYER:                             Joint Venture comprised of Edward J. Minskoff
                                   and Odyssey Partners
SELLER:                            IBM
RECORDING DATA:                    May, 1994
PHYSICAL DESCRIPTION:
    Land Area:                     39,000 sq. ft.
    Gross Building Area:           1,030,000 sq. ft.
    Net Rentable Area:             919,283 sq. ft.
    Year Built:                    1982
    Occupancy at Sale:             1/3 of space to be occupied by IBM.
    Parking:                       Yes - 100 cars
    Quality:                       Excellent
    Zoning:                        C5-3 & C5-2.5
    Stories:                       43
SALE PRICE:                        $205,000,000
TERMS OF SALE:                     Cash
SALE PRICE/
SQUARE FOOT (GSF):                 $199
SALE PRICE/
SQUARE FOOT (RSF):                 $223
ESTIMATED
ECONOMIC INDICATORS:
    Gross Annual Income:           $34,247,500
    Less: Operating Expenses:      (18,025,880)
                                   -----------
    Net Operating Income:          $16,221,620
ESTIMATED
REPORTED OVERALL RATE (OAR):       7.91%
COMMENTS:                          After renovations, the total price will
                                   approximate $300 million or $291 per square foot. IBM has agreed to lease back the lower
                                   1/3 (+315,000 square feet) of the office space for 10 years. The 11,000 square foot gallery has also been closed providing the new owners with very valuable retail space.

                                   A lease deal for the 27-30th floors has
                                   recently been signed with BHF Bank for a term of 15 years.

                                     SALE #5

ADDRESS:                           750 Seventh Avenue
LOCATION:                          West side of Seventh Avenue between 49th and
                                   50th Streets with frontage on Broadway.
BLOCK/LOT:                         1021/26
BUYER:                             Morgan Stanley, 750 Building Corporation, c/o
                                   Morgan Stanley & Co., Inc.
SELLER:                            750 Seventh Avenue Associates
                                   c/o Citibank, NA
SALE DATE:                         April 28, 1994
PHYSICAL DESCRIPTION:
    Land Area:                     21,800 sq. ft.
    Rentable Building Area:        559,999 sq. ft.
    Year Built:                    1990
    Condition:                     Excellent
    Stories:                       34
    Zoning:                        C6-7T
TOTAL PRICE:                       $90,000,000 all cash.
PRICE PER SQ. FT.:                 $160.79
COMMENTS:                          The building was built in 1990 by Solomon
                                   Partners. The property was foreclosed upon by Citibank in October, 1992. The building contains grade retail space along Seventh
                                   Avenue and Broadway with the basement
                                   designated for entertainment uses.  Floors 4-
                                   34 possess the office space with the
                                   mechanical equipment located on floors 2, 3, 35 and 36.

                                   The property was purchased with three tenants in occupancy - V,d) & Young, Mendes & Mount and Carolines Comedy Club (located at grade and basement). The buyer, Morgan Stanley, has the option of either occupying or leasing the remaining vacant space.

                                     SALE #6

BUILDING NAME:                     ARCHITECTS & DESIGNERS BUILDING
LOCATION:                          150 East 58th Street
                                   between Lexington & Third Avenues
                                   New York, New York
PARCEL NUMBER:                     Block 1312, Lot 41
GRANTOR:                           Eastrich No. 81 Corp.
                                   c/o AEW & Equitable RE Inv. Mgmt.
GRANTEE:                           150 East 58th Street
                                   c/o Nathan Aber/O&Y/1370 Broadway
RECORDING DATA:                    Deed Book 2034, Page 1268
PHYSICAL DESCRIPTION:
    Land Area:                     28,490 square feet
    Gross Building Area:           507,185 square feet
    Net Rentable Area:             452,078 square feet
    Year built:                    1969
    Occupancy at Sale:             84%
    Parking:                       2-level, 260-car garage
    Quality:                       Good
    Construction:                  Steel and glass, granite
    Zoning:                        C5-2, Restricted Central Comm
    Stories:                       39
SALE PRICE:                        $61,500,000
TERMS OF SALE:                     $15 million cash; seller provided a PMM of
                                   $46,200,000 for 5 years @ 8% interest only
                                   outstanding principal.
ECONOMIC INDICATORS:
  Gross Annual Income:                    $17,982,000  Estimate
  LESS: Operating Expenses:               $ 9,095,000  Estimate
  Net Operating Income:                   $ 8,379,000  Estimate
APPRAISAL INDICATORS:
  Overall Rate (OAR):                     13.62%
SALE PRICE/SQUARE FOOT (GSF):             $121.26
SALE PRICE/SQUARE FOOT (RSF):             $136.04
ASKING RENTS AT SALE:                     $28 - $35/SF, gross
MAJOR OFFICE TENANTS:                     Forest Labs, Spanish Consulate
RETAIL TENANTS:                           Kleinsleep
PRIOR SALE PRICE/DATE:                    $145,000,000/1989
COMMENTS:                                 The building had been in bankruptcy
                                          twice in the past three years, prior
                                          to the sale.  Equitable Real Estate
                                          Investment management held an $85
                                          million first mortgage on the property
                                          and NYNEX Master Pension Trust
                                          originally had a second mortgage, but
                                          at the time of sale was the building's
                                          owner.  NYNEX lost almost its entire
                                          investment in the building as a result
                                          of Equitable's mortgage.  The new
                                          owners are two brokers from

                                          Brooklyn, George and Michael
                                          Karfunkel, who have been actively
                                          buying distressed Manhattan
                                          properties.  The tower has 10 base
                                          floors (2-11) of office furniture
                                          showroom space, totalling 182,000
                                          square feet.  The upper floors (12-39)
                                          consists of office space, with each
                                          floor having an 11,000 floor plate,
                                          for a total of 298,000 square feet.
                                          At the time of sale, the building's
                                          office space was almost 100% leased,
                                          with the majority of the 20% vacancy
                                          rate confined to the lowe floor
                                          showroom space.

                                     SALE #7

IDENTIFICATION:                           366 Madison Avenue
LOCATION:                                 Southwest corner of Madison Avenue and
                                          46th Street
BLOCK/LOT:                                1281/56
DESCRIPTION:                              Built 1921
                                          95,942 rentable SF
                                          good condition
                                          16-stories
                                          91% occupied at time of sale
BUYER:                                    366 Madison Inc.
                                          c/o The Galbreath Co.
SELLER:                                   Metropolitan Life Insurance Co.
SALE DATE:                                March 29, 1994
TOTAL PRICE:                              $14,000,000
                                          all cash
PRICE PER SQ. FT.:                        $145.92
COMMENTS:                                 Met Life took over this property in
                                          lieu of foreclosure in July, 1992.
                                          The property's major office tenants
                                          are F.R. Trippler and CPR Legal Prog.

                      INCOME CAPITALIZATION APPROACH

    The Income Capitalization Approach is an appraisal technique used to derive a value estimate based on the anticipated net income generated by the property under review. The value estimate should reflect the capital amount an investor would reasonably pay to receive this net income.

    We have utilized a discounted cash flow analysis in order to derive our value estimate via the Income Approach. This methodology entails the projection, on a lease-by-lease basis, of the income, expenses, and capital costs associated with operating the property.

    Institutional investors typically evaluate properties on either a 10 or 15-year holding period basis. Given the size and intricacies of Rockefeller Center as a real estate investment, it is our opinion that an investor would analyze the property over various holding periods in order to reflect for the anomalies of tenant turnover and concurrent capital expenditures. Therefore, although we placed greatest weight on the 12 through 15 year holding periods given that investors in properties such as Rockefeller Center typically anticipate a holding period longer than 10 years, we have provided a weighted average net present value based upon six holding periods as utilizing various holding periods provides a more accurate indication of market value. As a result, the cash flows before financing in each year of a 16-year projection period were estimated for calendar year 1995 through 2001. The gross resale value is estimated by capitalizing at an appropriate rate the net operating income in the year following the holding period of the cash flow. The cash flows plus the reversion are then discounted on an annual basis to a present value using a pre-tax market rate of return.

    It should be noted, that in our discounted cash flow analysis, we utilized a real estate model developed by The Realtech Group. Results were generated by the model based on our market, economic, leasing and other real estate assumptions. Our assumptions as well as tenant lease data current through November 30, 1994 were entered into the model by the above mentioned firm. We have verified a representative sampling of the individual tenant cash flows and believe that all of the input is correct.

    The vast majority of the property's rentable area is subject to long-term leases that terminated in 1994 and beyond, with much of this space at below market rental rates. As previously mentioned this valuation represents an update to our report dated December 31, 1993. At that time, we had predicted the property to increase in value after 1994 due to the large amount of space which was expected to be released at market rental rates in 1994, as well as the leasing expenditures expected to occur in 1994. As of December 31, 1994 approximately

2.2 million of the 2.9 million 1994 turnover space has been leased. As mentioned in our previous report, it was expected that after expending the various capital costs involved in these lease negotiations, the value of the property would increase substantially. As of December 31, 1993 the estimated value of Rockefeller Center was $1,150,000,000.

    Using the discounted cash flow analysis, the market value estimate for the Center as of December 31, 1994, before financing but encumbered by the Dutch Reformed Church ground lease and the New York City Transit Authority concourse lease, is approximately:

               ONE BILLION TWO HUNDRED AND FIFTY MILLION DOLLARS

                               ($1,250,000,000)

    This value equates to +$202 per square foot of total rentable area of 6,189,547 square feet.

    The projected statement of Operating Income and Cash Flow and a Lease Expiration Schedule follow. The rent roll and computer lease abstracts are in our files and are available for review by Rockefeller Center Properties, Inc.

02-02-1995                              ROCKEFELLER CENTER PROPERTIES INC.
BASE                                              TOTAL FOR ALL
                                                    BUILDINGS


     (IN $'000)
                                               CASH FLOW PRO FORMA

                               ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
                               1995      1996      1997      1998      1999      2000      2001      2002      2003      2004
                               ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
INCOME:
  OFFICE SPACE                112,797   163,813   175,649   191,811   194,377   201,467   214,949   216,884   219,797   224,620
  RETAIL SPACE                 23,219    29,989    30,160    30,799    31,223    32,534    34,929    36,500    36,740    38,250
  STORAGE SPACE                 2,422     3,619     3,622     3,680     3,710     3,790     4,324     4,402     4,453     4,518
  MISC. SPACE                   2,733     2,762     2,762     2,762     2,762     2,763     2,766     2,902     3,044     3,196
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
  MINIMUM BASE RENTAL INC.    141,171   200,182   212,193   229,053   232,072   240,554   256,968   260,688   264,034   270,585
  CPI RENTAL ESCALATION           266       385       581       714       884       868       803       876       928       983
  OVERAGE                       4,012     4,286     4,595     4,908     5,237     4,980     5,324     5,698     6,099     6,414
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
BASE RENTAL INCOME            145,449   204,853   217,369   234,675   238,193   246,402   263,095   267,262   271,061   277,982

  PROPERTY TAX INCOME           3,136     3,931     4,862     6,394     8,209     9,586     8,916    10,901    12,972    14,668
  OPERATING EXPENSE INCOME     18,878    21,599    27,355    38,502    43,396    47,678    47,736    53,150    58,704    63,537
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
GROSS RENTAL INCOME           167,463   230,383   249,585   279,571   289,798   303,666   319,747   331,312   342,736   356,186

  LESS:  VACANCY                4,977     3,665     4,031     3,685     4,235     7,791    12,337     4,852     4,703    10,144
  LESS:  RENT CONCESSIONS      11,237    49,770     7,612     3,360     1,021     2,707     6,246     2,189     1,423     2,857
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
EFFECTIVE RENTAL INCOME       151,249   176,948   237,942   272,526   284,542   293,168   301,163   324,272   336,610   343,185

  TENANT SERVICE                9,093     9,093     9,093     9,093     9,093     9,093     9,093     9,093     9,093     9,093
  TENANT ELECTRIC              10,793    11,225    11,674    12,257    12,870    13,514    14,189    14,899    15,644    16,426
  DISPLAY WINDOWS                  65        68        70        74        78        81        85        90        94        99
  SUNDRY                          150       156       162       170       179       188       197       207       217       228
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
EFFECTIVE GROSS INCOME        171,350   197,489   258,942   294,121   306,762   316,043   324,728   348,560   361,659   369,032
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
OPERATING EXPENSE:
  OPERATING & MAINTENANCE      63,764    66,315    68,967    72,416    76,036    79,838    83,830    88,021    92,423    97,044
  UTILITIES                    17,321    18,014    18,734    19,671    20,655    21,687    22,772    23,910    25,106    26,361
  INSURANCE                     1,701     1,769     1,840     1,932     2,028     2,130     2,236     2,348     2,466     2,589
  MANAGEMENT FEE                2,715     2,824     2,937     3,083     3,238     3,399     3,569     3,748     3,935     4,132
  GENERAL & ADMINISTRATIVE      1,000     1,040     1,082     1,136     1,192     1,252     1,315     1,380     1,449     1,522
  REAL ESTATE TAXES            40,584    42,613    44,744    46,981    49,330    51,796    54,386    57,105    59,961    62,959
  GROUND LEASE                    845       885       908       891       916       962     3,519     3,526     3,534     3,542
  TENANT SERVICES               4,696     4,696     4,696     4,696     4,696     4,696     4,696     4,696     4,696     4,696
  TENANT ELECTRIC              10,255    10,665    11,092    11,646    12,229    12,840    13,482    14,156    14,864    15,607
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
  TOTAL OPERATING EXPENSE     142,881   148,820   154,999   162,452   170,320   178,601   189,806   198,892   208,433   218,451
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
NET OPERATING INCOME           28,470    48,669   103,943   131,669   136,442   137,442   134,923   149,668   153,225   150,580
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
OTHER EXPENSE:
  TENANT WORK                  95,084     2,087     2,171     2,480     4,191    14,939    10,492     4,106     4,180    13,498
  LEASING COMMISSIONS          19,569     2,136     1,581     1,260     2,063     6,981     7,976     2,164     1,845    10,108
  CAPITALIZED EXPENSE          10,115    14,879    10,992    14,167    20,825    11,775     7,350     7,000     7,000     7,000
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
NOI BEFORE DEBT SERVICE       (96,298)   29,568    89,198   113,762   109,363   103,747   109,104   136,398   140,201   119,974
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------


                                       76

02-02-1995                              ROCKEFELLER CENTER PROPERTIES INC.
BASE                                              TOTAL FOR ALL
                                                    BUILDINGS


     (IN $'000)
                                               CASH FLOW PRO FORMA

                               ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
                               2005      2006      2007      2008      2009      2010      2011      2012      2013      2014
                               ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
INCOME:
  OFFICE SPACE                240,875   262,423   268,830   278,075   290,863   313,336   334,226   341,107   359,053   371,482
  RETAIL SPACE                 40,170    42,143    46,119    49,312    50,732    56,909    64,489    66,484    69,082    70,460
  STORAGE SPACE                 4,872     5,409     5,722     5,873     6,054     6,689     7,424     7,546     7,963     8,091
  MISC. SPACE                   3,362     3,544     3,717     3,899     4,092     4,300     4,520     4,741     4,973     5,219
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
  MINIMUM BASE RENTAL INC.    289,279   313,519   324,389   337,159   351,740   381,234   410,659   419,878   441,071   455,250
  CPI RENTAL ESCALATION           815       471       512       570       629       689       659       552       627       703
  OVERAGE                       6,455     6,864     7,305     7,788     8,302     8,580     8,931     9,418    10,023    10,663
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
BASE RENTAL INCOME            296,548   320,853   332,206   345,517   360,672   390,503   420,249   429,849   451,722   466,617

  PROPERTY TAX INCOME          14,467    12,721    14,483    16,386    17,599    17,330    16,251    18,759    19,342    21,632
  OPERATING EXPENSE INCOME     64,206    62,375    68,036    74,199    77,928    78,341    78,728    86,344    89,734    96,798
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
GROSS RENTAL INCOME           375,221   395,948   414,725   436,102   456,199   486,174   515,227   534,951   560,798   585,047

  LESS:  VACANCY               16,622    10,499     9,911     8,317    16,451    16,913    16,059    10,023    13,215    18,354
  LESS:  RENT CONCESSIONS      11,324    11,274     4,268     3,654     6,606    13,008    12,787     4,041    10,217     5,531
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
EFFECTIVE RENTAL INCOME       347,275   374,175   400,546   424,131   433,142   456,253   486,381   520,887   537,367   561,162

  TENANT SERVICE                9,093     9,093     9,093     9,093     9,093     9,093     9,093     9,093     9,093     9,093
  TENANT ELECTRIC              17,247    18,110    19,015    19,966    20,964    22,013    23,113    24,269    25,482    26,756
  DISPLAY WINDOWS                 104       109       115       120       126       133       139       146       153       161
  SUNDRY                          240       252       264       277       291       306       321       337       354       372
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
EFFECTIVE GROSS INCOME        373,960   401,739   429,033   453,588   463,617   487,797   519,047   554,732   572,449   597,545
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
OPERATING EXPENSE:
  OPERATING & MAINTENANCE     101,896   106,991   112,340   117,957   123,855   130,048   136,550   143,378   150,547   158,074
  UTILITIES                    27,679    29,063    30,516    32,042    33,644    35,327    37,093    38,947    40,895    42,940
  INSURANCE                     2,718     2,854     2,997     3,147     3,304     3,469     3,643     3,825     4,016     4,217
  MANAGEMENT FEE                4,339     4,556     4,783     5,023     5,274     5,537     5,814     6,105     6,410     6,731
  GENERAL & ADMINISTRATIVE      1,598     1,678     1,762     1,850     1,942     2,040     2,142     2,249     2,361     2,479
  REAL ESTATE TAXES            66,107    69,412    72,882    76,527    80,353    84,371    88,589    93,019    97,669   102,553
  GROUND LEASE                  3,551     3,559     3,568     3,577     3,518     3,556     3,608     3,608     3,608     3,619
  TENANT SERVICES               4,696     4,696     4,696     4,696     4,696     4,696     4,696     4,696     4,696     4,696
  TENANT ELECTRIC              16,388    17,207    18,067    18,971    19,919    20,915    21,961    23,059    24,212    25,423
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
  TOTAL OPERATING EXPENSE     228,971   240,015   251,612   263,789   276,506   289,958   304,096   318,885   334,414   350,731
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
NET OPERATING INCOME          144,989   161,723   177,421   189,799   187,111   197,839   214,952   235,847   238,035   246,814
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
OTHER EXPENSE:
  TENANT WORK                  41,333     8,969     6,523     7,505    24,651    27,800    10,244    10,892    15,283    29,433
  LEASING COMMISSIONS          24,446     4,686     6,357     5,421    19,299    21,967     8,613     6,942    11,989    19,952
  CAPITALIZED EXPENSE           7,350     7,718     8,103     8,509     8,934     9,381     9,850    10,342    10,859    11,402
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
NOI BEFORE DEBT SERVICE        71,860   140,351   156,438   168,365   134,226   138,692   186,245   207,671   199,904   186,027
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------

                          ROCKEFELLER CENTER PROPERTIES
                             TOTAL FOR ALL BUILDINGS

                            TENANT EXPIRATION SUMMARY


EXPR             ** BASED ON CURRENT TERM ONLY **            CUM            ** BASED UPON OPTIONS EXERCISED **           CUM
YEAR        OFFICE      RETAIL     STORAGE       TOTAL       BLDG       OFFICE      RETAIL     STORAGE       TOTAL       BLDG
----        ------      ------     -------       -----       ----       ------      ------     -------       -----       ----
1994        34,098      26,393       5,282      65,773        1.3%      34,098      26,393       5,282      65,773        1.3%
1995       332,772      55,796      10,572     399,140        7.7%     332,772      55,796      10,572     399,140        7.7%
1996        75,712      37,235       8,148     121,095        2.3%      75,712      37,235       8,148     121,095        2.3%
1997     1,275,063      37,612      14,849   1,327,524       25.7%     104,336      17,443       3,536     125,315        2.4%
1998       131,398       3,847       4,616     139,861        2.7%     131,398       3,847       4,616     139,861        2.7%
1999       107,184      45,149      15,204     167,537        3.2%     107,184      45,149      15,204     167,537        3.2%
2000       262,676      21,232       9,644     293,552        5.7%     262,676      21,232       9,644     293,552        5.7%
2001        28,858      10,709       1,074      40,641        0.8%      28,858      10,709       1,074      40,641        0.8%
2002        94,665      28,774      10,303     133,742        2.6%      94,665       4,277       1,586     100,528        1.9%
2003        57,964      24,911         595      83,470        1.6%      57,964      24,911         595      83,470        1.6%
2004       344,802      27,845      11,884     384,531        7.4%     344,802      27,845      11,884     384,531        7.4%
2005       238,791       8,245       5,206     252,242        4.9%     238,791       8,245       5,206     252,242        4.9%
2006       130,140      10,238         998     141,376        2.7%     130,140      10,238         998     141,376        2.7%
2007        50,941       5,941         198      57,080        1.1%      50,941      30,438       8,915      90,294        1.7%
2008       137,290      20,960       5,681     163,931        3.2%     137,290      20,960       5,681     163,931        3.2%
2009       377,319      48,498      10,591     436,408        8.4%     377,319      48,498      10,591     436,408        8.4%
2010        84,190       5,200       3,177      92,567        1.8%      84,190       5,200       3,177      92,567        1.8%
2012       264,647           0       4,279     268,926        5.2%     264,647           0       4,279     268,926        5.2%
2013        38,793       5,996       3,586      48,375        0.9%      38,793       5,996       3,586      48,375        0.9%
2014       292,583       7,485           0     300,068        5.8%     292,583       7,485           0     300,068        5.8%
2015             0      15,608         222      15,830        0.3%           0      15,987         222      16,209        0.3%
2020        93,260       3,405       1,912      98,577        1.9%      93,250       3,405       1,912      98,577        1.9%
2022       137,020           0         640     137,660        2.7%           0           0         640         640        0.0%
2032             0           0           0           0        0.0%   1,307,747      19,790      11,313   1,338,850       25.9%

               TOTAL OFFICE / RETAIL / STORAGE SPACE      5,169,906 SF
               TOTAL MANAGEMENT USAGE SPACE                  92,775
               TOTAL VACANT RENTABLE SPACE                  925,906

      The assumptions pertaining to our analysis are detailed on the following pages.


RENTABLE AREA:

      The total area of the Center is 6,189,547 square feet based on the 1968 Real Estate Board of New York Standard Method of Floor Measurement for Office Buildings. The exhibit on the following page summarizes space use by building.

      The 85,893 square feet of miscellaneous and property management space is currently office, shop and storage space, primarily utilized in the operation and management of the property. For projection purchases, it is not considered as income producing space, and termed "non-rentable."

      Of the remaining 6,103,654 square feet of rentable area, office space comprises 5,422,099 square feet, or 87.5%. The NBC studio space is included in the office area. It should be noted that although the studio space is included in the office area in this summary of rentable area, individual rental rates were applied to the studio and office spaces (see National Broadcasting Company, Inc. Agreement for Extended and Expanded Occupancy of Space in Rockefeller Center in the Addendum to this report).

      Retail space accounts for 510,745 square feet, or 8.3% of rentable area. The space is located at the street and concourse levels. The Rainbow Room, located on the 64th through 66th floors of the GE Building, is also included in the retail space component as are the Plaza area shops.

      Storage space accounts for 170,810 square feet, or 2.8% of rentable area. It is located in the interior of office floors and at various below grade levels throughout the property.

                                    EXHIBIT I

                          ROCKEFELLER CENTER PROPERTIES
                                  ALL BUILDINGS
                                  -------------

                                  TOTAL AREA(1)
                                  ----------





        BUILDING                                                                                       MISC &
---------------------------------                                                                     PROPERTY
NO.  NAME                                  OFFICE          RETAIL       STORAGE        SUBTOTAL       MANAGEMENT      TOTAL
---  ----                                  ------          ------       -------        --------       ----------      -----
1    GE Building                         1,688,934        131,097         31,934      1,851,965         23,814      1,875,779
2    La Maison Francaise                    71,396         26,093          5,804        103,293          1,501        104,794
3    British Building                       71,072         19,419         12,178        102,669              0        102,669
5    One Rockefeller Plaza                 435,116         25,804          7,832        468,752          1,977        470,729
6    International Building                878,818        106,077         32,209      1,017,104         17,035      1,034,139
7    Associated Press Building             301,302         35,550         36,296        373,148         27,335        400,483
8/14 Paramount Publishing                  538,186         38,441         15,243        591,870          8,526        600,396
9    GE West Building                      151,687              0              0        151,687              0        151,687
10   1270 Avenue of the Americas           375,827          7,230          2,590        385,647          3,404        389,051
11   Ten Rockefeller Plaza                 233,762         51,214          6,329        291,305            190        291,495
13   Sunken Plaza                                0         17,228              0         17,228              0         17,228
17   600 Fifth Avenue                      291,407         41,399         20,395        353,201          2,111        355,312
51   Subway Concourse                            0          5,581              0          5,581              0          5,581
52   Hurley's Restaurant                         0          2,266              0          2,266              0          2,266
54   Lindy's Restaurant                          0          3,346              0          3,346              0          3,346
99   NBC Studio Building                   384,592              0              0        384,592              0        384,592

TOTAL                                    5,422,099        510,745        170,810      6,103,654         85,893      6,189,547


----------------------------------
   (1) Based on 1968 Real Estate Board of New York Standard Method of Floor Measurement for Office Buildings. Excludes Radio City Music Hall.

INCOME:

1.    BASE RENTAL INCOME:

      a. Minimum Base Rent
      b. CPI Escalation
      c. Percentage Rent

a.    MINIMUM BASE RENT-OFFICE:

      Base rent is projected by space use as discussed previously: office, retail, and storage. For current tenants, base rental income includes the base rent and contractual rent steps-up specified in existing leases. Where lease terms specify as such, sublease profits from currently sublet space, and CPI escalation income through December, 1994 are also included in base rent.
Exhibit II is a schedule of Management's current asking rental rate schedule for space in the property. Due to successful leasing activity, the actual taking rental rate schedule was adjusted upward from last year in response to the stronger leasing and economic climate.

      In arriving at our estimates of current market rental rates for office space in Rockefeller Center, we relied primarily upon actual lease transactions
made in 1994 for office space within Rockefeller Center.   Exhibit III
summarizes the rental income terms of several recently signed leases within Rockefeller Center.

      As previously discussed, Rockefeller Center has completed a remeasurement of each of its buildings in accordance with current industry norms. Under these guidelines, rentable area is calculated on the basis of a 25% add-on factor to useable area. Although the exact impact of the remeasurement varies by building, we understand that the remeasurement has increased the expression of overall rentable area at the Center by approximately 19%.


      As anticipated last year, new leases have been written on the basis of the remeasured square footage while renewal leases continue to reflect the 1968 remeasurements. In 1991's report we anticipated that the remeasurement would result in an overall increase in rental income. The Center's leasing experience the past three years has not supported this assumption. Thus, as in last year's analysis, we have taken a more conservative approach and assumed that the face rent for new and renewal leases is roughly equivalent on a standardized per square foot basis.

                                 EXHIBIT II
                         ROCKEFELLER CENTER PROPERTIES
                     CURRENT ASKING RENTAL RATE SCHEDULE



OFFICE:

BLDG                                                              BASE RENT
 NO.   BUILDING NAME                                 FLOOR         (P.S.F.)
----   -------------                                 -----        ---------
 1      GE Building                                    2-12          $41
                                                      14-27           42
                                                      28-40           45
                                                      41-52           47
                                                      53-63           49

2       La Maison Francaise                            2-7            42

3       British Building                               2-7            42

5       One Rockefeller Plaza                          2-7            41
                                                       8-17           43
                                                      18-26           46
                                                      27-34           48

6       International Building                         2-6            41
                                                       7-12           43
                                                      14-26           45
                                                      27-39           47

 7      Associated Press Building                      2-4            41
                                                       5-12           45
                                                      13-15           47

8/14    Simon & Schuster                               2-8            41
                                                       9-21           46

 9      GE West Building                               2-11
                                                      12-16

10      1270 Avenue of the Americas                   Mezz-7          41
                                                       8-15           42
                                                      16-23           43
                                                      24-31           46

11      Ten Rockefeller Plaza                          2-4            41
                                                       5-12           43
                                                      14-16           46

17      600 Fifth Avenue                               2-10           41
                                                      11-27           43

                                   EXHIBIT III
                          1994 OFFICE LEASING ACTIVITY

                                   New (N)/                                           Step-Ups
Building                  Lease    Renewal (R)           Area(1)   Term  Rent     ---------------      CPI
Number   Name             Date     Tenant      Floor     (sq.ft.)  (Yrs) (sq.ft.)  Year       PSF   Escalation Comments
-------- ----             -----    ----------- -----     --------  ----- -------- ------     ------ ---------- --------

  1      30 Rockefeller   3/94        R        57-63     172,609   17.5  $50.63   1.0-4.5    $46.95     --     19 months free rent;
         Plaza (General                                                           4.5-8.5    $50.61            $75.76/sq.ft.
         Electric)                                                                8.5-12.5   $54.27            workletter.
                                                                                  12.5-17.5  $56.71

                          3/94        R        9-11       66,609   18    $36.16   --         --         --     9 months free rent;
                                                                         avg.                                  $46/sq.ft.
                                                                                                               workletter.

                          3/94        R        44 PT 45   39,417   20    $39.58   1-5        $36.10     --     6 months free rent;
                                                                                  6-10       $39.62            $52.83/sq.ft.
                                                                                  11-15      $43.14            workletter.
                                                                                  16-20      $46.66

                          10/94       R        38-40      81,409   15    $35.70   6          $40.03     --     6 months free rent;
                                                                                  11         $44.36            $30.75/sq.ft.
                                                                                                               workletter.

                          10/94       R        30-37     219,372   20    $40.89   6          $44.40     --     25 months free rent;
                                                                                  11         $48.26            $6.50/sq.ft.
                                                                                  16         $50.61            workletter.

                          12/94       N        42          1,377    5    $45.29   --         --         --     1 months free rent;
                                                                         avg.                                  $   workletter.

2        610 Fifth Avenue 10/94       N        6           4,031   10    $42.81   --         --         --     11 months free rent;
         (La Maison                                                      avg.                                  no workletter.
         Francaise)

                          7/94        N        7           4,152   5.2   $49.32   --         --         --     no free rent; no
                                                                         avg.                                  workletter.

                          9/94        R        2          14,199   12    $45.09   --         --         --     11 months free rent;
                                                                         avg.                                  $49.07/sq.ft.
                                                                                                               workletter.


                                       83

                               EXHIBIT III (cont.)
                          1994 OFFICE LEASING ACTIVITY

                                   New (N)/                                           Step-Ups
Building                  Lease    Renewal (R)           Area(1)   Term  Rent     ---------------      CPI
Number   Name             Date     Tenant      Floor     (sq.ft.)  (Yrs) (sq.ft.)  Year       PSF   Escalation Comments
-------- ----             -----    ----------- -----     --------  ----- -------- ------     ------ ---------- --------

5        One Rockefeller  3/94        R        8          15,353   15    $41.36   1-5        $37.29     --     12 months free rent;
         Plaza                                                                    6-10       $40.90            $72.18/sq.ft.
                                                                                  11-15      $45.71            workletter.
                                                                                  16-20      $49.32

                          7/94        R        26         13,284   12    $46.00   --         --         --     8 months free rent;
                                                                         avg.                                  $72/sq.ft.
                                                                                                               workletter.

                          3/94        R        4          16,701   12    $37.90   1-5        $35.13     --     19 months free rent;
                                                                                  6-12       $41.19            $48.46 sq.ft.
                                                                                                               workletter.

                          2/94        N        25         14,136   10    $39.09   1-5        $38.77     --     17 months free rent;
                                                                                  6-10       $42.00            $5.31 sq.ft.
                                                                                                               workletter.

                          1/94        R        11         13,157   15    $34.00   6          $38.00     --     5.8 months free rent;
                                                                   11    $43.00                                $37.50/sq.ft.
                                                                                                               workletter.

                          9/94        R        12          6,709   15    $41.46   --         --         --     5 months free rent;
                                                                         avg.                                  $42/sq.ft.
                                                                                                               workletter.

                          9/94        N        27          4,249   15    $50.54   --         --         --     13 months free rent;
                                                                         avg.                                  $55/sq.ft.
                                                                                                               workletter.

7        50 Rockefeller   10/94       R        3-10      138,276   10    $34.92   --         --         --     4.5 months free rent;
         Plaza                                                                                                 $30.54/sq.ft.
         (Associated                                                                                           workletter.
         Press)

                          7/94        N        2          22,737   12    $44.39   --         --         --     12 months free rent;
                                                                         avg.                                  $58.61/sq.ft.
                                                                                                               workletter.


                                       84

                               EXHIBIT III (cont.)
                          1994 OFFICE LEASING ACTIVITY

                                   New (N)/                                           Step-Ups
Building                  Lease    Renewal (R)           Area(1)   Term  Rent     ---------------      CPI
Number   Name             Date     Tenant      Floor     (sq.ft.)  (Yrs) (sq.ft.)  Year       PSF   Escalation Comments
-------- ----             -----    ----------- -----     --------  ----- -------- ------     ------ ---------- --------

6        630 Fifth Avenue 6/94        R        36         21,005   10    $31.36   --         --         --     no free rent; no
         (International)                                                                                       workletter.

                          3/94        R        pt.8-11    66,609   18    $36.16   --         --         --     9 months free rent;
                                                                                                               $47.34/sq.ft.
                                                                                                               workletter.

                          2/94        R        28         21,952   10    $32.47   --         --         --     no free rent; rent
                                                                                                               workletter.

                          2/94        N        20         21,093   17    $41.40   1-5        $38.77     --     12 months free rent;
                                                                                  6-11       $42.29            $70.48/sq.ft.
                                                                                  12-17      $45.81            workletter.

                          11/94       R        27         12,608   1.3   $39.82   --         --         --     2 months free rent;
                                                                                                               no workletter.

                          3/94        N        26          8,578   12    $47.09   --         --        --      28 months free rent;
                                                                         avg.                                  $39.33/sq.ft.
                                                                                                               workletter.

6        630 Fifth Avenue 8/94        N        30          4,810   5     $35.50   --         --         --     no free rent; no
         (International)                                                 avg.                                  workletter.

                          10/94       R        32          6,348   5     $41.99   --         --         --     6 months free rent;
                                                                         avg.                                  no workletter.

                          9/94        N        8           3,428   10    $35.87   --         --         --     no free rent; no
                                                                                                               workletter.


                                       85

                               EXHIBIT III (cont.)
                          1994 OFFICE LEASING ACTIVITY

                                   New (N)/                                           Step-Ups
Building                  Lease    Renewal (R)           Area(1)   Term  Rent     ---------------      CPI
Number   Name             Date     Tenant      Floor     (sq.ft.)  (Yrs) (sq.ft.)  Year       PSF   Escalation Comments
-------- ----             -----    ----------- -----     --------  ----- -------- ------     ------ ---------- --------

10       1270 Avenue of   6/94        N        20         12,811   5.2   $33.65   1-3        $31.94     --     2 months free rent;
         the Americas                                                             4-5        $36.85            $11.06/sq.ft.
                                                                                                               workletter.

                          8/94        N        17          6,422   12    $47.51   --         --         --     6 months free rent;
                                                                         avg.                                  $53/sq.ft.
                                                                                                               workletter.

                          10/94       R        30-31      12,776   15    $48.89   --         --         --     10 months free rent;
                                                                         avg.                                  $48.43/sq.ft.
                                                                                                               workletter.

                          10/94       R        pt.19       2,458   10    $44.18   --         --         --     6 months free rent;
                                                                         avg.                                  $47.40/sq.ft.
                                                                                                               workletter.

11       Ten Rockefeller  10/94       N        4          34,077   15    $35.80   6          $41.77     --     20 months free rent;
         Plaza                                                                    11         $48.93            $20.29/sq.ft. work
                                                                                  16         $56.09            letter.

17       600 Fifth Avenue 1194        N        11          4,975   5     $39.80   --         --         --     2 months free rent;
                                                                         avg.                                  no workletter.


(1)      All space reported on the basis of the 1968 REBNY measurement standards.

        In addition to the recent leasing activity at Rockefeller Center, we were also mindful of several major lease transactions which were concluded in 1994 in Midtown Manhattan office buildings which might be considered competitive with Rockefeller Center. Summaries are set forth below:

Tenant:                    Anderson Kill Olick & Oshinsky
Building:                  Former Exxon Building
Address:                   1251 Avenue of the Americas
Area:                      131,000 square feet
Term:                      long term
Rent:                      Yrs 1-5 $38/sf; Yrs 6-10 $43/sf; Yrs 11-15 $45/sf
Free Rent:                 15 months
Workletter:                $40.00 per square foot
Date Signed:               1994


Tenant:                    Confidential
Building:                  Former Exxon Building
Address:                   1251 Avenue of the Americas
Area:                      n/a
Term:                      long term
Rent:                      starts $44 psf
Free Rent:                 11 months
Workletter:                $40.00 per square foot
Date Signed:               1994


Tenant:                    Alliance Capital Management
Building:                  Alliance Capital Building- formerly the Burlington
                           House
Address:                   1345 Avenue of the Americas
Area:                      500,000 square feet
Term:                      20 years
Rent:                      Yrs. 1-20  $41 psf flat
Free Rent:                 8 months
Workletter:                none
Date Signed:               1994


Tenant:                    Confidential
Building:                  Alliance Capital Management Building
Address:                   1345 Ave. of the Americas
Area:                      n/a
Term:                      20 years
Rent:                      Yrs. 1-5  $32.69 psf;  Yrs 6-10  $36.69 psf:
                           Yrs 11-15  $38.69 Yrs. 16-20  $42.69 psf
Free Rent:                 20 months
Workletter:                none
Date Signed:               under contract

Tenant:                    The Daiwa Bank
Building:                  666 Fifth Avenue
Area:                      70,894 square feet
Term:                      15 years
Rent:                      Yrs 1-5  $33.00 psf;  Yrs 6-10  $35 psf; Yrs. 11-15
                           $38 psf
Free Rent:                 38 days
Workletter:                takeover of existing lease at Rockefeller Center
Date Signed:               2nd Qtr 94


Tenant:                    The News Corporation
Building:                  1211 Avenue of the Americas
Area:                      +140,000 square feet
Term:                      16 years
Rent:                      starting in the $28-$30 psf range
Concessions:               2 year's rent
Date Signed:               late 1992


Tenant:                    The News Corporation
Building:                  1211 Avenue of the Americas
Area:                      120,000 square feet
Term:                      16 years-coterminous with above lease
Rent:                      starting in the low to mid $30's
Concessions:               1 year's rent
Date Signed:               late 1994


Tenant:                    BHF Bank
Building:                  590 Madison Avenue
Area:                      98,888 square feet
Term:                      15 years
Rent:                      Avg. rent +$50/sf
Free Rent:                 12 months
Workletter:                $50/sf
Date Signed:               4th Qtr 94


        These leases reveal that current starting gross base rents range from $28 to $44 per square foot for space within Rockefeller Center's submarket. Tenant concessions vary widely but generally result in a cost of approximately 16-21% of starting face rent. These lease deals substantiate the rental levels and concession packages currently being attained and offered at Rockefeller Center.

        In light of recent market activity as well as the quality of the real estate, for projection purposes, we have estimated current 1995 market rents at Rockefeller Center as follows:

                        1995 ESTIMATED MARKET RENTS


OFFICE SPACE
------------
                                                                     FloorRent
                                                                     ---------
01 - GE Building                                  2-12               $37.50
                                                 14-27                38.50
                                                 28-40                41.00
                                                 41-52                43.00
                                                    53+               45.00

02 - French & 03 - British Buildings               All                38.50

05 - One Rockefeller Plaza                         2-7                37.50
                                                  8-17                40.00
                                                 18-26                42.00
                                                 27-34                44.00

06 - International Building                        2-6                37.50
                                                  7-12                40.00
                                                 14-26                41.00
                                                 27-39                43.00

07 - Associated Press Building                     2-4                37.50
                                                  5-12                41.00
                                                 13-15                43.00

08 - Simon & Schuster Building                     2-8                37.50
                                                  9-21                42.00

10 - 1270 Avenue of the Americas                   2-7                37.50
                                                  8-15                38.50
                                                 16-23                40.00
                                                 24-31                42.00

11 - Ten Rockefeller Plaza                         2-4                37.50
                                                  5-12                40.00
                                                 14-16                42.00

17 - 600 Fifth Avenue                             2-11                37.50
                                                 11-27                40.00

99 - NBC Studio Space                              All               Per
                                                                     Agreement

a.      MINIMUM BASE RENT-RETAIL:

        A walk along the Madison Avenue, Fifth Avenue, Avenue of the Americas, and 57th Street retail corridors from Rockefeller Center north to 60th Street indicates very few vacancies within this prime retail area. Several leases have been signed for space along these corridors with rents which range from $55 to $432 per square foot, with the majority of leases falling in the $150-$200 per square foot range. The following chart exhibits the most recent 1994 retail leasing activity:

                            RETAIL LEASE COMPARABLES

                                                    Annual       PSF        1st Yr Rent
Address         Size                     Term       Rent         Excl Bsmt  Escalations  Year  Use              Comments
-------         ----                     ----       ----         ---------  -----------  ----  ---              --------

Madison Avenue  50,000 sq. ft. total     15 years   $3,685,000   $122       10% every 5  1994  Crate & Barrel   One year's free
                30,000 sq. ft. selling   plus                               years.                              rent.
                                         options

565 Fifth       20,000 sq. ft. gr/2nd.   10 years   $1,100,000   $55        8% every 2   1994  HMV Records      Landlord con-
Avenue                                                                      years.                              tributed $600,000
                                                                                                                plus 8 months free
                                                                                                                rent.

650 Fifth       7,000 sq. ft. grd.       15 years                $95        10% every    1994  Liz Clairborne   12 months free rent
Avenue          7,000 sq. ft. base                                          3 years.                            1995 opening.
                7,000 sq. ft. 2nd.

655 Fifth       5,200 sq. ft. grd.       7 years    $1,800,000              plus 8%      1994  The Gap-Fashion  sub-lease
Avenue          4,800 sq. ft. 2nd                                           every years.
                5,000 sq. ft. base.

675 Fifth       2,000 sq. ft. grd.       10 years                $275       plus 8%      1994  Nine West
Avenue          1,600 sq. ft. base.                                         every 2            Ladies Shoes
                                                                            years.

3 East 57th     4,000 sq. ft. grd.       15 years   $2,100,000              plus COL     1994  Designs          Possession in early
Street          2,500 sq. ft. base.                                                                             1995-Currently Ann
                4,000 -                                                                                         Taylor.

6 East 57th     70,000 sq. ft. on        LT                      $100       plus 10%     1994  Showcase         Replaces Galeries
Street          seven levels                                                every 5            Athletic Apparel
                                                                            years net
                                                                            lease

40 East 57th    2,000 sq. ft. grd.       10         $475,000                plus 10%     1994  Speedo Apparel
Street          1,200 sq. ft. 2nd                                           every 3
                                                                            years net
                                                                            lease.

595 Madison     1,700 sq. ft. grd.       15         $735,000     --         plus 8%      1994  Coach Leather
Avenue          1,100 sq. ft. base.                                         every 2            Goods
                                                                            years.


                                       91

575 Madison     600 sq. ft.              10         $120,000     $200       plus 8%      1994  Philip Marc      90 days free rent
Avenue                                                                      every 2            Optician         from time owner
                                                                            years                               delivered
                                                                                                                possession.

625 Madison     1,600 sq. ft. grd.       10         $400,000     $250       plus 10%     1994  Maternity        Deal was executed 4Q
Avenue                                                                      every 3            Fashion          193, for 1994
                                                                            years                               opening.

650 Madison     50,000 sq. ft. rentable  15 +                    $80        plus 10%     1994  Crate & Barrel   One years free rent
Avenue          (40,000 sq. ft.          options                            every 5                             Opening 1995
                useable)                                                    years

650 Madison     2,500 sq. ft.            12         $450,000     $180       plus 10%     1994  Nordic Track     Sub-lease
Avenue                                                                      every 3            Fitness Equip.
                                                                            years.

654 Madison     5,000 sq. ft. grd.       15         $2,700,000   $159       includes     1994  Calvin Klein     270 days free rent
Avenue          6,000 sq. ft. 2nd                                           $200,000 pa        Fashion          direct lease from
                6,000 sq. ft. 3rd                                           for building                        new owner.
                9,000 sq. ft. bsmt.                                         name.

1414 Avenue     1,750 grd.               12         $180,000     $103       plus 3% pa   1994  Schlotsky's      No work by owner
of the Americas                                                                                Food             90 days free rent


        The retail stores at Rockefeller Center and along 57th Street and the Fifth and Madison Avenue corridors attract both local clientele and the tourist trade. Situated in the heart of Midtown Manhattan, these retailers are centrally located among the City's unparalleled office population. Many of Manhattan's premier hotels and restaurants are within easy walking distance.
The area is also easily accessible from the City's finest east and west side residential neighborhoods. As of December 31, 1994, the retail portion of Rockefeller Center, which includes both above and below-grade space, had an occupancy rate of approximately 89%, which is a slight increase over last year's occupancy rate of 88%.


                                        1994 ROCKEFELLER CENTER RETAIL LEASES
NEW LEASES:


                                                                      Space            PV Nominal
Date     Tenant          Location         Size       Term             Rent (sf)        Concessions
----     ------          --------         ----       ----             ---------        -----------
1/94     TV Rest.        Lindy's         6,308       20.3 yrs.        $55.28           18 mos. free

1/94     Tristan         Sixth/49th      5,155       15.8 yrs.        $102.88          14 mos. free

2/94     French          Sixth
         Connection      50/51st         3,192       15 yrs.          $112.12          12 mos. free

3/94     Studio
         Optix           Plaza             745       10 yrs.          $100.61          4 mos. free

6/94     Nine West       Sixth
                         48/49th         1,335       10.1 yrs.        $171.79          none

4/94     NBC Studio      Plaza          18,227       10.2 yrs.        $38.59           1 mos. free

1993     5th Ave         Fifth Ave.        822       10 yrs.          $262.20          none
                         49/50th

10/94    Cafe            Bldg. 1           689       10.3 yrs.        $158.08          6 mos. free
          Duomo

9/94     Sunglas Hut     Bldg. 2           699       10.0 yrs.        $248.78          5 mos. free

8/94     Swissam         Bldg. 6         2,054       10 yrs.          $184.49          5.5 mos. free
          Inc.

8/94     Knots Shops     Bldg. 6           763       12.3 yrs.        $274.87          9 mos. free

8/94     Brookstone      Bldg. 3         4,131       15.4 yrs.        $150.37          15.5 mos. free

8/94     Fashion         Bldg. 6         6,105       15 yrs.          $ 75.11          12 mos. free
          Cafe

7/94     Rodier          Bldg. 2           545       12 yrs.          $285.31          8 mos. free

RENEWAL LEASES:


                                                     Space            PV Nominal
No.      Tenant          Location         Size       Term             Rent(sf)  Concessions
---      ------          --------         ----       ----             --------  -----------
2/94     612 Fifth Ave.  same              822       10 yrs.          $262.20          none

1/94     European        Fifth Ave.
         Pub.            49/50th           538       10 yrs.          $184.85          none

1/94     European        Fifth Ave.
                         Concourse       2,945       10 yrs.          $ 26.64          none

1/94     Greater
         NY Pants        49th St.        1,497       10 yrs.          $63.55           none

1/94     UPS             concourse         268        2 yrs.          $90.00           none

10/94    European        Bldg. 5         4,153       15 yrs.          $66.23           7 mos. free
          Bank

10/94    It's Easy       Bldg. 1           400       10 yrs.          $40.90           Concourse


     In light of recent activity, we would expect that the retail space at Rockefeller Center, particularly along Fifth Avenue and increasingly along the Avenue of the Americas, will continue to command excellent rental rates. Based upon both the leases signed within the subject property as well as market information presented below, we have assumed current market rental rates for Rockefeller Center's retail component will hold firm with last year's rents with the exception of the space along the Avenue of the Americas which has increased in rental value as evidenced by the leases signed for space between 49th and 50th Streets at net effective levels of from $86.50 to $163.90 per square foot for grade space, projected as follows:

         --------------------------------------------------------------

                      1995 MARKET RENT ESTIMATE PER SQ.FT.


          Fifth Avenue             $210
          Avenue of the Americas   $110
          Side Streets             $60-$100
          Concourse                $ 42
          Mezzanine                $ 42

         --------------------------------------------------------------

        STORAGE SPACE        All                     $ 22

        It should be noted that our rental rate estimates reflect an overall increase in base rents from those applied in our 12/31/93 report. Taking rents were increased from approximately $1.50-$4.00/sf depending on building and floor. These rental increases have been justified by the new leases which have been signed over the past year at present value nominal rates of between $37 and $47 per square foot. However, given that the rental levels were increased in 1994, we have therefore assumed that rental rates at Rockefeller Center will remain flat in 1995, even though current active investor assumptions include average rental growth rates of 5% per annum beginning in 1995. We have therefore assumed that after 1995 rents increase at an average rate of 5% per annum for the remainder of the cash flow. Due to the fact that new construction starts have virtually come to a halt as well as the increased absorption experienced in 1994, we would anticipate that much of the current supply of space within the subject property's market will be absorbed in the coming year, resulting in an even tighter occupancy rate.

        Upon expiration of leases, it has been assumed that the space will be leased at the then prevailing market rents.

        STEP-UPS IN BASE RENT

        We have further assumed that the base rent for new leases will have step-ups of 10% every five years for leases signed through 1996. Leases signed in 1997 and thereafter are assumed to have a step-up of 15% of the base rent every five years.

        GARAGE

        The garage, a five-level facility with a legal capacity of 725 stalls, is under a net operating lease to Rockefeller Center Management Corporation through December 31, 2000, with successive five-year renewal options subject to the renewal of the Management and Rental Agreement with Rockefeller Center Management Corporation in accordance with its terms. The base rent is $2,711,000.

a.      SUBLEASE PROFITS

        Currently, there are a number of tenants whose space has been sublet, with profits shared on the basis of ratios between 50% and 100%. Sublease profits have been projected on a lease-by-lease basis. Please note that sublease profits are only shared in instances where the tenant's lease specifies as such. We have conservatively assumed that no profits from new sublease arrangements will be generated during the projection period and that current sublease profits will terminate as leases expire.

b.      CPI ESCALATION:

        For projection purposes, CPI escalation income represents the increase in rental income from 1994 through the end of the projection period resulting from the CPI escalation provisions of existing leases (as mentioned previously, CPI escalation prior to 1994 is included in base rent).
        The CPI for all Urban Consumers for New York, New York, Northeastern, New Jersey increased 2.1% from December, 1993 through December, 1994. The average 1993 annual inflation rate for the same index was 3.0%. For purposes of projecting CPI escalation income for existing leases, we have assumed that the CPI for All Urban Consumers for New York, New York, Northeastern, New Jersey will increase at an average annual growth rate of 3.5% in 1995, 4% in 1996, and 5% thereafter.

        A review of 1993 and 1994 lease transactions at the Center indicates that Management has not been able to obtain the 25% CPI provision for new leases as it had in the past. As a result, for the purposes of this analysis we have assumed that no new leases will contain CPI escalations.


c.      PERCENTAGE RENT:

        Most existing retail leases contain percentage rent provisions, typically in the order of 6% to 10% of sales in excess of a standard (or natural) breakpoint. Percentage rent for current tenants reflects the specific provisions of each lease.

        When existing retail leases terminate we have assumed new leases will contain percentage rent provisions specifying the same percentage rent rate and a standard breakpoint. For the approximately 55,307 square feet of currently vacant retail space, we have assumed a percentage rent rate of 7%.

        Actual retail sales were last updated in 1993. For new tenants that took occupancy in 1994, and for the vacant space, we have assumed a 1994 sales level such that the breakpoint will be achieved in the third year of the lease.

        Retail sales are projected to increase 3.5% in 1995, 4% in 1996, and 5% per annum thereafter. As leases terminate, sales associated with each space are assumed to continue to increase by this growth rate.

        The Rainbow Room is under an operating lease to B.E. Rock Corp. and the Sea Grill is under an operating lease to RAROC. Both lease agreements require percentage rents to be paid based on gross sales on a calendar year basis.
Sales for 1994 were projected to be approximately $18,400,000 for B.E. Rock and $18,900,000 for RAROC. However, these numbers have been revised based upon total actual 10 and 11 months of 1994 gross sales incomes of $17,700,000 for B.E. Rock and $16,900,000 for RAROC. We have also considered B.E. Rock's actual year-to-date experience which indicates that it has collected 15% more in gross sales income during the first ten months of 1994 as compared with the same period in 1993, and RAROC's actual year-to-date experience which indicates that it has collected 11.5% more in gross sales income during the first 11 months of 1994 as compared to the same period in 1993.

        We have therefore assumed that RAROC's gross sales income for calendar year 1994 is $19,200,000, and have assumed gross revenues will increase by 4% in 1995 and by 5% annually for the remainder of the projection period. Given the Rainbow Room's historical experience and its actual year-to-date 1994 experience, we have assumed that it's 1994 calendar year gross sales income will equal $24,755,000 which is based upon its actual experience through October, 1994 and increasing 1993's actual income conservatively by 15% for the months November through December, 1994 and 5% per annum during the balance of the projection period.

2.      EXPENSE ESCALATION INCOME:

        Expense escalations relate to

        a.         Operating Expenses
        b.         Real Estate Taxes

a.      OPERATING EXPENSE ESCALATION:

        Operating expense escalation provisions for existing leases are generally based on one of two calculation methods: (1) multiple of pro rata pass-through of increases in operating expenses over a base year amount paid on a calendar year basis and based on either current year expense estimates or prior year actual expenses; or (2) multiple of the increase in the porters wage rate without fringe benefits over a base year rate on a calendar year basis. The multiples for these methods are typically 1.0, 1.1 or 1.2 i.e., (1) 100% or 120% of pro rata or (2) penney for penny, 1.1. cents per cent or 1.2 cents per cent.

        For the most part, tenants pay operating expense escalations based on the actual expenses. A number of office tenants in this group have contracted for the cleaning of their own space. Generally, retail and storage tenants are not subject to cleaning expenses. Retail tenants are also not subject to expenses associated with elevator operations.

        We have been advised that most recently signed leases contain an operating expense escalation provision based on a 110% pass-through of expense increases. Given Management's continued ability to provide for expense escalations in new leases on this basis, we have assumed all new office, retail and storage space leases will include an operating expense escalation provision based on a 110% pass-through of the increase in the applicable operating expenses (e.g., with or without cleaning, etc.) over the base year expenses in the year of occupancy and paid currently on a calendar year basis.

        Pursuant to agreement, porters' wages are set at $14.29 per hour for 1994. We have assumed that the porters' wage rate will increase 3.5% in 1995, 4% in 1996, and 5% per annum thereafter.

b.      REAL ESTATE TAX ESCALATION:

        Real Estate Tax escalation provisions for existing leases are generally based on a 100% pro rata pass-through of increases in real estate taxes over a base year amount paid currently on a calendar year basis and include legal fees in connection with certiorari proceedings. We have assumed the real estate tax escalation provision included in new leases will be of this form with the base year amount equal to the taxes in the year of occupancy.

        Note, certain existing leases contain an expense base that includes both operating expenses and real estate taxes. For projection purposes, real estate tax escalation for these tenants is included in operating expense escalation.

3.      OTHER INCOME:

        Other income is derived from several sources:

        a.         Tenant Electricity
        b.         Tenant Sales
        c.         Display Windows


a.      TENANT ELECTRICITY:

        Tenants currently pay for tenant electricity on either a submetered basis, or on a rent inclusion basis -- essentially in the Simon & Schuster Building and 600 Fifth Avenue. Submetered tenants are typically billed at either 103% of the wholesale rate or at the retail rate.

        We have assumed that space currently subject to the electric rent inclusion method will continue to be billed in this manner throughout the projection period. The Operating Income and Cash Flow Statement reflects gross electric income and expenses. Tenant electric income for existing tenants is projected by increasing 1994 charges at an average annual growth rate of 5%, assuming electric usage will remain relatively constant. As existing leases terminate, we have assumed new leases will contain an electric rent inclusion share equivalent to the charge Management is currently incorporating in new leases, increased to the year of occupancy at 3.5% in 1995, 4% in 1996, and 5% per annum for the balance of the projection period.

        For the remainder of the rentable area billed on a submetered basis, we have assumed all new leases will include a tenant electricity charge based on 103% of the wholesale rate. The 1995 budget projects gross revenues from tenant electric of $10,793,000 and tenant electric expenses of $10,255,000, for a 1995 profit of $538,000, which we have assumed will increase 3.5% in 1995, 4% in 1996, and an average of 5% per annum thereafter.

b.      TENANT SERVICES:

        Tenant services profits are derived from the sales of services and are comprised mostly of after hours air-conditioning and refrigeration charges. Also included are utilities to restaurants; labor, such as carpenters, locksmiths and porters; some cleaning; and after hours elevator service. Net income from tenant services budgeted for 1995 is $4,397,000. We have assumed this income remains flat through the projection period given the property's historical experience.

c.      DISPLAY WINDOW INCOME:

        Display window income for 1995 is projected at $65,000. Included in this figure is income generated from the leasing of display windows situated at various concourse, mezzanine and street locations throughout the property.


4.      VACANCY, CREDIT LOSS AND RENT CONCESSIONS:

        For projection purposes, a reduction from gross potential income results from the rental loss associated with:

        a.         Initially Vacant Space
        b.         Vacancy Between New Tenancies and Unscheduled Vacancy and
                   Credit Loss
        c.         Rent Concessions

a.      INITIALLY VACANT SPACE:

        As of November 30, 1994 there was 582,110 square feet of vacant space. The following chart summarizes the vacant area by space use category.





        SPACE USE            VACANT AREA
        ---------            -----------

        Office                489,493
        Retail                 55,307
        Storage                37,310
                              -------
        Total                 582,110


        This represents 9.4% of the building's total rentable space and a 60% increase in the amount of vacant space as of September, 1993. However, the increase in vacant space represents only 7.58% of the total 2.9 million square feet of space which turned over in 1994.

The majority of Rockefeller Center's vacant space consists of small units with the exception of the spaces listed below. We have assumed that the building's large vacant spaces are leased as follows:


        BUILDING         SPACE                 LEASE DATE
        --------         -----                 ----------
        AP Building      +70,000 sq. ft.        4/95
        One Rock         Floors 20-23           9/95
        One Rock         Floors 30-32          10/95

        We have assumed the remaining vacant space as well as all space which turns over in 1995 will be leased in 12 months in accordance with our leasing assumptions regarding vacancy between new tenancies as set forth below.

b.      VACANCY BETWEEN NEW TENANCIES AND UNSCHEDULED VACANCY AND CREDIT LOSS:

        In our appraisal report as of December 31, 1993, due to the significant amount of turnover occurring in 1994, we assumed that there is a 12-month downtime between new leases for all expirations occurring in 1994. We have utilized the same assumption in this update analysis, however we have extended this assumption to apply to all space which expires in 1995 as well. Thereafter, our leasing assumptions provide for an average vacancy between new tenancies equal to 5% of the lease term which varies from 3 to 9 months depending on the size of the space and the resulting estimated lease term.

        In addition to anticipated vacancies between tenancies, a general vacancy and credit loss of 1% has been applied to reflect losses from unscheduled vacancy and from bad debts, which are typically associated with the operation of large, multi-tenant office buildings. The 1% allowance is consistent with the Center's collection experience over the past few years.

c.      RENT CONCESSIONS:

        Rent concessions are typically used to abate rent during the initial months of a lease while tenant improvements are in progress, or in softer markets, to reduce effective rents while maintaining base rent levels. Based on current and anticipated market conditions, we have assumed a rent concession schedule for new and renewal leases that specifies for each tenant space category the number of months of free rent at the start of each lease. (Refer to the following section of Lease Assumptions).

LEASING ASSUMPTIONS:

1.      PROBABILITY OF TENANT RENEWAL:

        In general, we have assumed the probability of lease renewal by tenant category for tenants at the expiration of existing and future leases as follows:


        TENANT SPACE CATEGORY                RENEWAL PROBABILITY
        ---------------------                -------------------
        Office: Over 50,000 sf or more                70%
        10,000 sf to 50,000 sf                        60%
        Less than 10,000 sf                           50%
        Retail:                                       50%
        Storage: Associated with Office Lease         Same Probability
        Otherwise                                     50%

        Lease expirations in 1994 accounted for almost 2.9 million square feet. Of that total, approximately 65% of the space is for tenants occupying over 25,000 square feet. Given the magnitude of the 1994 rollovers, Management actively negotiated with many of these tenants and/or their subtenants regarding renewal of their leases. Negotiations for renewal have been conducted with many of these tenants, particularly the largest ones. As of November 30, 1994, renewals have been concluded with tenants comprising almost 2.2 million square feet which also compares favorably with the 1.7 million square feet which was or almost leased as of September, 1993.

        Among the major tenants that had leases expiring in 1994, the following have committed to remain:


                   Simon & Schuster          195,506 sf
                   Chadbourne & Parke        219,372 sf
                   Associated Press          138,276 sf
                   Donavan & Leisure          81,409 sf
                   Lazard Freres & Co.       172,216 sf
                   Reboul, MacMurray          68,852 sf

        Note, the probability scenarios discussed above are not applicable to tenants assumed to exercise specific lease options (refer to the following section concerning Options).

3.      LEASE TERMS:

        We have assumed the following lease terms for new leases:


        Tenant Space Category               Years
        ---------------------               -----
        Office: Over 50,000 sf or more        15
        10,000 sf to 50,000 sf                10
        Less than 10,000 sf                    5
        Retail:                               15
        Storage: Associated with Office
                   Lease                     Same Term
                   Otherwise                  10

4.      MONTHS VACANT:

        We have assumed an average 12 month vacancy between new tenancies in 1995 and a vacancy thereafter equal to 5% of the specific lease term which ranges from 3-9 months depending on the size of the tenant's space and the resulting estimated lease term. In addition to the previously discussed 1% allowance for vacancy/credit loss.

5.      RENT CONCESSIONS:

        Rent concessions are typically negotiated with tenants to partially or fully abate rent during the initial months of a lease when the construction of tenant improvements by the landlord or tenant is ongoing and, sometimes, also in lieu of a landlord work letter. In soft markets, such as the one we are beginning to recover from, rent concessions are frequently used as a competitive marketing tool to reduce effective rents while maintaining base rent levels. Based upon a review of the leases signed in 1993 and 1994, we have assumed the following schedule of rent concessions:


      New and Renewal Tenants            Rent Concession - Months
      Tenant Space Category              1995/96    1997   Thereafter
      ---------------------              -------    ----   ----------
      Office: Over 50,000 sf or more        11         10        4
            10,000 sf to 50,000 sf          11          7        2
            Less than 10,000 sf              9          4        2

      Retail:                                4          2        2

      Storage:                            None        None     None

6.    OPTIONS:

      The following eight major tenants have lease renewal options: NBC, GE, Associated Press, B. Dalton, Chemical Bank, Golddome Bank, Burke & Burke, Davis Hoxie Faithfull and Hapgood, and Manufacturers Hanover Trust. Associated Press has already committed to renewing its lease.

      The only options which we have assumed are exercised involve B. Dalton, and NBC and GE, the other tenants have essentially market rate options. Therefore, for projection purposes, we have conservatively assumed that at the expiration of existing leases, the space occupied by these other tenants will be leased in accordance with the previously discussed leasing assumptions in terms of renewal probability, lease term, etc. Since the merger of Chemical Bank and Manufacturers Hanover Trust, reports indicate that there is a great deal of excess space between the two banks and that a renewal at Rockefeller Center is unlikely, and we have therefore assumed that they vacate their space. The limited possibility of renewal for these tenants has been factored in to our analysis.

      NBC has three successive 10-year lease extension options (for details, see National Broadcasting Company, Inc. Agreement for Extended and Expanded Occupancy Of Space In Rockefeller Center in the Addendum to this report). The NBC extension options commence after October, 2022. We have assumed that these renewal options at the same terms as existing leases will be exercised by the tenants. A review of the applicable leases indicated that no broker obligations exist, and we have assumed no tenant alternations will be made. After the expiration of these options, with the exception of NBC, we have assumed that the tenants will vacate their space and the general leasing assumptions, as stated previously, will apply.

EXPENSES:

      For projection purposes, we have considered the following expense categories:

      1.    Operating Expenses
            Utilities
            Repairs & Maintenance
            Other
            General & Administrative
      2.    Real Estate Taxes
      3.    Management Fee
      4.    Lease Payments
            Dutch Reformed Church Ground Lease
            N.Y.C. Transit Authority Concourse Lease

1.    OPERATING EXPENSES:

      Operating Expenses include:

      - Utilities               -   Building electricity, steam and water.
      - Repairs & Maintenance   -   elevators, building, cleaning and
                                    engineering.
      - Other                   -   Insurance, security, uniforms, supply
                                    center, telephone, gardens, Christmas tree
                                    and miscellaneous items.
      - General & Administrative-   payroll, supplies and miscellaneous.

      Estimated operating expenses for 1995 as provided by Management can be summarized as follows:


                                                 1995 Estimated
                                                Operating Expenses
                                                ------------------
                                                      ($000)
            Operating & Maintenance                   $  63,764
            Utilities                                    17,321
            Insurance                                     1,701
            Management Fee                                2,715
            General & Administration                      1,000
            Concourse Lease                                 693
                                                      ---------
                  Total Expenses                      $  87,194 *
            Expenses PSF                              $   14.09

* These expenses exclude Tenant Service expenses and Tenant Electric expenses.

      We have been advised by Management that as of November 30, 1994, the operating expenses at Rockefeller Center are slightly below budget. The property's historical expenses are as follows:


                        1992         1993          1994
                        ----         ----          ----
Operating Maintenance   $57,277     $61,372       $61,501
Utilities               $16,360     $16,553       $17,295
Insurance               $ 1,345     $ 1,551       $ 1,555
Management              $ 2,491     $ 2,579       $ 2,636
G & A                   $ 2,781     $ 2,724       $   665
Concession Lease        $   700     $   694       $   693
                        -------     -------       -------
                        $80,954     $85,473       $84,345

      The following chart sets forth actual 1992 operating costs on a per square foot basis for several major office buildings. Please note that these actual 1992 expenses must be adjusted upward for two years of inflation in order to compare them to actual 1994 and budgeted 1995 expenses at Rockefeller Center.


                                                           Actual
                                                       1992 Operating
                                                       Expenses/Sq.Ft.
                  Building                             Rentable Area
                  --------                             ---------------
                  110 East 59th Street                 $ 8.02
                  1 Dag Hammaerskjold Plaza            $ 7.55
                  630 Third Avenue                     $ 8.11
                  133 East 58th Street                 $11.10
                  600 Madison Avenue                   $10.69

      Due to the nature of the Rockefeller Center complex, in our opinion, it is reasonable that operating expenses should be towards the higher end of the general range. The Center's central and easily accessible location, popular retail stores and amenities and its attraction for out of town visitors creates a constant flow of traffic through the complex that cannot be compared to most ordinary buildings. In addition, retail centers and public areas demand more attention and upkeep than ordinary office space.

      An industry publication known as BOMA (Building Owners and Managers Association) tracks operating expenses in the major markets. The 1994 publication indicates that, in Manhattan office buildings containing in excess of 600,000 square feet, the average actual 1993 expense (exclusive of real estate taxes) was approximately $11.78 per square foot.

      Rockefeller Center is unique in terms of the amount of land area and the public amenities (i.e. the garden and ice skating rink) included with the complex. While other major office buildings may occupy an entire city block, Rockefeller Center encompasses more than 12 acres of Midtown Manhattan.

      It is our opinion that the superb level of maintenance for which Rockefeller Center is known is one of the reasons the Center continues to attract quality tenants and maintain its comparatively high occupancy level even though much of the Complex is over 50 years old.

      It should also be noted that if this analysis was based upon the remeasured square footage, the expenses on a per square foot basis would be reduced. For example, as previously discussed, the remeasurement of the complex has effectively increased the overall expression of rentable area by approximately 19%. Using the remeasured square footage, projected operating expenses would equate to only $11.84 per square foot.

      Management has reported that over the past few years they have managed to keep controllable expenses to an average growth rate of +2%, with non-controllable expenses coming in-line with budget projections. They have also advised us that as of November 30, 1994, actual year-to-date operating expenses are below budget expectations. In light of the degree of accuracy with which Management has estimated actual expenses over the past few years, we have applied Management's budgeted calendar 1995 operating expenses as reasonable for the purposes of this analysis.

      Operating expenses are assumed to increase 4% through 1996 and at an average annual growth rate of 5% for the balance of the projection period.

2.    REAL ESTATE TAXES:

      Exclusive of the Music Hall, the property has a 1994/95 taxable assessment of $373,269,600 after deduction for Radio City Music Hall's assessment.
Applying the current tax rate of $10.608 per $100 of the lower of the two assessed valuations for each of the lots, results in a total real estate tax burden of approximately $39,593,862 for fiscal year 1994/95.

      We have assumed that the property's real estate taxes grow at the annual rate of 5% for the remainder of the cash flow.

3.    MANAGEMENT FEE:

      The Center is currently managed by Rockefeller Center Management Corporation under a Management Agreement that commenced on September 1, 1985 with an initial term through December 31, 2000 and with successive three-year renewal options. In addition to leasing commissions for rental services (refer to the following section on Leasing Commissions), the manager receives an annual fee for management services. The fee at the commencement of the Agreement was $1,854,348 per annum, or 30CENTS per square foot. The fee is also subject to an increase each December 1st, commencing in 1986, in accordance with the percentage increase in the Consumer Price Index for All Urban Consumers for New York, New York - Northeastern New Jersey.

      We have assumed that Rockefeller Center Management Corporation will continue to manage the property under the terms of the Agreement. Management's estimate for the 1995 management fee is $2,715,000 or $.44 per sq. ft. For projection purposes, we have assumed that the CPI will increase 3.5% in 1995, 4% in 1996 and at an average annual growth rate of 5% thereafter, and that the Agreement will be extended under the same terms and conditions for at lease one three-year period beyond the end of the projection period.

4.    LEASE PAYMENTS:

a.    DUTCH REFORMED CHURCH GROUND LEASE:

      This ground lease, dated August 23, 1949, covers a 20,167 square foot plot located on the N/W/C of Fifth Avenue and 48th Street. It provides for a constant annual rent of $650,000 through the expiration of the lease on December 31, 2000. The lease also provides for three 21-year renewal periods with the ground rent during each period based on 6%, 7% and 8%, respectively, of the appraised value of the land as vacant.

      In our last appraisal report, we estimated ground rent for the first renewal option period commencing January 1, 2001, via assuming a current market value of $150 per square foot of FAR, which with an as-of-right FAR of 15, equates to $2,250 per square foot of plot or a total value of approximately $45,400,000. It is our opinion that this estimated future value has remained the same.

      The Rockefeller Center complex is located in the heart of Midtown Manhattan. It enjoys a premier location which cannot be duplicated by new construction. Despite the softness in the local real estate market, if this site was vacant and available for development, in our opinion, it would still command a premium price. There are virtually no available development sites with this kind of location. As a result, we would expect the price an investor would be willing to pay to be driven more by the "scarcity factor" than by the economic realities of the market.

      On this basis, we applied a land value of $150 per square foot of FAR. Land value was assumed to remain flat through 1995 and then to increase at an average annual growth rate of 3%, resulting in a market value estimate as of December 31, 2000 of $54,000,000. The ground rent for the initial option period is 6% of this market value estimate, or approximately $3,200,000.

b.    NYC TRANSIT AUTHORITY CONCOURSE LEASE:

      The Center leases a small portion of the concourse level leading to subway platforms from the New York City Transit Authority. The current lease, dated December 26, 1957, calls for a minimum rent of $130,000 and a percentage rent based on 50% of the annual income collected from the concourse tenants over a $170,000 breakpoint. At lease expiration on December 31, 1987, the lease provided for two 6-year renewal options at terms to be mutually agreed upon. We have been advised that this lease has been renewed at the same terms and conditions.

      For projection purposes, we have assumed that this lease will continue to be renewed for successive 6-year periods through the end of the projection period at these terms, with income from the concourse tenants increasing at an average annual growth rate of 3.5% in 1995, 4% in 1996 and 5% thereafter.

CAPITAL EXPENDITURES:

1.    LEASING COMMISSIONS:

      The Management and Rental Agreement with Rockefeller Center Management Corporation specifies the following leasing commission schedule:


                                                     Commission
                  Lease Year                          Rate(1)
                  ----------                          -----
                   1                                      5%
                   2                                      4%
                   3 - 5                                  3 1/2%
                   6 - 10                                 2 1/2%
                  11 - 20                                 2%
                  21 & Thereafter                         1%

      The agreement also calls for a 50% override on commissions paid to outside brokers for new and renewal leases.

    We have been advised by Management that prior to the recession and the high level of activity during the past two years, approximately 20% of the leasing activity (in terms of number of leases as well as square footage leased) was attributable to outside brokers. However, that percentage has increased substantially and we have therefore assumed that 50% of future leasing activity will be generated by outside brokers.

      Considering the future leasing assumptions made relative to lease term -- 5 and 10 years -- and base rent step-ups -- 10% to 15% in the 6th year of a 10-year lease -- (refer to the section concerning Leasing Assumptions), in conjunction with the above leasing commission structure, we have assumed an effective commission rate of 24.375% of rent in the first lease year of a 5-year lease, 41.563% for a 10-year lease, and 56.688% for a 15-year lease These lease commissions are applicable through 1996, but thereafter are increased in relation to the increase in the step in base rent from 10% to 15%. The lease commissions for a 10-year lease are assumed to be 42.344% and 58.013% for a 15-year lease. Commissions for lease renewals are applied at 50% of the full rate paid for new tenant leases. We have further assumed that leasing commissions are paid at lease commencement.


2.    TENANT ALTERATIONS:

      We have assumed average tenant alteration costs for 1995 of $45 per square foot for new and renewal office tenants. Alteration costs for new office tenants are projected to drop to $35 per square foot in 1996, growing at 5% per annum thereafter. For renewal tenants, after 1995, we expect alteration expenses to be equivalent to approximately 25% of the cost of installation

-------------------------
    (1) As percentage of fixed rent and percentage rent payable during lease year for new tenancies. The anticipated reduction in tenant alteration costs on a per square foot basis for 1996 represent our expectation of an improved real estate market overall by that time.

      In regard to the few remaining large contiguous blocks of space we have applied a tenant installation cost of $60 per square foot.

3.    CAPITAL IMPROVEMENTS:

      Management is in the process of a capital improvement program to upgrade the property's plant, equipment and aesthetics and to maintain its competitive position relative to future new construction. The capital projects, which are in various stages of completion, include upgrading common areas on multi-tenants floors, lobby renovation, replacement of roofs, upgrading of HVAC system, repair, renovation and replacement of elevators, upgrading of electrical system, artwork restoration, etc. Capital expenditures are assumed to be as budgeted by management until 2004. Thereafter, it is assumed capital expenditures increase at a rate of 5% annually.

VALUATION PARAMETERS:

1.    RATE OF RETURN:

      Peter F. Korpacz & Associates, Inc. publishes a quarterly investor survey, the participants of which represent a cross-section of major institutional equity real estate market participants. As a group, the survey participants collectively own, control, or acted as agent in 1993 transactions of investment-grade real property assets on a national basis with a total value in excess of $150 billion. The minimum equity investment of the participants is from $5 million to $50 million (excluding hotel participants). The Korpacz study provides investment criteria on a national basis as well as for several major urban office markets including Manhattan.

      As previously discussed, in the Second Quarter 1994 report a majority of survey participants indicated that they believe that now is the time to buy real estate with institutional investors planning on increasing their real estate holdings by 40% over the next three years. Investors are reportedly reasonably confident that national and regional economies can support the real estate revival. There is also a reportedly "a tremendous amount of money chasing real estate investments, and deals are being made", with a resulting downward pressure on cap rates.

      For Manhattan specifically the news is good. Transaction activity has picked up for desirable product, rents are rising in Midtown and concessions are also trending downward. The vacancy rate for Midtown Manhattan which now stands at 13.5% combined with the diminishing supply of Class A space for any tenant over 100,000 square feet in size has lead to speculation about plans for new commercial development in Manhattan. The current high level of interest from traditional investors, ie. non-vulture and non-workout specialists, in purchasing commercial office buildings, as well as the return of traditional financing sources, has lead to speculation by developers, brokers and other real estate professionals within the industry in regard to eventual construction. The industry's optimists predict that new development may be under way by the end of the year. Predictions are being made by the industry, which have been substantiated by the developer, that demolition of HRO International's planned office tower at 383 Madison Avenue will begin in May, 1995 with construction to commence as early as December, 1995. Justification for this prediction lies with the two large lease deals, the first of which has been finalized and the second of which is reported to be finalized soon for 100,000 square feet and 200,000 square feet, respectively in the IBM building at rental levels reported to be in the $50-$60 per square foot range. In order for new construction to take place rents of at least this much would have to be obtained with construction costs at a minimum of $300 per square foot. Preleasing of 50-60% would also be needed to garner financing. These requirements no longer seem to be wishful thinking, considering the activity the market witnessed during the past year.

      We also considered the notable transactions involving office building sales with per unit prices of well over $200 per square foot. There is tremendous optimism in the real estate market which is reflecting a belief that conditions are on the upswing. In part this is related to the decision of lenders who have obtained ownership over the past two to four years via foreclosure and bankruptcy, to make the commitment to sell. Both domestic investors, as evidenced by the 590 Madison Avenue sale, and foreign investors as evidenced by the Metropolitan Tower sale, are increasingly attracted to the marketplace. These transactions, in the main, yielded going-in cap rates in the 7.5-7.9% range.

      For investors included in the Korpacz survey, required internal rates of return for Manhattan office buildings reportedly range from 10% to 15% with an average of 11.96% which represents a 47 basis point decline as of our December 31, 1993 appraisal date. Going-in capitalization rates reportedly range from 6.0% to 10.5% with an average of 8.70%, while residual capitalization rates ranged from 7.0% to 11%, with an average of 9.0%, declines of 28 and 4 basis points, respectively.

      In arriving at what we consider to be appropriate rates of return, consideration was given to the 1988 agreement with NBC for the extension and expansion of its space commitment to Rockefeller Center. As a result of this agreement, the uncertainty with respect to approximately 25% of the complex's rentable area has virtually been eliminated.

      In light of the aforementioned, given the quality of the real estate as well as current and anticipated future market conditions, we have based our analysis on a range of rates of return to include 50 basis points from 9.5% to 10.0%, however we have concluded at a value which relies more heavily on a 10% internal rate of return. We estimated the reversionary value based on a 7.5% residual capitalization rate.

3.    SELLING EXPENSES:

      Selling expenses usually include sales commissions; legal and other closing costs normally paid by the seller at the time the deed is delivered.

      However, we are aware of transactions involving prime office properties where the sale commissions were not paid by the seller, including the sale of the ABC Building (1330 Avenue of the Americas). For projection purposes, we have assumed a future hypothetical sale of the property will be structured in a similar manner and thus we have utilized an overall selling expense of 1.0%.

DEFERRED LEASING EXPENSES:

      We have also deducted the deferred leasing expenses in connection with leases signed in 1993 and 1994 which have yet to be paid, inclusive of commissions and tenant work. The total deferred amount is $40,418,651.

VALUE CONCLUSION AS OF DECEMBER 31, 1994:

      In light of the aforementioned, and all other factors we consider relevant, our final estimate of market value for the Rockefeller Center complex, as of December 31, 1994, is:

              ONE BILLION TWO HUNDRED AND FIFTY MILLION DOLLARS

                               ($1,250,000,000)

      which is equivalent to approximately $202 per square foot of rentable area.

                       ROCKEFELLER CENTER PROPERTIES INC.
                             TOTAL FOR ALL BUILDINGS

                                   ($Millions)


Year    NOI    NOIbDebt
----    ---    --------

1995    28.5    (96.3)                  Assumption scenario:  2/2/95  BASE
1996    48.7     29.6
1997   103.9     89.2                      7.50% Reversion capitalization
1998   131.7    113.8                            based on following yr NOI
1999   136.4    109.4                      1.00% with commission/costs
2000   137.4    103.7                   Annual NOI b Debt Cashflow
2001   134.9    109.1                               10.00%
2002   149.7    136.4                            NPV 1/95
2003   153.2    140.2                            --------
2004   150.6    120.0                               1,171
2005   145.0     71.9                               1,207
2006   161.7    140.4                               1,250
2007   177.4    156.4                               1,274
2008   189.8    168.4                               1,243
2009   187.1    134.2                               1,250
2010   197.8

                   CORRELATION AND FINAL VALUE ESTIMATE

      To arrive at our final value estimate we have considered the three conventional approaches to value -- the Cost, Sales Comparison and Income Approaches.

      Due to the age of the buildings and the subsequent difficulty in determining the appropriate depreciation deduction, we have concluded that the Cost Approach is not an appropriate measure of value in this instance.

      Due to the limited number of recent transactions involving major office buildings we determined that it was not appropriate to derive an estimate of value for the property based exclusively on the Sales Comparison Approach. Instead, the data regarding recent transactions was utilized as a "check" against our valuation via the Income Approach. The results of investor surveys were used as an indication of investor criteria with respect to required rates of return.

      Since the Income Approach is the methodology most often employed by investors for this type of property, primary emphasis was given to this approach. Via the Income Approach, we calculated a value estimate based upon a discounted cash flow analysis. Current market rent levels were estimated based upon actual recent lease transactions as well as conversations with both office and retail leasing brokers active in the Midtown Manhattan area. Utilizing the Income Approach, we derived a value estimate of $1,250,000,000 for the Rockefeller Center complex.

      In arriving at our value estimate via the Income Approach consideration was given to the 1988 agreement with NBC for the extension and expansion of their leased space at Rockefeller Center. In our opinion, this long term commitment on the part of a quality, high-rated and highly visible major corporation, will have a positive impact on the future of the Rockefeller Center complex. As previously discussed, NBC's commitment significantly reduces the "risk" with respect to approximately 25% of the Center's rentable area. In addition, we believe having NBC as an "anchor" tenant will service to enhance the image of the entire complex and service as a draw to other high quality tenants in the years to come.

      We were also mindful of the Center's on-going capital improvement program and level of maintenance which is far beyond that of a conventional Manhattan office building. The renovation and restoration work being done throughout the complex is of the utmost quality. The cosmetic and mechanical improvements support value enhancement of the complex over the long term and are evident of Management's long range approach. In our opinion, these expenditures are sound investments and will help to insure that the Rockefeller Center buildings remain competitive well into the future.

      As a result of Management's strong commitment to the property, as well as its premier Midtown location, office space at Rockefeller Center continues to rival Manhattan's newer commercial developments. This is evidenced by the Center's current occupancy rate which is approximately 90%. In contrast, recent surveys indicate that the overall vacancy rate for Midtown office buildings at the end of December, 1994 is about 13.5%. This compares favorably with the Midtown office vacancy rate of 15.2% as of December, 1993.

      In 1994 Rockefeller Center had leases expiring which account for almost
2.9 million square feet of space. Negotiations for renewal have been conducted with many of these tenants, particularly the largest ones. To-date, renewals have been concluded with tenants comprising almost 2.2 million square feet which also compares favorably with the 1.7 million square feet which was or almost leased as of September, 1993.

      In light of the aforementioned, and all other factors we consider relevant, our final estimate of market value for the Rockefeller Center complex, as of December 31, 1994, is:

              ONE BILLION TWO HUNDRED AND FIFTY MILLION DOLLARS

                               ($1,250,000,000)

      which is equivalent to approximately $202 per square foot of rentable area.

                                  ADDENDUM

                     NATIONAL BROADCASTING COMPANY, INC.
                AGREEMENT FOR EXTENDED AND EXPANDED OCCUPANCY
                       OF SPACE IN ROCKEFELLER CENTER

      In December, 1988 the Partnerships entered into an agreement with the National Broadcast Company, Inc. (NBC) for an extension and expansion of the space NBC occupies in the GE Building, Studio Building and the GE West Building. The terms of this agreement can be summarized as follows:

I.    EXTENDED AND EXPANDED OCCUPANCY

      A. NBC'S EXISTING SPACE - NBC will continue to lease the 1,174,277 square feet NBC occupied in the Rockefeller Center complex as of December, 1988 until September 30, 2022.


                  GE Building                       637,619 sq.ft.
                  Studio Building                   384,971 sq.ft.
                  GE West Building                  151,687 sq.ft.
                                                  ---------
                                                  1,174,277 sq.ft.

      B. NBC EXTENSION OPTIONS - NBC will have three successive 10-year lease extension options. These options will be exercisable upon at lease 30 months notice and will apply only to existing space and additional space which is actually occupied by NBC or its affiliates. NBC may, however, split the first extension option and renewal for a three-year period followed by an option to renew for a seven-year period.

            The transaction has been structured to accommodate arrangements made between New York City Industrial Development Agency ("IDA") and NBC for certain financial assistance in connection with the project. Accordingly, the three interconnected buildings (the GE Building, the Studio Building and the GE West Building) have been made into a condominium and the NBC-occupied areas were conveyed to IDA subject to the RCPI mortgage and the NBC lease. These areas were then lease back to the Partnerships at nominal rents and then subleased to NBC on the terms of the NBC lease. If NBC exercises any of its rights to lease additional space as defined in the NBC lease, the condominium units in which the additional space is located will be similarly conveyed to IDA, leased back to the

            Partnerships and subleased to NBC. Upon the expiration of the period of IDA benefits, ownership of the IDA owned units will revert to the Partnerships. IDA ownership of the condominium units occupied by NBC is a technical structuring required to effectuate the NBC transaction and has no adverse impact to the appraised value.

      C. ADDITIONAL SPACE - NBC had options to lease up to approximately 387,000 square feet of office space in the GE Building currently leased to other tenants. NBC has exercised its right to lease approximately 111,000 square feet of space.
            NBC's lease of additional space will be effective October 1, 1994. Additional space may, in general, only be leased by NBC for its own use or use by its affiliates.

      D. FIRST OFFER AREAS - NBC has a continuing right of first offer for an additional 800,000 square feet of space in the GE Building, as and when the leases for those spaces expire and any space in the Studio Building or GE West Building which the landlord has recaptured and intends to re-lease for terms extending beyond September 30, 2022. This first offer right applies to these spaces in their entirety, or on a full floor basis. Once again, these spaces may, in general only be leased by NBC for its own use or use by its affiliates. The term of , and effective rental under, any first offer lease will be the same as the landlord would have offered to a third party. This right of first offer will continue until NBC fails to exercise its right as to 100,000 square feet of space offered pursuant to notices given after September 30, 1994.

      E. STUDIO BUILDING SPACE - Space in the Studio Building leased by NBC may, with limited exceptions, be used only for broadcast studio and/or technical support purposes.

II.   RENT

      A. CATEGORIES OF LEASED SPACE - The NBC space has been divided into seven rental categories based upon location and use:


            Category          Description
            --------          -----------
            A1                space above street level in the GE West Building


                                       119


            A2                space on the 18th floor and below in the GE
                              Building (other than C space).

            A3                space on floors 19-40 in the GE Building.

            A4                space on the 41st floor and above in the GE
                              Building

            B                 certain space on the 12th floor of the GE
                              Building, and space in the Studio Building suitable for studio, technical and other non-office business use and the NBC shop.

            Shop 36           annex to the NBC shop.


      C     space suitable only for storage and/or mechanical use.

      B.    RENTS - NBC will pay rent on the leased space as follows:

      1. For the period through September 30, 1997, NBC will pay rent on its existing space in accordance with its current lease.

      2. For the period commencing October 1, 1997 in the case of the existing space and October 1, 1994 in the case of leased additional space, through September 30, 2022, NBC will pay net rent in accordance with the schedule set forth following this discussion.

            In addition to net rental payments, NBC will be responsible for its proportionate share of real estate taxes and operating expenses. Operating expenses reimbursable to Rockefeller Center, generally will be reimbursed at 107% o actual cost. In the case of submetered electricity, gas and steam, expenses will be reimbursed at 103% of actual costs.

      C. EXTENSION TERM RENTS - Annual net rents for each 10-year extension term beyond 2022 will be determined as follows:


            SPACE CATEGORY          ANNUAL NET RENT
            --------------          ---------------
            A1,A2, A3 & A4          95% of the respective fair market net rents
                                    for such space.




            B 62.5% of the fair market net rent for A2 space.

            C                       40% of the fair market net rent for A2 space

            Shop 36                 fair market net rent for such space.

      Annual net rents for all leased space during any extension term will be increased by 15% in year six of the extension term. If NBC elects to have the first extension option split into two parts, the renewal rents will be calculated as if the extension term had not been split.

III.  NBC OPTION TO PURCHASE

      Purchase option was terminated in 1993 in order to accommodate other large space users in Rockefeller Center.

                   ANNUAL NET RENTS FOR NBC LEASED SPACE



A.   ALL SPACE, OTHER THAN SHOP 36:

      COMMENCEMENT - 9/30/1997

      Additional Space only,
      All A3 space                                     $32.00 per s.f.

      10/1/1997 - 9/30/2007

      A1 Space                                         $29.00 per s.f.
      A2 Space                                         $30.00 per s.f.
      A3 Space                                         $32.00 per s.f.
      A4 Space                                         $34.00 per s.f.
      B Space                                          $17.50 per s.f.
      C Space                                          $12.00 per s.f.

      10/1/2007 - 9/30/2017

      A1 Space                                         $33.35 per s.f.
      A2 Space                                         $34.50 per s.f.
      A3 Space                                         $36.80 per s.f.
      A4 Space                                         $39.10 per s.f.
      B Space                                          $20.13 per s.f.
      C Space                                          $13.80 per s.f.

      10/1/2017 - 9/30/2022

      A1 Space                                         $38.350 per s.f.
      A2 Space                                         $39.68 per s.f.
      A3 Space                                         $42.32 per s.f.
      A4 Space                                         $44.97 per s.f.
      B Space                                          $23.14 per s.f.
      C Space                                          $15.87 per s.f.

B.    SHOP 36:

      Commencement - 3/31/91                           $24.78 per s.f.
      4/1/91 - 3/31/94                                 $29.78 per s.f.
      4/1/94 - 9/30/97                                 $34.78 per s.f.
      10/1/97 - 9/30/22                                Fair Market Net Rent

                           CERTIFICATE OF VALUE


We, the undersigned appraisers, certify that, to the best of our knowledge and belief:

1.  The statements of fact contained in this report are true and correct;

2. The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions and conclusions;

3. Abe Barkan and Sharon Locatell personally inspected the subject property described in this report.

4. We have no present or perspective interest in the subject property described in this report, and we have no personal bias with respect to the parties involved;

5. Compensation is not contingent on any action or event resulting from the analyses, opinions or conclusions in, or the use of, this report;

6. That this appraisal was not based on a requested minimum valuation, a specific valuation or the approval of a loan;

7. Analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Conduct of the Appraisal Institute;

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives;

9. No one provided significant professional assistance to the persons signing the report;

10. As of the date of this report, I, Abram Barkan, have completed the requirements under the continuing education program of the Appraisal Institute;

11. That it is our opinion that the Market Value for the subject property as of December 31, 1994 is as follows:

             ONE BILLION TWO HUNDRED AND FIFTY MILLION DOLLARS
                               $1,250,000,000


/s/ Abram Barkan                                  /s/ Sharon Locatell
-------------------------                         -------------------------
Abram Barkan, MAI                                 Sharon Locatell
Chairman                                          Director

                    LIMITING AND CONTINGENT CONDITIONS


A. This appraisal is made for the client to which it is addressed and is to be used by said client only for the purpose stated in the appraisal. No reliance is to be placed on this appraisal for any other purpose.

B. No responsibility is assumed for matters legal in character. We render no opinion as to the title, but assume that it is marketable. The property is appraised as though free and clear of all liens and encumbrances, except as otherwise indicated. Management and ownership are presumed to be competent and responsible.

C. All drawings and diagrams in this report are included to assist the reader in visualizing the property. These drawings do not represent the product of any professional survey made by this office. The appraiser is not a professional engineer, and no engineering survey of the property has been made, nor are we reporting on structural adequacy.

D. No right to expert testimony, attendance in court, or publication is included with possession of this report.

E. The appraiser has no present or contemplated future interest in the property.

F. Rentals and other income have been supplied by the owner and have not been subject to independent verification, unless otherwise noted. Expenses are based either on data supplied by the owner or are the appraiser's own estimate. Other facts reported in the appraisal are correct to the best of the appraiser's knowledge and belief.

G. Proposed or under construction programs frequently require changes in design, layout, dimensions or use. Should the premises under review as described in this appraisal report, necessitate such changes, our final estimate of value is not applicable. In order to obtain a fair evaluation of any appraisal, it must be considered in its entirety, including the above limiting and contingent conditions.

H. In the current market, real estate price levels for income producing properties are dictated by the present value of future expectations. Under the circumstances, appraisers must quantify market projections which are, by their character, imprecise. Property earnings and financial projections contained in our report represent our informed judgment as to present and anticipated market trends. Any cash flow analysis implemented for valuation purposes represents an orderly financial process superimposed on a market which is typically erratic in behavior.
    Any aberrations and/or dramatic changes in the local and national economy may impact the property's capacity to generate the earnings set forth herein with the concomitant impact on value.


I. Unless otherwise addressed in this report, this appraisal assumes that the property is free of all hazardous materials and toxic wastes. The presence of hazardous materials or toxic wastes on the property can substantially impact the value of the property. A variety of materials including chemicals, metals and minerals have been determined to be hazardous or toxic under local, state and/or federal laws and regulations and can be required to be specially handled and removed from the property at the expense of the property owner. Certain materials which may have been used in the construction of the premises or in building components may be hazardous. Asbestos, for example, can be hazardous and has been included in a number of building components such as fire proofing, insulation, linoleum, floor tiles, ceiling panels and acoustical ceiling coatings. Appraiser are not experienced in identifying potential toxic waste and hazardous material problems nor estimating the cost of resolving such problems, and this report shall not be deemed to render an opinion. In order to identify the nature and extent, if any, of toxic wastes and hazardous material problems on the property, the client should select and retain the appropriate experts.


J. The United States Congress has enacted the Americans With Disabilities Act. Among other things, this Act is intended to make many business establishments equally accessible to persons with a variety of disabilities; modifications to real property may be required. State and local laws also may mandate changes. Douglas Elliman Appraisal and Consulting is not qualified to advise you as to what, if any, changes may be required now, or in the future. Owners and tenants should consult their attorneys and qualified design professionals of their choice for information regarding these matters. Douglas Elliman Appraisal and Consulting cannot determine which attorneys or design professionals have the appropriate expertise in this area. Unless otherwise stated herein, this report and any estimate of value or other evaluation contained herein does not include any allowance for any cost which may be necessary now, or in the future, to bring the property into compliance with the requirements, if any, of the Americans With Disabilities Act.

(1) In order to accomplish the NBC transactions, the three buildings known as the GE Building, the Studio Building and the GE West Building have been converted to condominium ownership. As part of this process, new tax lots with separate assessed values have been established for these buildings. For the purposes of this report, however, we are reflecting these separate lots as a group in Block 1265, Lot 1.

1.  As percentage of fixed rent and percentage rent payable during lease year.